Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-218245

AKOUSTIS TECHNOLOGIES, INC.

Prospectus

3,397,536

Shares

Common Stock

This prospectus relates to the sale of up to 3,397,536 shares of our common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholders of Akoustis Technologies, Inc., a Delaware corporation, listed in this prospectus. Of the shares being offered, 2,855,000 shares are presently issued and outstanding, 251,536 shares are issuable upon exercise of Common Stock purchase warrants, and 291,000 shares represent a good faith estimate of the number of shares that may become issuable pursuant to the price-protected anti-dilution provision applicable to 2,805,000 outstanding shares referenced above. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “AKTS.” On June 5, 2017, the last reported sale price for our Common Stock was $9.23 per share.

We are an “Emerging Growth Company” as defined in the Jumpstart our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company.”

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 5, 2017.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our Common Stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our Common Stock discussed under the “Risk Factors” section, and our financial statements and the accompanying notes to the financial statements.

Unless the context indicates otherwise, all references in this registration statement to “Akoustis Technologies,” the “Company,” “we,” “us” and “our” refer to Akoustis Technologies, Inc. and its wholly owned consolidated subsidiary, Akoustis, Inc., and references to Akoustis refer to Akoustis, Inc.

This prospectus includes the trademarks of Akoustis, Inc., Akoustis® and BulkONE®, See “Description of Business - Intellectual Property”. All references to Akoustis and BulkONE in this prospectus are intended to include reference to such trademarks.

Overview

Akoustis is an early stage company focused on developing, designing and manufacturing innovative radio frequency (RF) filter products for the mobile wireless device industry. We use a fundamentally new piezoelectric resonator technology that we call BulkONE in the manufacturing of bulk acoustic wave (BAW) resonators, the building blocks of high selectivity “RF” filters required to route signals in a smartphone or other mobile or wearable device. Filters are a critical component of the RF front-end (RFFE), and their use has multiplied with the launch and licensing of 4G/LTE frequency bands. They are used to define the range of frequencies of radio signals that are transmitted (the “passband”) and simultaneously reject unwanted signals.

We plan to use single crystal piezoelectric materials to develop a new class of RF filters with a fundamental advantage to reduce losses over existing thin film technologies. Our technology has not yet obtained market validation from Tier I mobile wireless customers or been verified in commercial manufacturing, and our RF filters have yet to generate any sales. We have incurred accumulated net losses from our inception through March 31, 2017 of approximately $14.2 million. We have fabricated research and development (“R&D”) resonators demonstrating the feasibility of our BulkONE technology, and are currently transitioning the technology into a production-capable wafer fabrication facility located in Canandaigua, NY.

Once our technology is qualified for mass production, we expect to design and sell single crystal BAW RF filter products using our BulkONE technology. Our product focus is on innovative single-band filter products for the growing RFFE market, which can be used to make duplexer or multiplexer filter products necessary for the mobile Internet. These products present the greatest near-term potential for commercialization of our technology. According to a McKinsey Global Institute report dated May 2013, the Mobile Internet, the so-called “Internet of Things” (IoT), as well as advanced materials including piezoelectric ceramics and crystals are included in the twelve potentially economically disruptive technologies with an estimated economic value impact that could be over $25 trillion.

Recent Developments

On each of May 2, 2017, May 12, 2017, and May 24, 2017, the Company held a closing of a private placement offering (the “2017 Offering”) in which it sold an aggregate of 663,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a fixed purchase price of $9.00 per share to accredited investors, for aggregate gross proceeds of $5,967,000, before deducting commissions of $417,700 and expenses of $2,400. In connection with this closing, the Company agreed to pay a placement agent cash commissions not to exceed 7% of the gross proceeds raised from investors in the 2017 Offering introduced by the placement agent. In addition, the Company agreed to issue to the placement agent warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold to investors in the 2017 Offering introduced by the placement agent.  In connection with the closing, the Company issued to the placement agent warrants to purchase an aggregate of 46,410 shares of Common Stock. The warrants have a term of five years and an exercise price of $9.00 per share. See “Description of Business-2017 Offering.”

In accordance with the terms of the subscription agreements executed by the Company and each of the investors in connection with the  2017 Offering, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions), during the period ending on May 1, 2019, for a price per share lower than the 2017 Offering Price of $9.00, each Investor in the 2017 Offering will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such Investor and not already sold, will equal the number of shares of Common Stock that such Investor’s investment in the Offering would have purchased at a ten percent (10%) discount to such lower price.

1

On March 23, 2017, we entered into an Asset Purchase Agreement and a Real Property Purchase Agreement (collectively, the “STC-MEMS Agreements”) with The Research Foundation for the State University of New York (“RF-SUNY”) and Fuller Road Management Corporation (“FRMC”), an affiliate of RFSUNY (collectively, “Sellers”), respectively, to acquire certain specified assets, including STC-MEMS, a semiconductor wafer-manufacturing operation and microelectromechanical systems (MEMS) business with associated wafer-manufacturing tools, as well as the real estate and improvements associated with the facility located in Canandaigua, New York, which is used in the operation of STC-MEMs (the assets and real estate and improvements referred to together herein as the “STC-MEMS Business”). The Company also agreed to assume substantially all of the on-going obligations of the STC-MEMS Business incurred in the ordinary course of business.

Pursuant to the STC-MEMS Agreements, and subject to the satisfaction or waiver of certain conditions, the Company will purchase the STC-MEMS Business from Sellers for an aggregate purchase price of $2.75 million, subject to adjustment, payable in cash, at closing.

The Company has made various representations and warranties and covenants in the STC-MEMS Agreements that are customary for a company acting as a buyer in its industry except that the Company is required to pay to FRMC a penalty if the Company sells the STC-MEMS property within three (3) years after the date of the STC-MEMS Agreements for an amount in excess of $1.75 million, subject to certain enumerated exceptions.

While the STC-MEMS Agreements contemplates that a closing of the sale of the STC-MEMS Business will take place on or about June 26, 2017, the conditions precedent to closing are such that there can be no assurance that the Company will complete its acquisition of the STC-MEMS Business in that time or at all. See “Description of Business—STC-MEMS Acquisition.”

The Company held multiple closings of a private placement offering of Common Stock that commenced on November 25, 2016 (the “2016-2017 Offering”). See “Description of Business—2016-2017 Offering.” The Company held the final closing of the 2016-2017 Offering on February 24, 2017, of 20,000 shares of its Common Stock at the 2016-2017 Offering Price of $5.00 for aggregate gross proceeds of $100,000. The Company sold a total of 2,142,000 common shares of Common Stock in the 2016-2017 Offering for aggregate gross proceeds of approximately $10.7 million before deducting commissions and expenses.

In accordance with the terms of each of the subscription agreements executed by the Company and each of the investors in connection with the 2016-2017 Offering, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions) between November 25, 2016 and the date that is 90 days after the date on which a registration statement registering the resale of the shares is declared effective by the Securities and Exchange Commission (the “SEC”), for a consideration per share less than the 2016-2017 Offering Price (as adjusted for any subsequent stock dividend, stock split, distribution, recapitalization, reclassification, reorganization, or similar event) (the “Lower Price”), each investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such Investor, will equal the number of shares of Common Stock that such Investor’s investment in the Offering would have purchased at the Lower Price.

On March 13, 2017, trading of our Common Stock transitioned from the OTC Markets Group, Inc. OTCQB quotation system to the NASDAQ Capital Market exchange under the symbol “AKTS.”

For a glossary of technical terms used herein, see “Description of Business – Glossary” below.

Organizational History

We were incorporated as Danlax, Corp. in Nevada on April 10, 2013. Prior to the Merger (as defined below), our business was the development and sales of mobile games.

On May 22, 2015, our wholly owned subsidiary, Akoustis Acquisition Corp., a corporation formed in the State of Delaware on May 15, 2015, merged (the “Merger”) with and into Akoustis, Inc., a corporation incorporated in the State of Delaware on May 12, 2014. Akoustis, Inc., was the surviving corporation in the Merger and became our wholly owned subsidiary. All of the outstanding stock of Akoustis, Inc., was exchanged for shares of our Common Stock, as described in more detail under “Description of Business - Organizational History.”

2

As a result of the Merger, we discontinued our pre-Merger business and acquired the business of Akoustis, Inc., and we have continued the existing business operations of Akoustis, Inc. as a publicly-traded company under the name Akoustis Technologies, Inc.

On December 15, 2016, our stockholders approved the reincorporation of the Company from the State of Nevada to the State of Delaware pursuant to a plan of conversion. On that same day, we filed Articles of Conversion in the State of Nevada and a Certificate of Conversion and Certificate of Incorporation in the State of Delaware. As a result, as of December 15, 2016, Akoustis Technologies, Inc. is a Delaware corporation.

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger were replaced with the historical financial statements of Akoustis, Inc. in our SEC filings made subsequent to the Merger.

Capital Needs

The Company believes that it has sufficient cash to fund its operations through June 30, 2018. This expectation does not account for any cash needs associated with the integration and operation of the STC-MEMS Business as the Company is continuing to conduct due diligence on the operations and available financial information associated with the STC-MEMS Business. Additionally, there is no assurance that the Company’s projections and estimates are accurate. In the event that the Company does not receive anticipated proceeds from research grants or such grant payments are delayed, or the Company experiences costs in excess of estimates to continue its research and development plan, it is possible that the Company would not have sufficient resources to continue as a going concern for the next year. In order to mitigate these risks, the Company is actively managing and controlling the Company’s cash outflows.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 3,397,536 shares of our Common Stock. Of the shares being offered, 2,855,000 are presently issued and outstanding and 251,536 are issuable upon exercise of Common Stock purchase warrants, and 291,000 shares, which is a good faith estimate of the number of shares that may become issuable pursuant to the price-protected anti-dilution provision applicable to 2,805,000 outstanding shares referenced above. The 2,855,000 shares that are issued and outstanding that this prospectus covers includes (a) up to 2,142,000 outstanding shares of Common Stock sold to investors in the 2016-2017 Offering, (b) up to 50,000 shares of Common Stock held by certain other stockholders and (c) up to 663,000 outstanding shares of Common Stock sold to investors in the 2017 Offering. The shares issuable upon exercise of Common Stock purchase warrants that this prospectus covers includes up to 205,126 shares of Common Stock issuable upon exercise of Common Stock purchase warrants issued to the placement agent in the 2016-2017 Offering and up to 46,410 shares of Common Stock issuable upon exercise of Common Stock purchase warrants issued to the placement agent in the 2017 Offering. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated with an Investment in Shares of Our Common Stock

An investment in shares of our Common Stock is highly speculative and is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	We have a limited operating history upon which investors can evaluate our business and future prospects.

•	The wireless communication industry is subject to ongoing regulatory obligations and review. Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

•	We have a history of losses, will need substantial additional funding to continue our operations and may not achieve or sustain profitability in the future.

•	If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

•	You could lose all of your investment.

3

•	You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

•	We may not generate revenues or achieve profitability.

•	Our products may not be able to be commercialized or accepted in the market.

•	If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our RF filters, we may not be able to effectively generate product revenues.

•	If we fail to obtain, maintain and enforce our intellectual property rights, we may not be able to prevent third parties from using our proprietary technologies and may lose access to technologies critical to our products.

Corporate Information

Our principal executive offices are located at 9805 Northcross Center Court, Suite H, Huntersville, North Carolina 28078. Our telephone number is (704) 997-5735. Our website address is www.akoustis.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) June 30, 2019, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before June 30, 2019. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” have the meaning associated with it in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

•	not being required to comply with the requirement of auditor attestation of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of those reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period, and as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure requirements available for smaller reporting companies.

4

The Offering

Common stock currently outstanding	19,075,050 shares (1)

Preferred stock currently outstanding	None

Common stock offered by the Company	None

Common stock offered by the selling stockholders	3,397,536 shares (2)

Use of proceeds	We will not receive any of the proceeds from the sales of our Common Stock by the selling stockholders.

Nasdaq Capital Market symbol	AKTS

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

(1) As of June 5, 2017.  This number excludes outstanding warrants and options to purchase an aggregate of 772,165 shares of Common Stock. This number also excludes shares of Common Stock that may become issuable pursuant to the price-protected anti-dilution provision applicable to 2,805,000 of the outstanding shares. See “Description of Business—2016-2017 Offering and —2017 Offering.”

(2) Consists of 2,855,000 outstanding shares of Common Stock and 251,536 shares of Common Stock issuable upon exercise of Common Stock purchase warrants and 291,000 shares, which is a good faith estimate of the number of shares that may become issuable pursuant to the price-protected anti-dilution provision applicable to 2,805,000 outstanding shares referenced above.

5

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable radio frequency filters, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which are beyond our control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation:

•	our inability to obtain adequate financing,

•	our limited operating history,

•	our inability to generate revenues or achieve profitability,

•	our inability to achieve acceptance of our products in the market or commercialize our products,

•	upturns and downturns in the industry,

•	our planned acquisition of STC-MEMS, and such acquisition may not be closed, could disrupt our business, may not be successfully integrated and harm our financial condition,

•	our limited number of patents,

•	failure to obtain, maintain and enforce our intellectual property rights,

•	our inability to attract and retain qualified personnel,

•	our substantial reliance on third parties to manufacture products,

•	existing or increased competition,

•	failure to innovate or adapt to new or emerging technologies,

•	results of arbitration and litigation,

•	stock volatility and illiquidity, and

•	our failure to implement our business plans or strategies.

A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them. Except as may be required by law, we do not undertake any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

6

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock, you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock.

This prospectus contains certain statements relating to future events or the future financial performance of our company. Prospective investors are cautioned that such statements are only predictions and involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

If any of the following or other risks materialize, our business, financial condition, and results of operations could be materially adversely affected which, in turn, could adversely impact the value of our Common Stock. In such a case, investors in our Common Stock could lose all or part of their investment.

Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this prospectus and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company or the Company could be exposed. This section is a summary of the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company’s business, financial condition or results of operations.

Risks Related to our Business and the Industry in Which We Operate

We have a limited operating history upon which investors can evaluate our business and future prospects.

We are an early stage company that has not yet begun any commercial operations. Historically, we have been a shell company with no operating history and no assets other than cash. Upon consummation of the Merger with Akoustis, Inc., we redirected our business focus towards the development of advanced single crystal bulk acoustic wave filter products for RF front-ends for use in the mobile wireless device industry. Although Akoustis since its inception focused its activity on research and development (“R&D”) of high efficiency acoustic wave resonator technology utilizing single crystal piezoelectric materials, this technology has not yet obtained market acceptance or been verified in commercial manufacturing, and its RF filters have not generated any sales.

Since our expectations of potential customers and future demand for our products are based on estimates of planned operations rather than experience, it is difficult for our management and our investors to accurately forecast and evaluate our future prospects and our revenues. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business and the development of a product, as well as those risks that are specific to our business in particular. An investment in an early stage company such as ours involves a degree of risk, including the possibility that your entire investment may be lost. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products, or that although functional and scalable, our products and/or services will not be accepted in the market. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results will be materially and adversely affected.

We may not generate revenues or achieve profitability.

We have incurred operating net losses since our inception and expect to continue to have negative cash flow from operations. We have not generated any significant revenues. Our primary source of income has been from R&D grants. We have experienced net losses of approximately $14.2 million for the period from May 12, 2014 (inception) to March 31, 2017. Our future profitability will depend on our ability to create a sustainable business model and generate revenues, which is subject to a number of factors, including our ability to successfully implement our strategies and execute our R&D plan, our ability to implement our improved design and cost reductions into manufacturing of our RF filters, the availability of funding, market acceptance of our products, consumer demand for end products incorporating our products, our ability to compete effectively in a crowded field, our ability to respond effectively to technological advances by timely introducing our new technologies and products and global economic and political conditions.

7

Our future profitability also depends on our expense levels, which are influenced by a number of factors, including the resources we devote to developing and supporting our projects and potential products, the continued progress of our research and development of potential products, our ability to improve research and development efficiencies, license fees or royalties we may be required to pay, and the potential need to acquire licenses to new technology, the availability of intellectual property for licensing or acquisition, or to use our technology in new markets, which could require us to pay unanticipated license fees and royalties in connection with these licenses.

Our development and commercialization efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues to offset higher expenses. These expenses, among other things, may cause our net income and working capital to decrease. If we fail to generate revenue and manage our expenses, we may never achieve profitability, which would adversely and materially affect our ability to provide a return to our investors.

The industry and the markets in which the Company operates are highly competitive and subject to rapid technological change.

The industry and the markets in which the Company operates are highly competitive and subject to rapid technological change.

The markets in which we intend to compete are intensely competitive. We will operate primarily in the industry that designs and produces semiconductor components for wireless communications and other wireless devices, which is subject to rapid changes in both product and process technologies based on demand and evolving industry standards. The intended markets for our products are characterized by:

•	rapid technological developments and product evolution,

•	rapid changes in customer requirements,

•	frequent new product introductions and enhancements,

•	continuous demand for higher levels of integration, decreased size and decreased power consumption,

•	short product life cycles with declining prices over the life cycle of the product, and

•	evolving industry standards.

The continuous evolutions of these technologies and frequent introduction of new products and enhancements have generally resulted in short product life cycles for wireless semiconductor products, in general, and for RF front-end products, in particular. Our products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the above-noted factors. Therefore, in order for our RF filters to be competitive and achieve market acceptance, we need to keep pace with rapid development of new process technologies, which requires us to:

•	respond effectively to technological advances by timely introducing our new technologies and products,

•	successfully implement our strategies and execute our R&D plan in practice,

•	improve the efficiency of our technology, and

•	implement our improved design and cost reductions into manufacturing of our RF filters.
8

Our products may not be accepted in the market.

Although we believe that our BulkOne acoustic wave resonator technology that utilizes single crystal piezoelectric materials will provide material advantages over existing RF filters and are currently developing various methods of integration suitable for implementation of this technology to RF filters, we cannot be certain that our RF filters will be able to achieve or maintain market acceptance. While we have fabricated R&D resonators that demonstrate the feasibility of our BulkONE technology, we are still in the process of transitioning this technology into a production-capable wafer fabrication facility for manufacturing of our RF filters, and this technology is not verified yet in practice or on a commercial scale. There are also no records that can demonstrate our ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields. In addition to our limited operating history, we will depend on a limited number of manufacturers and customers for a significant portion of our revenue in the future. Each of these factors may adversely affect our ability to implement our business strategy and achieve our business goals.

The successful development of our BulkOne technology and market acceptance of our RF filters will be highly complex and will depend on the following principal competitive factors, including our ability to:

•	comply with industry standards and effectively compete against current technology for producing RF acoustic wave filters,

•	differentiate our products from offerings of our competitors by delivering RF filters that are higher in quality, reliability and technical performance,

•	anticipate customer and market requirements, changes in technology and industry standards and timely develop improved technologies that meet high levels of satisfaction of our potential customers,

•	maintain, grow and manage our internal teams to the extent we increase our operations and develop new segments of our business,

•	develop and maintain successful collaborative, strategic, and other relationships with manufacturers, customers and contractors,

•	protect, develop or otherwise obtain adequate intellectual property for our technology and our filters, and

•	obtain strong financial, sales, marketing, technical and other resources necessary to develop, test, manufacture, commercialize and market our filters.

If we are unsuccessful in accomplishing these objectives, we may not be able to compete successfully against current and potential competitors. As a result, our BulkOne technology and our RF filters may not be accepted in the market and we may never attain profitability.

We will face intense competition, which may cause pricing pressures, decreased gross margins and loss of potential market share and may materially and adversely affect our business, financial condition and results of operations.

We will compete with U.S. and international semiconductor manufacturers and mobile semiconductor companies of all sizes in terms of resources and market share, some of whom have significantly greater financial, technical, manufacturing and marketing resources than we do. We expect competition in our markets to intensify as new competitors enter the RF component market, existing competitors merge or form alliances, and new technologies emerge. Our competitors may introduce new solutions and technologies that are superior to our BAW technology, are verified on a commercial scale, and have achieved widespread market acceptance. Certain of our competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can. This implementation may require us to modify the manufacturing process for our filters, design new products to more stringent standards, and redesign some existing products, which may prove difficult for us and result in delays in product deliveries and increased expenses.

Increased competition could also result in pricing pressures, declining average selling prices for our RF filters, decreased gross margins and loss of market share. We will need to make substantial investments to develop these enhancements and technologies, and we cannot assure investors that we will have funds available for these investments or that these enhancements and technologies will be successful. If a competing technology emerges that is, or is perceived to be, superior to our existing technology and we are unable to adapt to these changes and to compete effectively, our market share and financial condition could be materially and adversely affected, and our business, revenue, and results of operations could be harmed.

9

Changes in general economic conditions, together with other factors, cause significant upturns and downturns in the industry, and our business, therefore, may also experience cyclical fluctuations in the future.

From time to time, changes in general economic conditions, together with other factors, may cause significant upturns and downturns in the semiconductor industry. These fluctuations are due to a number of factors, many of which are beyond our control:

•	levels of inventory in our end markets,

•	availability and cost of supply for manufacturing of our RF filters using our design,

•	changes in end-user demand for the products manufactured with our technology and sold by our prospective customers,

•	industry production capacity levels and fluctuations in industry manufacturing yields,

•	market acceptance of our future customers’ products that incorporate our RF filters,

•	the gain or loss of significant customers,

•	the effects of competitive pricing pressures, including decreases in average selling prices of our RF filters,

•	new product and technology introductions by competitors,

•	changes in the mix of products produced and sold, and

•	intellectual property disputes.

As a result, the demand for our products can change quickly and in ways we may not anticipate, and our business, therefore, may also experience cyclical fluctuations in future operating results. In addition, future downturns in the electronic systems industry could adversely impact our revenue and harm our business, financial condition and results of operations.

If we are unable to attract and retain qualified personnel to contribute to the development, manufacture and sale of our products, we may not be able to effectively operate our business.

As the source of our technological and product innovations, our key technical personnel represent a significant asset. We believe that our future success is highly dependent on the continued services of our current key officers, employees, and Board members, as well as our ability to attract and retain highly skilled and experienced technical personnel. The loss of their services could have a detrimental effect on our operations. Specifically, the loss of the services of our President and Chief Executive Officer, our Chief Financial Officer, our Vice President of Operations, our Vice President of Business Development, any major change in our Board or management, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our ability to operate our business. On May 12, 2017, the Company delivered notice to its Chief Financial Officer, its Vice President of Business Development, and its Vice President of Operations, that their employment agreements with the Company would not automatically renew pursuant to the terms therein. Accordingly, their employment agreements will expire June 15, 2017. The competition for management and technical personnel is intense in the wireless semiconductor industry, and therefore, we cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of our products.

We substantially rely on third parties to manufacture our RF filters.

We employ a “fabless” business strategy, meaning that we do not own a semiconductor fabrication facility, or fab, and do not currently have the infrastructure or capability internally, such as our own manufacturing facilities, to manufacture our wafers and our filters for use in commercial quantities.  Instead, we leverage the capital investments and capacity of manufacturers to fabricate our wafers. Therefore, success of implementation of our single-crystal BAW technology for manufacturing our RF filters and its commercial production will substantially depend on our ability to develop, maintain and expand our strategic relationships with manufacturers that will fabricate wafers or our ability to put in place the infrastructure and internal capacity necessary to fabricate wafers. Any impairment in our relationship with these manufacturers could have a material adverse effect on our business, results of operations, cash flow and financial condition. Although we have entered into a joint development agreement and a foundry agreement with Global Communication Semiconductors, LLC (“GCS”), and may explore other plans to enter into agreements with more manufacturers, to fabricate our RF filters for R&D and for commercial sales, there can be no assurance that we will be able to retain those relationships on commercially reasonable terms, if at all. Since we expect to depend upon one or a limited number of these manufacturers for a signification portion of our revenue in the future, we could experience delays in the launch and commercial productions of our RF filters if we are unable to maintain those relationships.

10

Reliance on a limited number of manufacturers also may expose us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms, or at all, because the number of potential manufacturers is limited. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for manufacturing of, our wafers.

•	Our manufacturers might be unable to formulate and manufacture wafers in the volume and of the quality required to meet demands of our R&D and commercial needs.

•	Our manufacturers may not perform as contractually agreed or may not remain in the manufacturing business for the time required to successfully produce, store and distribute our products.

•	Since our filters are not sold directly to the end-user, but are components of other products, we highly depend upon selection of our design and technology by these manufacturers from among alternative offerings and including and incorporating our filters into their final product.

Each of these risks could delay the commercialization of our RF filters and its market acceptance, result in higher costs or deprive us of potential product revenues.

We rely on our independent contractors in adequately performing their contractual obligations, meeting expected deadlines and applicable regulatory requirements.

We depend on our independent contractors to adequately perform a substantial part of our projects and successfully carry their contractual duties and obligations. However, these contractors may not assign as a great priority a process of developing our technology in accordance with our levels of quality control, may not meet expected deadlines, may not devote sufficient time to develop our technology, or may not pursue their contractual obligations as diligently as we would if we were undertaking such activities ourselves. They may also establish relationships with other commercial entities, some of which may compete with us. If our contractors assist our competitors to our detriment, our competitive position would be harmed. If our independent contractors fail to perform their contractual duties at acceptable quality levels or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to a failure to adhere to our protocols, legal and regulatory requirements or for other reasons, the development and commercialization of our filters could be stopped, delayed, or made less profitable. As a result, our operations and the commercial prospects for marketing of our RF filters would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

Product defects could adversely affect the results of our operations and may expose us to product liability claims.

The fabrication of RF filters is a complex and precise process. While we intend to supply design and to monitor fabrication of our RF filters by our manufacturers, we may not be able to monitor their quality control, their quality assurance and their qualified personnel. If any of our manufacturers fails to successfully manufacture wafers that conform to our design specifications and the strict regulatory requirements of the Federal Communications Commission (“FCC”), it may result in substantial risk of undetected flaws in components or other materials used by our manufacturers during fabrication of our filters and could lead to product defects and costs to repair or replace these parts or materials. Any such failure by our manufacturers would significantly impact our ability to develop and implement our technology and to improve performance of our RF filters. Our inability to timely find a substitute manufacturer that can comply with such requirements could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products.

We also could be subject to product liability lawsuits if the wireless devices containing our RF filters cause injury. Recently, interest groups have requested that the FCC investigate claims that wireless communications technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or inadequate disclosure of risks related to the use of our product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our RF filters, we may not be able to effectively generate product revenues.

We have limited experience selling, marketing or distributing products and currently have a small internal marketing and sales force. In order to launch and commercialize our technology and our RF filters, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Therefore, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If so, our success will depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, such collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products.

11

If we are unable to enter into such arrangements when needed on acceptable terms or at all, we may not be able to successfully commercialize our filters. Further, to the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. If we decide in the future to establish an internal sales and marketing team with technical expertise and supporting distribution capabilities to commercialize our RF filters, it could be expensive and time consuming and would require significant attention of our executive officers to manage. We may also not have sufficient resources to allocate to the sales and marketing of our filters. Any failure or delay in the development of sales, marketing and distribution capabilities, either through collaboration with one or more third parties or through internal efforts, would adversely impact the commercialization of any of our products that we obtain approval to market. As a result, our future product revenue would suffer and we may incur significant additional losses.

Risks Related to Our Intellectual Property

If we fail to obtain, maintain and enforce our intellectual property rights, we may not be able to prevent third parties from using our proprietary technologies and may lose access to technologies critical to our products.

Our long-term success largely depends on our ability to market technologically competitive products which, in turn, largely depends on our ability to obtain and maintain adequate intellectual property protection and to enforce our proprietary rights without infringing the proprietary rights of third parties. While we rely upon a combination of our patent applications currently pending with the United States Patent and Trademark Office (“USPTO”), our trademarks, copyrights, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies, there can be no assurance that:

•	our currently pending or future patent applications will result in issued patents,

•	our limited patent portfolio will provide adequate protection to our core technology,

•	we will succeed in protecting our technology adequately in all key jurisdictions, or

•	we can prevent third parties from disclosure or misappropriation of our proprietary information which could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding any competitive advantage we may derive from the proprietary information.

We have a limited number of patent applications which may not result in issued patents.

In the United States and internationally, we have 11 patents, of which three (3) patents are the subject to a license agreement requiring further negotiation and 17 pending patent applications; however, there is no assurance that any of the pending applications or our future patent applications will result in patents being issued, or that any patents that may be issued as a result of existing or future applications will provide meaningful protection or commercial advantage to us.

The process of seeking patent protection in the United States and abroad can be long and expensive. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain at the time of filing that we are the first to file any patent application related to our single crystal acoustic wave filter technology. In addition, patent applications are often published as part of the patent application process, even if such applications do not issue as patents. When published, such applications will become publicly available, and proprietary information disclosed in the application will become available to others. While at present we are unaware of competing patent applications, competing applications could potentially surface.

Even if all of our pending patent applications are granted and result in registration of our patents, we cannot predict the breadth of claims that may be allowed or enforced, or that the scope of any patent rights could provide a sufficient degree of protection that could permit us to gain or keep our competitive advantage with respect to these products and technologies. For example, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to make, use, sell, offer to sell or import competitive products without infringing our patents,

•	if and when patents will be issued,

•	if third parties will obtain patents claiming inventions similar to those covered by our patents and patent applications,

12

•	if third parties have blocking patents that could be used to prevent us from marketing our own patented products and practicing our own technology, or

•	whether we will need to initiate litigation or administrative proceedings (e.g., at the USPTO) in connection with patent rights, which may be costly whether we win or lose.

As a result, the patent applications we own may fail to result in issued patents in the United States. Third parties may challenge the validity, enforceability or scope of any issued patents or patents issued to us in the future, which may result in those patents being narrowed, invalidated or held unenforceable. Even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from developing similar products that do not infringe the claims made in our patents. If the breadth or strength of protection provided by the patents we hold or pursue is threatened, we may not be able to prevent others from offering similar technology and products in the RF front-end mobile market and our ability to commercialize our RF filters with technology protected by those patents could be threatened.

Our pending patent applications may fail to result in issued patents outside of the United States, which may significantly limit our ability to prevent misappropriation of our proprietary information or infringement of our intellectual property rights in countries outside of the United States where our filters may be sold in the future. If we file foreign patent applications related to our pending U.S. patent applications or to our issued patents in the United States, these applications may be contested and fail to result in issued patents outside of the United States or we may be required to narrow our claims. Even if some or all of our patent applications are granted outside of the United States and result in issued patents, effective enforcement of rights granted by these patents in some countries may not be available due to the differences in foreign patent and other laws concerning intellectual property rights, a relatively weak legal regime protecting intellectual property rights in these countries, and because it is difficult, expensive and time-consuming to police unauthorized use of our intellectual property when infringers are overseas. This failure to obtain or maintain adequate protection of our intellectual property rights outside of the United States could have a materially adverse effect on our business, results of operations and financial conditions.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our potential licensors. To attempt to stop infringement or unauthorized use, we may need to file infringement claims, which can be expensive and time consuming and distract management.

If we pursue any infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the relevant technology on the grounds that our patents do not cover the technology in question. Additionally, any enforcement of our patents may provoke third parties to assert counterclaims against us. Some of our current and potential competitors have the ability to dedicate substantially greater resources to enforcing their intellectual property rights than we have. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, which could reduce the likelihood of success of, or the amount of damages that could be awarded resulting from, any infringement proceeding we pursue in any such jurisdiction. An adverse result in any infringement litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing, which could limit the ability of our filters to compete in those jurisdictions.

Interference proceedings could be provoked by third parties or brought by the USPTO to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to use it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all.

We need to protect our trademark rights and disclosure of our trade secrets to prevent competitors from taking advantage of our goodwill.

We believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand, maintaining goodwill, and maintaining or increasing market share. We currently have two trademarks that are registered with the USPTO — the Akoustis and BulkONE marks — and we may expend substantial cost and effort in an attempt to register new trademarks and maintain and enforce our trademark rights. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired.

Third parties may claim that the sale or promotion of our products, when and if we have any, may infringe on the trademark rights of others. Trademark infringement problems occur frequently in connection with the sale and marketing of products in the RFFE mobile industry. If we become involved in any dispute regarding our trademark rights, regardless of whether we prevail, we could be required to engage in costly, distracting and time-consuming litigation that could harm our business. If the trademarks we use are found to infringe upon the trademark of another company, we could be liable for damages and be forced to stop using those trademarks, and as result, we could lose all the goodwill that has been developed in those trademarks.

13

In addition to the protection afforded by patents and trademarks, we seek to rely on copyright, trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our processes that involve proprietary know-how, information or technology that is not covered by patents. For Akoustis, this includes chip layouts, circuit designs, resonator layouts and implementation, and membrane definition. Although we require all of our employees and certain consultants and advisors to assign inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, our trade secrets and other proprietary information may be disclosed or competitors may otherwise gain access to such information or independently develop substantially equivalent information. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain the competitive advantage that we believe is provided by such intellectual property, which would weaken our competitive market position, and materially adversely affect our business and operational results.

Development of certain technologies with our manufacturers may result in restrictions on jointly-developed intellectual property.

In order to maintain and expand our strategic relationship with manufacturers of our filters, we may, from time to time, develop certain technologies jointly with these manufacturers and file for further intellectual property protection and/or seek to commercialize such technologies. We entered into the Joint Development Agreement with GCS and may enter in the future into joint development agreements with other manufacturers to provide for joint development works and joint intellectual property rights by us and by such manufacturer. Such agreements may restrict our commercial use of such intellectual property, or may require written consent from, or a separate agreement with, that manufacturer. In other cases, we may not have any rights to use intellectual property solely developed and owned by such manufacturer or another third party. If we cannot obtain commercial use rights for such jointly-owned intellectual property or intellectual property solely owned by these manufacturers, our future product development and commercialization plans may be adversely affected.

We may be subject to claims of infringement, misappropriation or misuse of third party intellectual property that, regardless of merit, could result in significant expense and loss of our intellectual property rights.

The semiconductor industry is characterized by the vigorous pursuit and protection of intellectual property rights. We have not undertaken a comprehensive review of the rights of third parties in our field. From time to time, we may receive notices or inquiries from third parties regarding our products or the manner in which we conduct our business suggesting that we may be infringing, misappropriating or otherwise misusing patent, copyright, trademark, trade secret and other intellectual property rights. Any claims that our technology infringes, misappropriates or otherwise misuses the rights of third parties, regardless of their merit or resolution, could be expensive to litigate or settle and could divert the efforts and attention of our management and technical personnel, cause significant delays and materially disrupt the conduct of our business. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

•	pay substantial damages, including treble damages if we were held to have willfully infringed;

•	cease the manufacture, offering for sale or sale of the infringing technology or processes;

•	expend significant resources to develop non-infringing technology or processes;

•	obtain a license from a third party, which may not be available on commercially reasonable terms, or may not be available at all; or

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

In addition, our agreements with prospective customers and manufacturing partners may require us to indemnify such customers and manufacturing partners for third party intellectual property infringement claims. Pursuant to such agreements, we may be required to defend such customers and manufacturing partners against certain claims that could cause us to incur additional costs. While we endeavor to include as part of such indemnification obligations a provision permitting us to assume the defense of any indemnification claim, not all of our current agreements contain such a provision and we cannot provide any assurance that our future agreements will contain such a provision, which could result in increased exposure to us in the case of an indemnification claim.

Defense of any intellectual property infringement claims against us, regardless of their merit, would involve substantial litigation expense and would be a significant diversion of resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties, limit our business to avoid the infringing activities, pay royalties and/or redesign our infringing technology dates or alter related formulations, processes, methods or other technologies, any or all of which may be impossible or require substantial time and monetary expenditure. The occurrence of any of the above events could prevent us from continuing to develop and commercialize our filters and our business could materially suffer.

14

Risks Related to our Financial Condition

We have a history of losses, will need substantial additional funding to continue our operations and may not achieve or sustain profitability in the future.

Our operations have consumed substantial amounts of cash since inception. We have incurred net losses totaling approximately $14.2 million from May 12, 2014 (inception) through March 31, 2017. We do not expect meaningful revenues from our filter sales until at least the first half of the calendar year 2018. If our forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. We anticipate that our operating expenses will increase in the foreseeable future as we continue to pursue the development of our patent-pending single crystal acoustic wave filter technology, invest in marketing, sales and distribution of our RF filters to grow our business, acquire customers, commercialize our technology in the mobile wireless market. These efforts may prove more expensive than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses. In addition, we expect to incur significant expenses related to regulatory requirements and our ability to obtain, protect, and defend our intellectual property rights.

We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain substantial additional funding in order to continue our operations.

To date, we have financed our operations through a mix of investments from private investors, the incurrence of debt, and grant funding, and we expect to continue to utilize such means of financing for the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of indebtedness, we would likely become subject to covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, or commercialization activities. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our R&D programs for our acoustic wave filter technology or any future commercialization efforts. Any of these events could materially and adversely affect our business, financial condition and prospects, and could cause our business to fail.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

The Company’s historical financial statements have been prepared under the assumption that we will continue as a going concern. In the Company’s Annual Report on Form 10-K for the transition period of April 1, 2016 through June 30, 2016, filed on October 31, 2016, our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring net losses and accumulated deficit and expressing substantial doubt about our ability to continue as a going concern. Subsequently, we raised approximately $9.9 million in net proceeds from the 2016-2017 Offering and additional net proceeds of $5.5 million from the 2017 Offering. The Company believes that it has sufficient cash to fund its operations through June 30, 2018. This expectation does not account for any cash needs associated with the integration and operation of the STC-MEMS Business as the Company is continuing to conduct due diligence on the operations and available financial information associated with the STC-MEMS Business. Additionally, there is no assurance that the Company’s projections and estimates are accurate.

Risk Related to Managing Any Growth We May Experience

We are planning to acquire a semiconductor facility and such acquisition and other acquisitions could disrupt our business, cause dilution to our stockholders and harm our financial condition and operating results.

On March 23, 2017, we entered into the STC-MEMS Agreements with RF-SUNY and FRMC, an affiliate of RF-SUNY, to acquire certain specified assets, including STC-MEMS, a semiconductor wafer-manufacturing operation and microelectromechanical systems (MEMS) business with associated wafer-manufacturing tools, as well as the real estate and improvements associated with the facility located in Canandaigua, New York, which is used in the operation of STC-MEMs (the assets and real estate and improvements referred to together herein as the “STC-MEMS Business”). The Company also agreed to assume substantially all of the on-going obligations of the STC-MEMS Business incurred in the ordinary course of business. The Company will purchase the STC-MEMS Business from Sellers for an aggregate purchase price of $2.75 million, subject to adjustment, payable in cash, at closing, which will take place on or about June 26, 2017. Consummation of the transactions contemplated by the STC-MEMS Agreements is subject to the satisfaction of certain conditions precedent, including, but not limited to, delivery to the Company of the financial books and records of the STC-MEMS Business sufficient for the completion of an audit or financial information as necessary to satisfy any SEC filing requirements in connection with the acquisition, certain third-party consents, and other customary conditions of closing. The Company has made various representations and warranties and covenants in the STC-MEMS Agreements that are customary for a company acting as a buyer in its industry except that the Company is required to pay to FRMC a penalty, as set forth below, if the Company sells the STC-MEMS property within three (3) years after the date of the STC-MEMS Agreements for an amount in excess of $1.75 million, subject to certain enumerated exceptions. The penalty imposed shall be equivalent to the amount that the sales price of the property exceeds $1.75 million up to the maximum penalty defined below:

15

Maximum Penalty
Year 1	$5,960,000
Year 2	$3,973,333
Year 3	$1,986,667
Year 4	$0

While the STC-MEMS Agreements contemplates that a closing of the sale of the STC-MEMS Business will take place on or about June 26, 2017, the conditions precedent to closing are such that there can be no assurance that the Company will complete its acquisition of the STC-MEMS Business in that time or at all. A delay or failure in the closing of this transaction or a penalty may have a material adverse effect on our stock price, business, financial condition, and operating results.

While we currently have no specific plans to acquire any other businesses, we may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current business or otherwise offer opportunities for our company.

In connection with these acquisitions or investments, we may:

•	issue Common Stock or other forms of equity that would dilute our existing stockholders’ percentage of ownership and incur additional expense for stock based compensation

•	incur debt and assume liabilities, and

•	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that it will ultimately strengthen our competitive position or that it will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our expected operations, including:

•	problems integrating the purchased business, products or technologies,

•	challenges in achieving strategic objectives, cost savings and other anticipated benefits,

•	increases to our expenses,

•	the assumption of significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying party,

•	inability to maintain relationships with prospective key customers, vendors and other business partners of the STC-MEMS Business,

•	diversion of management’s attention from their day-to-day responsibilities,

•	difficulty in maintaining controls, procedures and policies during the transition and integration,

•	entrance into marketplaces where we have no or limited prior experience and where competitors have stronger marketplace positions,

•	potential loss of key employees, particularly those of the acquired entity, and

•	that historical financial information may not be representative or indicative of our results as a combined company.

We may not be able to satisfy all conditions to complete the acquisition of the STC-MEMS Business.

The closing of the acquisition of the STC-MEMS Business is subject to the satisfaction of certain conditions precedent.  A number of the conditions are not within our control and may prevent, delay, or otherwise materially adversely affect the closing of the acquisition.  These conditions include, among other things, delivery to the Company of the financial books and records of the STC-MEMS Business sufficient for completion of an audit or financial information as necessary to satisfy any SEC filing requirements related to the acquisition, certain third-party consents, and other customary conditions of closing.  We cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if another uncertainty may arise.  A delay or failure in the closing of the acquisition may have a material adverse effect on our stock price, business, financial condition, and operating results.

16

While the acquisition of the STC-MEMS Business is pending, we are subject to business uncertainties that could disrupt our business.

Whether or not we complete the acquisition of the STC-MEMS Business, the fact that it is pending may disrupt our current plans and operations, which could have an adverse effect on our business, plan of operation, and results of operations.  The pendency of the acquisition may also divert management’s attention and our resources from our ongoing business operations.  We may incur significant costs, charges, or expenses relating to the acquisition, regardless of whether or not it is completed.  Further, we cannot predict how our suppliers and third-party manufacturers with whom we do business will view or react to the acquisition.  If we are unable to maintain our normal relationships as a result of the pending acquisition, or in the event that we are unable to complete the acquisition, our business may be adversely affected.

We will incur substantial expenses in connection with the successful acquisition of the STC-MEMS Business.

We expect to incur substantial expenses in connection with the successful acquisition of the STC-MEMS Business.  Specifically, we have agreed to assume substantially all of the ongoing obligations of the STC-MEMS Business incurred in the ordinary course of business.  In addition, we expect to incur substantial expenses in connection with the integration of the STC-MEMS Business with our current operations.  We may not be able to control the amount or timing of these expenses, which are difficult to estimate at the present time.  Any failure to generate sufficient funds from operations or to otherwise obtain additional funds as needed to satisfy these expenses may have a material adverse effect on our business, financial condition, and operating results.

Following the successful completion, if at all, of the acquisition of the STC-MEMS Business, we may be unable to successfully integrate the STC-MEMS Business with our current operations and strategic business plan.

Following the successful completion, if at all, of the STC-MEMS Business, we will be required to devote significant management attention and resources to integrating the STC-MEMS Business with our current operations and to developing the integrated operations in accordance with our strategic business plan. There is no guarantee that we will maintain existing customer/other relationships or the revenue stream of the STC-MEMS Business. We may fail to realize some or all of the anticipated benefits of the acquisition of the STC-MEMS Business if the integration and development process takes longer than expected or is more costly than expected.  Such failure may have a material adverse effect on our stock price, business, plan of operation, and results of operations.

Our business and operations would suffer in the event of system failures, and our operations are vulnerable to interruption by natural disasters, terrorist activity, power loss and other events beyond our control, the occurrence of which could materially harm our business.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access as well as telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our R&D. If any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and/or the further development of our technology for RF filters could be delayed.

We are also vulnerable to accidents, electrical blackouts, labor strikes, terrorist activities, war and other natural disasters and other events beyond our control, and we have not undertaken a systematic analysis of the potential consequences to our business as a result of any such events and do not have an applicable recovery plan in place. We currently do not carry other business interruption insurance that would compensate us for actual losses from interruptions of our business that may occur, and any losses or damages incurred by us could cause our business to materially suffer.

Risks Related to Regulatory Requirements

The wireless communication industry is subject to ongoing regulatory obligations and review. Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

Our business and products in development are subject to regulation by various federal and state governmental agencies, including the radio frequency emission regulatory activities of the FCC, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, and the environmental regulatory activities of the Environmental Protection Agency.

17

The rules and regulations of the FCC limit the RF used by, and level of power emitting from, electronic equipment. Our RF filters, as a key element enabling consumer electronic smartphone equipment, are required to comply with these FCC rules, and may require certification, verification or registration of our RF filters with the FCC. Certification and verification of new equipment requires testing to ensure the equipment’s compliance with the FCC’s rules. The equipment must be labeled according to the FCC’s rules to show compliance with these rules. Testing, processing of the FCC’s equipment certificate or FCC registration and labeling may increase development and production costs and could delay the implementation of our BulkOne acoustic wave resonator technology for our RF filters and the launch and commercial productions of our filters into the U.S. market. Electronic equipment permitted or authorized to be used by us through FCC certification or verification procedures must not cause harmful interference to licensed FCC users, and may be subject to RF interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law, and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could have an adverse effect on our business, operating results and financial condition by increasing our compliance costs and/or limiting our sales in the United States.

The semiconductor and electronics industries also have been subject to increasing environmental regulations. A number of domestic and foreign jurisdictions seek to restrict the use of various substances, a number of which have been used in our products in development or processes. For example, the European Union Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive now requires that certain substances be removed from all electronics components. Removing such substances requires the expenditure of additional research and development funds to seek alternative substances, as well as increased testing by third parties to ensure the quality of our products and compliance with the RoHS Directive. While we have implemented a compliance program to ensure our product offering meets these regulations, there may be instances where alternative substances will not be available or commercially feasible, or may only be available from a single source, or may be significantly more expensive than their restricted counterparts. Additionally, if we were found to be non-compliant with any such rule or regulation, we could be subject to fines, penalties and/or restrictions imposed by government agencies that could adversely affect our operating results. Our cost to maintain compliance with existing environmental regulations is expected to be nominal based on our business structure in which we outsource a majority of our operations to suppliers that are responsible for meeting environmental regulations. We will continue to monitor our quality program and expand as required to maintain compliance and ability to audit our supply chain.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs. These enforcement actions could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

Compliance with regulations regarding the use of “conflict minerals” could limit the supply and increase the cost of certain metals used in manufacturing our products.

Regulations in the United States require that we determine whether certain materials used in our products, referred to as conflict minerals, originated in the Democratic Republic of the Congo or adjoining countries, or originated from recycled or scrap sources. We anticipate that we will first be required to comply with the SEC’s conflict minerals rules for the 2017 calendar year, and we expect to incur costs associated with implementing policies and procedures to comply with the applicable rules and due diligence procedures. In addition, the verification and reporting requirements could affect the sourcing and availability of minerals that are used in the manufacture of our products, and we may face reputational and competitive challenges if we are unable to sufficiently verify the origins of all conflict minerals used in our products. We may also face challenges with government regulators, potential customers, suppliers and manufacturers if we are unable to sufficiently verify that the metals used in our products are conflict free.

There could be an adverse change or increase in the laws and/or regulations governing our business.

We and our operating subsidiary are subject to various laws and regulations in different jurisdictions, and the interpretation and enforcement of laws and regulations are subject to change. We also will be subject to different tax regulations in each of the jurisdictions where we will conduct our business or where our management or the management of our operating subsidiary is located. We expect that the scope and extent of regulation in these jurisdictions, as well as regulatory oversight and supervision, will generally continue to increase. There can be no assurance that future regulatory, judicial and legislative changes in any jurisdiction will not have a material adverse effect on us or hinder us in the operation of our business. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations applicable to us.

These current or future laws and regulations may impair our research, development or production efforts or impact the research activities we pursue. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could cause our financial condition to suffer.

18

Investment Risks

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. The Company is authorized to issue an aggregate of 45,000,000 shares of Common Stock and 5,000,000 shares of “blank check” preferred stock. We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. In addition, certain of our stockholders also have anti-dilution protections, as discussed below under “Description of Business—The “2016-2017 Offering” and “2017 Offering.” The future issuance of any such additional shares of our Common Stock may create downward pressure on the trading price of the Common Stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

We are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company under the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board. Accordingly, the information that we provide stockholders may be different than what is available with respect to other public companies. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

19

We will remain an emerging growth company until the earliest of (1) the end of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (2) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (3) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (4) June 30, 2019, the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” may make it harder for investors to analyze our results of operations and financial prospects.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation. Some investors may find our Common Stock less attractive because we rely on these exemptions, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

•	maintain and evaluate a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure control and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee, which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company” or an “emerging growth company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. If and when we are required to have our independent registered public accounting firm attest to management’s assessment of the effectiveness of our internal control over financial reporting, if our independent registered public accounting firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our Common Stock.

20

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in the future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This prospectus contains forward-looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

21

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of (a) up to 2,142,000 outstanding shares of Common Stock sold to investors in the 2016-2017 Offering, (b) up to 50,000 shares of Common Stock held by certain other stockholders, (c) up to 205,126 shares of Common Stock issuable upon exercise of Common Stock purchase warrants issued to the placement agents in the 2016-2017 Offering, (d) up to 663,000 outstanding shares of Common Stock sold to investors in the 2017 Offering and (e) up to 46,410 shares of Common Stock issuable upon exercise of Common Stock purchase warrants issued to the placement agents in the 2017 Offering.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the columns “Shares of Common Stock owned prior to this Offering and Registered hereby” and “Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby” in the table below.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders and/or our transfer agent as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our Common Stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days after June 5, 2017 (as used in this section, the “Determination Date”), through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. For shares subject to repurchase options, as indicated in the notes to the table below, see “Executive Compensation — Employment Agreements” and “— Restricted Stock Agreements” below for a description of the repurchase option.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers who hold shares of Common Stock included in the table below purchased our Common Stock in the ordinary course of business, not for resale. These broker-dealers and affiliates of broker-dealers who hold warrants to purchase shares of Common Stock included in the table below received such warrants as compensation to the placement agents in the 2016-2017 Offering and the 2017 Offering. We have been advised that, in either case, at the time of such purchase of shares or receipt of warrants, such persons did not have any agreements or understandings, directly or indirectly, with any person to distribute such Common Stock. The number of shares of Common Stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

22

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering[3]	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Exercise of Warrants owned Prior to this Offering and Registered hereby	Shares of Common Stock Beneficially Owned Upon Completion of this Offering[1]	Percentage of Common Stock Beneficially Owned Upon Completion of this Offering[2]
Agharta Capital Ltd.[4]	20,625	5,000	-	15,625	*
Alexander J. Brown Trust, dtd April 11, 1996[5]	8,000	8,000	-	-	*
Anthony Sica[6]	930	-	930	-	*
Ardara Capital, LP7	30,000	30,000	-	-	*
Arthur E Geiss[8]	78,307	2,000	-	76,307	*
Barclay Armitage	19,000	4,000	-	15,000	*
Benjamin Bowen[9]	11,288	-	11,288	-	*
Brendan McAninch	10,000	10,000	-	-	*
Bruce Seyburn	5,000	5,000	-	-	*
Clayton A. Struve	121,000	25,000	-	96,000	*
Columbus Capital Partners, L.P.[10]	398,200	398,200	-	-	*
Columbus Capital QP Partners, L.P.[10]	112,900	112,900	-	-	*
Craig Skop[11]	775	-	775	-	*
Daniel Salvas	122,625	57,000	-	65,625	*
Daniel W. and Allaire Hummel, JTWROS[12]	27,000	10,000	-	17,000	*
David Blau	17,000	10,000	-	7,000	*
Dennis Quaintance	30,000	30,000	-	-	*
Devi Capital Partners, LP13	20,000	20,000	-	-	*
Douglas Francis Spellman	32,400	25,000	-	7,400	*
Drexel Hamilton, LLC[14]	55,163	-	55,163	-	*
Dyke Rogers	25,000	25,000	-	-	*
EFD Capital Inc[15]	5,700	-	5,700	-	*
Eric Lord[65]	1,938	-	1,938	-	*
Ernest W. Moody Revocable Trust, DTD Jan 14 2009[16]	40,000	40,000	-	-	*
Euroatlantic Investments Ltd.[17]	40,000	40,000	-	-	*
Fidelity Management Trust Co. FBO SEP IRA Stephen Arthur Renaud[18]	6,000	6,000	-	-	*
Gibralt Capital Corporation[19]	110,000	50,000	-	60,000	*
Greenstone LLC[20]	359,260	20,000	-	339,260	1.78%
Herald Investment Trust Plc[21]	535,000	60,000	-	475,000	2.49%
Iroquois Capital Investment Group, LLC[22]	30,000	30,000	-	-	*
Iroquois Master Fund Ltd.[22]	20,000	20,000	-	-	*
James R Shealy[23]	484,502	14,000	-	470,502	2.47%
Jason Diamond[24]	25,190	-	25,190	-	*
Jeffrey Peterson[25]	22,225	-	22,225	-	*
Jeffrey B. Shealy[26]	3,300,725	20,000	-	3,280,725	17.20%
Jerry D. Neal[27]	367,000	200,000	-	167,000	1.92%
Jessica Greenfield	5,000	5,000	-	-	*
John V. Wagner, Jr	56,000	20,000	-	36,000	*
Jonathan & Gina Blatt Childrens' Trust UA 02.20.2002[28]	14,000	4,000	-	10,000	*
Jonathan & Gina Blatt, JTWROS[28]	52,500	20,000	-	32,500	*
Joseph A. Alagna, Jr29	2,325	-	2,325	-	*
Joseph Schump	68,750	50,000	-	18,750	*
Kevin Mangan[30]	1,704	-	1,704	-	*
Kevin Patrick Spellman	25,000	25,000	-	-	*
L1 Capital Global Opportunities Master Fund[31]	15,000	15,000	-	-	*
Lai Family Trust[32]	5,000	5,000	-	-	*
Lee Harrison Corbin	109,110	35,000	-	74,110	*
Lina Kay	60,000	60,000	-	-	*
Lynn Orenstein[33]	1,000	-	1,000	-	*
Mark Boomgarden[34]	178,441	2,000	-	176,441	*
Mark Rubin[35]	3,500	-	3,500	-	*
Martillo Finance Limited[36]	40,000	40,000	-	-	*
Matthew D. Ockner[10]	100,000	100,000	-	-	*
Michael J. Shealy[37]	250,000	20,000	-	230,000	1.21%
Michael Silverman[38]	57,210	35,000	22,210	-	*
Michael Zimmerman	17,606	2,000	-	15,606	*
Monoc Capital Ltd.[39]	20,625	5,000	-	15,625	*
Monte D. & Janet S. Anglin, JTWROS[40]	5,000	5,000	-	-	*
Morgan Janssen[41]	2,700	-	2,700	-	*
Northland Securities, Inc.[42]	700	-	700	-	*
Paul Ehrenstein[43]	1,800	-	1,800	-	*
Paul Tompkins[44]	95,000	40,000	-	55,000	*
Pauline M. Howard Trust dtd 01.02.98, Candy D'Azevedo TTEE[45]	11,000	4,000	-	7,000	*
Peter Backus	394,187	35,000	-	359,187	1.88%
Peter Bennett[46]	10,938	-	10,938	-	*
Peter K. Janssen[47]	26,625	5,000	18,500	3,125	*
Peter M. Knapp, Jr.	3,000	3,000	-	-	*
Peter W. Janssen	51,250	20,000	-	31,250	*
Priyanka Mahajan[48]	1,550	-	1,550	-	*
Ramnarain Jaigobind[49]	4,883	-	4,883	-	*
Richard A. Brown[5]	32,000	32,000	-	-	*
Robert Burkhardt	33,000	15,000	-	18,000	*
Robert D. Frankel	23,000	5,000	-	18,000	*
Robert Max Terhune, III[50]	4,000	-	4,000	-	*
Robert R. Thomas, Jr	5,000	5,000	-	-	*
Roger Elsas[51]	2,000	-	2,000	-	*
Rohan Houlden[52]	120,000	20,000	-	100,000	*
Roman Livson[53]	10,850	-	10,850	-	*
Ryan McGaver[54]	18,472	-	18,472	-	*
S2 Partners, L.P.	50,000	50,000	-	-	*
Saverio Flemma[55]	1,000	-	1,000	-	*
Stephen A. Stein[56]	1,395	-	1,395	-	*
Stephen Renaud[18]	473,797	31,000	18,800	423,997	2.22%
Steven P Miller	50,000	50,000	-	-	*
TATS of WA, Inc, 401k57	90,840	40,000	-	50,840	*
Technology Opportunity Partners L.P.[58]	50,000	50,000	-	-	*
The Precept Fund, LP59	60,000	60,000	-	-	*
Thomas A. McGurk, Jr.	31,000	14,000	-	17,000	*
Tim Elmes	10,000	10,000	-	-	*
Tim Schamberger	76,000	10,000	-	66,000	*
Veronica Marano and Thomas M. Volckening, JTWROS[60]	7,000	7,000	-	-	*
Vicap Ltd.[61]	20,625	5,000	-	15,625	*
Warberg WF IV LP62	25,000	25,000	-	-	*
William Strawbridge	85,690	55,000	-	30,690	*
Rovida West Coast Investments Ltd[10]	488,900	488,900	-	-	*
Alex Partners, LLC[63]	388,900	20,000	-	368,900	1.93%
Del Mar Consulting Group, Inc.[64]	204,000	30,000	-	174,000	*
Total		2,855,000	251,536

*	Less than 1%
**	Affiliate of registered broker-dealer
***	Registered broker-dealer

(1)	Assumes all of the shares of Common Stock to be registered on the registration statement of which this prospectus is a part, including all shares of Common Stock underlying Common Stock purchase warrants held by the selling stockholders, are sold in the offering and that shares of Common Stock beneficially owned by such selling stockholder but not being registered by this prospectus (if any) are not sold.

(2)	Percentages are based on the 19,075,050 shares of Common Stock issued and outstanding as of the Determination Date. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 5, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options or warrants currently exercisable or convertible, or exercisable within 60 days of the Determination Date are deemed outstanding for the computing of percentages of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

23

4	Keith Gillard is the President of Agharta Capital Ltd and may be deemed to have voting and investment power over the shares held thereby.

5	Robin Brown is the Trustee of Alexander J. Brown Trust, dtd April 11, 1996 and may be deemed to have voting and investment power over the shares held thereby. Richard A. Brown and Robin are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby. Richard also beneficially owns 32,000 shares in his name; combination of 40,000 shares.

6	Consists of 930 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

7	Patrick M. Mullin is the managing partner of Ardara Capital, LP and may be deemed to have voting and investment power of the shares held thereby.

8	Arthur Geiss is a Director of the Company and provides consulting services to the Company through his company, AEG Consulting LLC. Includes 20,000 shares of Common Stock issuable upon exercise of an option that vested in May 2016 and is exercisable until May 22, 2025 and 29,596 shares subject to a repurchase agreement.

9	Consists of 11,288 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

10	Matthew D. Ockner is the General Partner of Columbus Capital Partners, L.P., Columbus Capital QP Partners, L.P., and Rovida West Coast Investments Ltd. and may be deemed to have voting and investment power over the shares held thereby. Matthew Ockner also beneficially owns 100,000 shares in his name.

11	Consists of 775 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

12	Daniel and Allaire Hummel are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby.

13	John P. McPeake is the CEO of Devi Capital Partners, LP and may be deemed to have voting and investment power of the shares held thereby.

14	Jason Diamond is the Head of Investment Banking and may be deemed to have voting and investment powers over the shares held thereby. Drexel Hamilton, LLC acted as a Placement Agent in the 2016-2017 Offering and in the 2017 Offering. Includes 55,163 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

15	Barbara J. Glenns has the power to vote and dispose of the shares being registered on behalf of EFD Capital, Inc. Includes 5,700 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

16	Ernest W. Moody is the Trustee of Ernest W. Moody Revocable Trust, DTD Jan 14 2009 and may be deemed to have voting and investment power of the shares held thereby.

24

17	Charalampos Charalampous is the representing Carina Vera Ltd. Director for Euroatlantic Investments Ltd and may be deemed to have voting and investment power of the shares held thereby.

18	Stephen A. Renaud is the Trustee of Stephen Arthur Renaud IRA and may be deemed to have voting and investment power over the shares held thereby. Stockholder also beneficially owns 462,797 shares in his name; combination of 468,797 shares. Consists of 18,800 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

19	Ryan Chan has the power to vote and dispose of the shares being registered on behalf of Gibralt Capital Corporation.

20	David Ngo has the power to vote and dispose of the shares being registered on behalf of Greenstone, LLC.

21	Katherine Potts is the Manager of Herald Investment Trust Plc, the beneficial owner of Hare & Co LLC, and may be deemed to have voting and investment power over the shares held thereby.

22	Richard Abbe is a Director of Iroquois Capital Investment Group, LLC and Iroquois Master Fund Ltd and may be deemed to have voting and investment power over the shares held thereby.

23	James R. Shealy is the brother of the Company’s President and Chief Executive Officer. Includes 54,093 restricted shares that are subject to repurchase options.

24	Consists of 25,190 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

25	Consists of 22,225 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

26	Jeffrey Shealy is Chief Executive Officer and a Director of the Company. Includes 36,000 shares subject to the repurchase option.

27	Jerry Neal is a Director of the Company. Includes 20,000 shares of Common Stock issuable upon exercise of an option that vested in May 2016 and is exercisable until May 22, 2025 and 22,000 shares subject to a repurchase agreement.

28	Jonathan and Gina Blatt are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby.

29	Consists of 2,325 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

30	Consists of 1,704 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

31	David Feldman is a Director of L1 Capital Global Opportunities Master Fund and may be deemed to have voting and investment power of the shares held thereby.

32	Gregory R. Lai and Cindy Lai are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby.

25

33	Consists of 1,000 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

34	Mark D. Boomgarden is Vice President of Operations of the Company. Includes 177,505 restricted shares that are subject to repurchase options.

35	Consists of 3,500 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

36	Du Preez Vermuelen is an Authorized Signatory of Martillo Finance Limited and may be deemed to have voting and investment power of the shares held thereby.

37	Michael Shealy is the brother of our President and Chief Executive Officer.

38	Includes 22,210 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

39	Andrew Haughian is President of Monoc Capital Ltd. and may be deemed to have voting and investment power over the shares held thereby.

40	Monte D. Anglin and Janet S. Anglin are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby.

41	Includes 2,700 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

42	Northland Securities, Inc. acted as placement agent for private placements completed by the Company in 2015, 2016-2017, and 2017. Jeffrey Peterson has the power to vote and dispose of the shares being registered on behalf of Northland Securities, Inc. Consists of 700 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

43	Includes 1,800 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

44	Paul Tompkins is the brother of Mark Tompkins, who holds approximately 12.5% of our issued and outstanding shares of Common Stock.

45	Candy D’Azevedo Bathon is Trustee of Pauline M. Howard Trust dtd 01.02.98, Candy D’Azevdo TTEE and may be deemed to have voting and investment power over the shares held thereby.

46	Includes 10,938 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

47	Includes 18,500 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

48	Includes 1,550 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

49	Includes 4,883 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

26

50	Includes 4,000 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

51	Includes 2,000 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

52	Rohan Houlden is Divisional Vice President of Product Engineering of the Company. Includes 100,000 restricted shares that are subject to repurchase options.

53	Consists of 10,850 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

54	Consists of 18,472, shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

55	Consists of 1,000 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

56	Consists of 1,395 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

57	Don Stangle is Trustee of TATS of WA, Inc., 401(k) and may be deemed to have voting and investment power over the shares held thereby.

58	Steven L. Fingerhood is a General Partner of Technology Opportunity Partners, L.P. and may be deemed to have voting and investment power over the shares held thereby.

59	Nick Roossien is the Chief Compliance Officer of The Precept Fund, LP and may be deemed to have voting and investment power over the shares held thereby.

60	Veronica Marano and Thomas M. Volckening are joint tenants with a right of survivorship and have equal voting and investment power over shares held thereby.

61	Chris Erickson is the Director of Vicap Ltd. and may be deemed to have voting and investment power over the shares held thereby.

62	Daniel Warsh is a Manager of Warberg WF IV, L.P. and may be deemed to have voting and investment power over the shares held thereby.

63	Scott Wilfong is the President of Alex Partners, LLC and may be deemed to have voting and investment power over the shares held thereby. Includes 136,000 shares issued to Alex Partners, LLC in connection with a consulting agreement with the Company. Scott also beneficially owns 253,050 shares in his name; combination of 388,900 shares.

64	Robert Prag is the President of Del Mar Consulting Group, Inc. and may be deemed to have voting and investment over the shares held thereby. Includes 204,000 shares issued to Del Mar Consulting Group, Inc. in connection with a consulting agreement with the Company. Robert also beneficially owns 129,000 shares in his name; combination of 333,000 shares.

65	Consists of 1,938 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

27

USE OF PROCEEDS

We will not receive proceeds from sales of Common Stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our Common Stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock is currently quoted on the NASDAQ Capital Market under the symbol “AKTS.” Prior to May 1, 2015, our Common Stock was quoted under the symbol “DNLX.” Quotations of our Common Stock began on May 28, 2015. Our Common Stock was listed and commenced trading on the NASDAQ Capital Market on March 13, 2017.

As of June 5, 2017, we had 19,075,050 shares of our Common Stock issued and outstanding held by approximately 165 stockholders of record. To date, we have not paid dividends on our Common Stock.

The following table sets forth the high and low closing bid prices for our Common Stock for the fiscal quarter indicated as reported on OTC Market and NASDAQ Capital Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our Common Stock is very thinly traded and, thus, pricing of our Common Stock on OTC Markets does not necessarily represent its fair market value.

Period	High	Low

Quarter ended June 30, 2015 (from May 28, 2015)	$7.00	$3.00
Quarter ended September 30, 2015	5.00	2.75
Quarter ended December 31, 2015	4.15	1.55

Quarter ended March 31, 2016	2.00	1.50
Quarter ended June 30, 2016	4.40	1.90
Quarter ended September 30, 2016	4.49	3.50
Quarter ended December 31, 2016	5.85	3.91

Quarter end March 31, 2017	13.50	5.44
Quarter end June 30, 2017 (as of June 5, 2017)	12.84	9.01

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

28

Warrants and Options

As of June 5, 2017, we had outstanding warrants and options to purchase 612,165 and 160,000 shares of our Common Stock, respectively.

Securities Authorized for Issuance under Equity Compensation Plans

On December 15, 2016, our stockholders approved the 2016 Stock Incentive Plan (the “2016 Plan”), which reserves 3,000,000 shares of our Common Stock, plus any shares subject to outstanding awards granted under the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2014 Equity Incentive Plan (the “2014 Plan”) that are forfeited, for issuance under the 2016 Plan. Accordingly, we will no longer grant awards under the 2014 Plan or the 2015 Plan, although awards that are outstanding under such plans will continue in accordance with their terms

The following table provides information as of March 31, 2017, with respect to the shares of Common Stock that were issuable under our equity compensation plans as of such date:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column

Equity compensation plans approved by security holders	160,000	(1)	$1.50	2,698,000	(2)
	-		-	-
Total	160,000	(1)		2,698,000	(2)

(1)	The 160,000 shares of Common Stock to be issued upon the exercise of outstanding options are issuable under the 2015 Plan.

(2)	As of March 31, 2017, 2,698,000 additional shares of Common Stock remained available for future issuance under the 2016 Plan.

Other Convertible Securities

As of March 31, 2017, other than the securities described above, the Company does not have any outstanding convertible securities.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this prospectus. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Except as required by law, the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

As the result of the Merger and the change in business and operations of the Company, a discussion of the past financial results of the Company prior to the Merger is not pertinent, and under applicable accounting principles, the historical financial results of Akoustis, Inc., the accounting acquirer, prior to the Merger are considered the historical financial results of the Company.

On August 11, 2016, our Board of Directors adopted a change in our fiscal year end from March 31 of each year to June 30 of each year, effective immediately. The financial statements and related discussion and analysis and results of operations included in this prospectus cover the three-month transition period from April 1, 2016 to June 30, 2016, the years ended June 30, 2016 and 2015 (to conform to our new fiscal year), the year ended March 31, 2016 (our prior fiscal year), and the period from May 12, 2014 (inception) through March 31, 2015. Such discussion highlights the results of operations and the principal factors that have affected our financial condition, as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Overview

Akoustis is an early-stage company that designs and manufactures innovative radio frequency (RF) filters enabling the RF front-end (RFFE) of Mobile Wireless devices, such as smartphones and tablets. Located between the device’s antenna and its digital backend, the RFFE is the circuitry that performs the analog signal processing and contains components such as amplifiers, filters and switches. To construct the resonators that are the building blocks for the RF filter, we have developed a fundamentally new single-crystal acoustic materials and device technology that we refer to as BulkONE. Filters are critical in selecting and rejecting signals, and their performance enables differentiation in the modules defining the RFFE.

We believe owning the core resonator technology and manufacturing our designs is the most direct and effective means of delivering our solutions to the market. Furthermore, our technology is based upon bulk-mode resonance, which is superior to surface-mode resonance for high band applications and emerging 4G/LTE and WiFi frequency bands. While our target customers utilize or make the RFFE module, several customers lack access to critical high band technology to compete in high band applications and other traditional surface-mode solutions where higher power performance is required. We intend to design and manufacture our RF filter products to multiple mobile phone OEM customers and enable broader competition among the front-end module manufacturers. We plan to operate as a “pure-play” RF filter supplier and align with the front-end module manufacturers who seek to acquire high performance filters to grow their module business.

We have built prototype resonators using our proprietary single-crystal materials. We are currently optimizing our BulkONE technology with our wafer-manufacturing partner under a joint development agreement (JDA) and a manufacturing agreement. We leverage both federal and state level, non-dilutive research and development (“R&D”) grants to support development and commercialization of our technology. We are developing resonators for 4G/LTE and WiFi bands and the associated proprietary models and design kits required to design our RF filters. Once we have stabilized the wafer process technology, we plan to engage with strategic customers to evaluate first our resonators and then our filter prototypes. Our initial designs will target high band 4G/LTE and WiFi frequency bands. Since Akoustis owns its core technology and controls access to its IP, we can offer several ways to engage with potential customers. First, we can engage with the mobile wireless market, providing filters that we design and offer as a standard catalog component to multiple customers. Second, we can start with a customer-supplied filter specification, which we design and fabricate for a specific customer. Finally, we can offer our models and design kits for our customers to design their own filter into our proprietary technology.

We plan to utilize the STC-MEMS Business to optimize our BulkONE technology and to consolidate all aspects of wafer manufacturing for its disruptive and patented high band RF filters targeting the multi-billion dollar mobile and other wireless markets. This planned consolidation of the Company’s supply chain into the STC-MEMS Business is expected to occur on or about June 26, 2017, and is expected to shorten time-to-market for our RF products, greatly enhancing our ability to service customers upon completion of development and design specifications. We believe that shorter time-to-market cycles provide us with the opportunity to increase the number of its customer engagements.

30

As of March 31, 2017, we have received revenue of $890,365 from contract research, government grants and engineering services since inception, and our operations have been funded with this revenue, sales of our equity securities and debt. We have incurred net losses totaling approximately $14.2 million from inception through March 31, 2017. These losses are primarily the result of material and material processing costs associated with developing and commercializing our technology, as well as personnel costs, including stock-based compensation, professional fees (primarily accounting and legal), cost of director and officer liability insurance, and losses due to a change in the fair value of derivatives. We expect to continue to incur substantial costs for commercialization of our technology on a continuous basis because our business model involves materials and solid state device technology development and engineering of catalog and custom filter designs.

Plan of Operation

We plan to commercialize our technology by designing and manufacturing single-band and multi-band bulk acoustic wave (BAW) RF filter solutions that address problems (such as loss, bandwidth, power handling and isolation) created by the growing number of frequency bands in the RFFE of mobile devices to support 4G/LTE and WiFi. We have prototyped our first series of single-band low-loss BAW filter designs for 4G/LTE frequency bands, which are dominated by competitive BAW solutions and historically cannot be addressed with low band, lower power handling surface acoustic wave (SAW) technology. We also plan to develop, by the second half of calendar 2017, a series of filter solutions that can cover multiple frequency bands. In order to succeed, we must convince mobile phone OEMs and RFFE module manufacturers to use our BulkONE® technology in their systems and modules. However, since there are only two dominant BAW filter suppliers in the industry that have high band technology, and both utilize such technology as a competitive advantage at the module level, we expect customers that lack access to high band filter technology will be open to engage with our pure-play filter company.

Once we complete customer validation of our technology, we expect to complete qualification of our BulkONE® process technology in the second half of calendar 2017 to support a product family of 4G/LTE filter solutions. Once we have stabilized our process technology in a manufacturing environment, we will complete a production release of our high band filter products in the frequency range from 1.5GHz to 4.0GHz. The target frequency bands will be prioritized based upon customer priority. We expect this will require recruiting and hiring additional personnel and capital investments.

We plan to pursue filter design and R&D development agreements with target customers and other strategic partners. These types of arrangements may subsidize technology development costs and qualification, filter design costs, as well as offer complementary technology and market intelligence and other avenues to revenue. However, we intend to retain ownership of our core technology, intellectual property, designs and related improvements. We expect to pursue development of catalog designs for multiple customers, and offer such catalog products in multiple sales channels.

The Company had $9.8 million of cash and cash equivalents on hand as of May 19, 2017 to fund our business and research and product development, to commercialize our technology, to develop and expand our patent portfolio, to complete the acquisition of the STC-MEMS Business, and to provide working capital and funds for other general corporate purposes. Our anticipated expenses include employee salaries and benefits, compensation paid to consultants, capital costs for research and other equipment, costs associated with development activities (including travel and administration), costs associated with the acquisition, integration, and operation of the STC-MEMS Business, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage, public technology company.  The amounts we actually spend for any specific purpose may vary significantly and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to product testing, development and research, market conditions, changes in or revisions to our marketing strategies, and our ability to successfully close the acquisition of the STC-MEMS Business and to integrate the STC-MEMS Business into our operations.

Commercial development of new technology, by its nature, is unpredictable, and our technology may not be accepted, we may never earn revenues sufficient to support our operations, and we may never be profitable. Furthermore, since we have no committed source of financing, we may not be able to raise funds as and when we needed to continue our product development and operations. If we cannot raise funds as and when needed, or produce operating profits, we may be required to severely curtail, or even to cease, our operations.

Critical Accounting Policies

The following discussion and analysis are based on the financial statements contained in this prospectus, which we have prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

31

Derivative Liability

The Company evaluates its convertible debt, options, warrants and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. The change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock.  Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.

The Company utilizes a binomial option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company records the change in the fair value of the derivative as other income or expense in the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents and accounts payable approximate fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value measurements are categorized using a valuation hierarchy for disclosure of the inputs used to measure fair value, which prioritize the inputs into three broad levels:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date, and include those financial instruments that are valued using models or other valuation methodologies.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

32

Equity-based compensation

The Company recognizes compensation expense for all equity–based payments in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

The Company accounts for share–based payments granted to non–employees in accordance with ASC 505-40, “Equity Based Payments to Non–Employees”. The Company determines the fair value of the stock–based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. The fair value of the equity instruments is re-measured each reporting period over the requisite service period.

Results of Operations

Three Months Ended March 31, 2017 and 2016

Revenue

The Company recorded revenue of $309,000 during the three months ended March 31, 2017 from contract research and government grants due to the receipt from the National Science Foundation (NSF) of $294,000 for the Phase II grant and the recognition of $15,000 of engineering review services revenue previously recorded in deferred revenue.  For the comparative three months in 2016, we recorded $234,000 in revenue from contract research and government grants, which included the final payment on the Phase I grant from the NSF of $50,000 and a $184,000 payment from the NSF for the initial Phase II grant.

Expenses

Research and Development Expenses

Research and Development (“R&D”) expenses were approximately $1.2 million for the three months ended March 31, 2017 compared to $376,000 for the three months ended March 31, 2016, an increase of $786,000, or 209%. The increase was primarily attributable to an increase of $277,000, or 218%, in stock-based compensation due to new grants of restricted stock awards to R&D employees and contractors, as well as a revaluation of grants issued to contractors in prior periods to account for the stock price fluctuation from $2.14 as of March 31, 2016 to $12.84 as of March 31, 2017.  In addition, we recorded an increase in salary and wage expense of $281,000, or 354%, and an increase in R&D materials and supplies expense of $172,000, or 149%, as the result of the ramp up of product development activities.

33

General and Administrative Expenses

General and Administrative (“G&A”) expenses for the three months ended March 31, 2017 were $1.2 million, compared to $481,000 for the three months ended March 31, 2016.  The increase of $723,000, or 150%, occurred mainly in stock-based compensation, which increased by $186,000, or 162%, over the $115,000 recorded for the comparable three months in 2016. The increase was driven by new restricted stock awards granted to non-R&D employees and consultants, as well as the revaluation of grants issued to non-R&D consultants in prior periods to account for the stock price fluctuation from $2.14 as of March 31, 2016 to $12.84 as of March 31, 2017. Professional fees were $293,000, as compared to $128,000 for the comparative three months in 2016. The increase of $165,000, or 129%, was due mainly to higher accounting and legal fees, as well as $70,000 in fees for the Company’s uplist to the Nasdaq Capital Market (NASDAQ) as announced on March 10, 2017.

Other Income and Expense

Other Expense for the three months ended March 31, 2017 was $7,000, compared to $127,000 in the comparative three months of 2016.  During the prior period, the Company amended warrant agreements issued in the 2015 and the first 2016 private placement offerings to eliminate the derivative feature for all but 85,222 of the outstanding warrants. The final 85,222 warrants were amended in January 2017, and as a result, there was a decrease in the amount of loss recorded for derivative liabilities as compared to the three months ended March 31, 2016.

Net Loss

Net Loss was $2.1 million for the three months ended March 31, 2017, compared to a net loss of $749,000 for the three months ended March 31, 2016. The higher year over year loss of $1.3 million, or 175%, was mainly driven by higher stock-based compensation expense for both R&D and G&A employees and contractors of $277,000 and $186,000, respectively, higher spend on R&D material and supplies expense of $172,000, higher professional fees of $165,000, and higher salary and wage expense for R&D and G&A employees of $562,000 in aggregate.

Nine months Ended March 31, 2017 and 2016

Revenue

The Company recorded revenue of $468,000 for the nine months ended March 31, 2017. Of that amount, the Company received $454,000 from NSF Phase II grant and $15,000 from engineering review services revenue previously recorded in deferred revenue. Revenue in the comparative nine months of 2016 was $234,000, all of which came from the NSF Phase I and Phase II grants.

Expenses

Research and Development Expenses

R&D expenses for the nine-month period ended March 31, 2017 were $2.6 million which was an increase of $1.5 million, or 147%, over the comparative 2016 period. The increase was primarily associated with salaries and benefits, stock-based compensation, and R&D materials and supplies. Salaries and benefit costs were $891,000 and were $421,000, or 90%, higher over the comparative nine-month period ended March 31, 2016 due to increased headcount for technical personnel. Stock-based compensation was $871,000, which was a $744,000, or 586%, increase over the $127,000 recorded for the nine months ended March 31, 2016.  The increase was due to new grants of restricted stock awards to R&D employees and contractors and the revaluation of grants made to contractors in prior periods to account for the stock price fluctuation from $2.14 as of March 31, 2016 to $12.84 as of March 31, 2017. In addition, we recorded an increase in R&D materials and supplies expense of $281,000, or 84%, due to the ramp up of product development activities.

General and Administrative Expenses

G&A expenses for the nine months ended March 31, 2017 were $4.5 million, compared to $2.0 million for the nine months ended March 31, 2016.  The higher spend of $2.6 million, or 130%, was primarily driven by increases in stock-based compensation and professional fees. Stock-based compensation was $2.1 million, compared to $287,000 for the comparative nine months in 2016, an increase of $1.8 million, or 625%. The change was due to new grants of restricted stock awards to non-R&D employees, directors, and consultants, as well as the revaluation of the grants issued to consultants in prior periods to account for the stock price fluctuation from $2.14 as of March 31, 2016 to $12.84 as of March 31, 2017. We recorded professional fees of $903,000 for the nine months ended March 31, 2017. This was an increase of $456,000, or 102%, over the comparative nine-month period in 2016. The higher professional fee spends occurred mainly in accounting fees (an increase of $85,000) and legal fees (an increase of $262,000), as well as $70,000 in fees for the Company’s uplist to the Nasdaq Capital Market.

Other Income and Expense

Other expense for the nine months ended March 31, 2017 was $877,000, compared to $107,000 for the nine months ended March 31, 2016, and was made up primarily of the loss recorded for the change in the fair value of derivatives-warrants, as described above under “Other Income and Expense” for the three months ended March 31, 2017. Other expense for the comparative nine-month period in 2016 included a loss of $107,000 and a loss for the change in fair value of derivatives-warrants due to the stock price fluctuation from $2.14 per share as of March 31, 2016 to $12.84 per share as of March 31, 2017.

34

Net Loss

Net Loss was $7.5 million for the nine months ended March 31, 2017, compared to a net loss of $2.9 million in the nine months ended March 31, 2016. The higher loss of $4.6 million was due to increases in stock-based compensation expense for R&D and G&A personnel and contractors of $744,000 and $1.8 million, respectively, the higher loss recorded for the change in fair value of derivatives-warrants of $769,000, and increases in wages and benefits of $596,000, professional fees of $456,000, and R&D materials and supplies expense of $281,000.

Liquidity and Capital Resources

We have received $876,000 from contract research and grants since inception, and our operations have been primarily funded with these grants, sales of our equity securities, and debt financing.

As of March 31, 2017, we had current assets of $10.3 million, primarily consisting of approximately $9.4 million in cash and $689,000 in deposits. Current liabilities were $1.3 million and included accounts payable and other accrued expenses of $263,000, as well as accrued payroll, including accrued bonuses and stock based compensation, of $1.0 million. Working capital as of the quarter ended March 31, 2017 was $9.0 million, compared to $3.7 million as of June 30, 2016.  The increase in working capital as of March 31, 2017 was primarily attributable to an increase of $5.3 million in cash due to the receipt of $9.8 million in net proceeds from the 2016-2017 Offering.

Long-term liabilities were $0 as of March 31, 2017, a decrease of $1.3 million from June 30, 2016. The change was due to the decrease in derivative-warrants, as described above under “Results of Operations.”

Stockholder’s equity was $9.8 million as of March 31, 2017. The $7.1 million increase over $2.7 million as of June 30, 2016 was primarily attributable to the receipt of $9.8 million in net proceeds from the 2016-2017 Offering (as discussed in Note 1 to the consolidated financial statements), the issuance of Common Stock for services valued at $3.1 million, and the reclassification of the derivative-warrants as equity valued at $2.2 million (as discussed in Note 7 to the consolidated financial statements).  These increases were offset by the $7.5 million net loss for the nine-month period ending March 31, 2017.

In total, we sold 2,142,000 shares of Common Stock in the 2016-2017 Offering for total aggregate gross proceeds of $10,710,000 before commissions and fees of $854,010.  In addition, we sold 663,000 shares of Common Stock in the 2017 Offering for aggregate gross proceeds of $5,967,000 before deducting commissions of approximately $418,000 and expense of approximately $2,400.  As of May 24, 2017, the Company has $14.2 million in cash and cash equivalents on hand; we expect our existing funds will be sufficient to fund our current operations through June 30, 2018.  This expectation does not account for any capital expenditures associated with the integration and operation of the Acquired Business as the Company is continuing to conduct due diligence on the operations and available financial information associated with the Acquired Business. Consummation of the acquisition is conditioned, in part, on delivery to the Company of the financial books and records of the Acquired Business sufficient for the completion of an audit or financial information as necessary to satisfy any SEC filing requirements related to the acquisition

Three-Month Transition Period Ended June 30, 2016 Compared to Three-Month Period Ended June 30, 2015

Revenue

The Company did not have any revenues from operations during the three months ended June 30, 2016 and the three months ended June 30, 2015.

Expenses

Research and Development Expenses

Research and Development expenses consist of costs for technical and engineering personnel, travel expense for R&D personnel and costs to develop and commercialize our technology including materials, material processing, and contractors. Research and Development expenses were $709,314 for the three-month transition period ended June 30, 2016 and were $481,189, or 210.9%, higher than the three-months ended June 30, 2015. The period over period increase was due to the ramp up of research and development activity in the Company’s second year of operations. The increased expenditures occurred primarily in areas of R&D personnel, stock based compensation, and material costs. Personnel costs increased by $247,490 versus $0 in the comparative period due to the technical and engineering new hires. Stock-based compensation of $75,686 increased by $38,774, or 105.0%, over the three-month comparative period due to new restricted stock awards made to technical and engineering contractors and the calculation of the change in the fair market value of awards made in prior periods. In addition, material and material processing costs for the transition period were $320,204 and were $163,314, or 104.1%, higher than the comparative period due to the ramp up of material purchases and material processing costs for product development activities.

35

General and Administrative Expenses

General and Administrative costs include salaries and wages for executive and administrative staff, stock-based compensation, professional fees, insurance costs and other general costs associated with the administration of our business. General and Administrative expenses for the three-month transition period ended June 30, 2016 were $968,734 versus $625,917 for the 2015 comparative period. The increase of $342,817, or 54.8%, was associated with increases in personnel costs, professional fees, insurance expense, stock-based compensation and travel. Personnel costs of $330,436 were higher by $92,484, or 38.9%, due to the increase in the number of administrative personnel, while professional fees of $125,322, associated with legal, accounting and investor relations, were higher by $22,519, or 21.9%, as a result of the Company becoming a public reporting company in May 2015. Insurance expense of $42,698, which includes coverage for Directors and Officers, Keyman and Property & Casualty, was higher by $24,685, or 137.0%, due to the higher cost of Directors and Officers (“D&O”) coverage which was not in place for the full three-month 2015 comparative period. Stock-based compensation for the transition period was $359,956 and higher by $171,208 or 90.7% as a result of the issuance of new awards for G&A personnel executed after June 2015 and the change in the fair market value of stock grants issued to consultants in the three-month comparative period (change from $1.50 per common share to $4.19 per common share as of June 30, 2016). Travel expense for the transition period of $33,513 increased over the comparative period by $8,221 or 32.5%, due to more frequent executive travel to meet with potential investors, potential customers and strategic partners.

Other Income and Expense

Other Expense for the three-month transition period totaled $839,589 and included a $860,275 loss on fair value of derivatives associated with the change in fair market value of warrants issued in the “2015 Offering” (as defined below under “Description of Business — The 2015 Offering”), due to change in stock price per share from $1.50 per common share to $4.19 per common share on June 30, 2016. For the three-month 2015 comparative period, we recorded Other Income of $31,745, consisting primarily of grant income.

Net Loss

The Company recorded a net loss of $2,517,637 for the transition period ended June 30, 2016 compared to a net loss of $822,297 for the three-months ended June 30, 2015. The year over year incremental loss of $1,695,340, or 206.2%, was driven by higher material costs due to the ramp up of research and development activities, increased insurance costs and professional fees due to the Company becoming a public reporting company in May 2015 and higher personnel costs for both R&D and Administrative headcount.

Year Ended June 30, 2016 Compared to Year Ended June 30, 2015

Revenue

The Company did not have any revenues from operations during the year ended June 30, 2016 and the year ended June 30, 2015.

Expenses

Research and Development Expenses

Research and Development expenses were $1,758,701 for the year ended June 30, 2016 compared to $470,987 for the year ended June 30, 2015. The $1,287,714, or 273.4%, increase occurred primarily in the areas of materials, personnel and stock-based compensation. Materials and material processing costs were $640,281 for the year ended June 30, 2016 versus $345,894 for the 2015 comparative period. The increased spend was due to the ramp up of product development activity. Personnel costs were $716,800 versus $0 in the 2015 comparative period as a result of the technical and engineering hires made as the Company ramped up operations in its second year. We also saw a year-over-year increase of $165,825, or 449.2%, in stock based compensation for the year ended June 30, 2016 as a result of the full year effect of restricted stock grants issued in the year ended June 30, 2016 to R&D employees and contractors, as well as the change in the fair market value of grants issued in prior periods.

36

General and Administrative Expenses

General and Administrative expenses for the year ended June 30, 2016 were $2,935,299 compared to $920,031 for the year ended June 30, 2015. The increase of $2,015,268, or 219.0%, was reflected primarily in the following areas: (1) Personnel expense, (2) stock-based compensation, (3) professional fees, (4) insurance, and (5) travel. Personnel costs were $1,150,362 for the year ended June 30, 2016 and were $725,509, or 170.8%, higher than the 2015 comparative period. The key driver of the increase was the addition of executive and administrative headcount as the Company added support personnel in its second year. We also saw a year-over-year increase in stock-based compensation of $451,923, or 231.8%, ($646,890 for the year ended June 30, 2016 versus $194,967 for the 2015 comparative period). This increase was due to the costs of new restricted stock awards and the change in the fair market value of grants issued in the 2015 comparative period. We saw a year-over-year increase in professional fees, including legal, accounting/auditing and investor relations, of $422,820, or 281.9%, over the $149,999 recorded for the year ended June 30, 2015. In addition, we recorded an increase of $147,472 in insurance costs, ($167,990 versus $20,518 for the 2015 comparative period). The increase in professional fees and insurance are both attributable to the Company becoming a public reporting company in May 2015. Travel expense for the year ended June 30, 2016 was $136,474 and increased $100,317 or 277.5%, over the year ended June 30, 2015 as a result of increased executive travel to investor conferences, and meetings with potential customers and strategic partners.

Other Income and Expense

Other Income and Expense for the year ended June 30, 2016 included expense of $968,840 for the loss from the change in the fair value of derivatives. The derivatives are placement agent warrants issued for both the 2015 Offering (as defined below under “Description of Business — The 2015 Offering”) and the First 2016 Offering. The expense associated with the change in the fair value was partially offset by grant income of $254,834. Other Income/Expense for the year ended June 30, 2015 was $169,245, which consisted of grant income of $167,499, change in fair value of derivative liabilities of $1,571 and interest income of $175.

Net Loss

The Company recorded a net loss of $5,406,167 for the year ended June 30, 2016 compared to a net loss of $1,221,773 for the year ended June 30, 2015. The incremental loss of $4,184,394 was due to the ramp up of operations in the Company’s second year of operations including higher material and material processing costs, higher R&D and G&A personnel costs, and higher insurance costs and professional fees due to the Company becoming a public reporting company in May 2015.

Year Ended March 31, 2016 Compared to the Period from May 12, 2014 (Inception) Through March 31, 2015

Revenue

The Company did not have any revenues from operations during the year ended March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015.

Expenses

Research and Development Expenses

Research and Development expenses were $1,222,194 for the year ended March 31, 2016, which was an increase of $977,559, or 399.6%, over the $244,635 for the comparative period of May 12, 2014 (inception) to March 31, 2015. The increase was due to the ramp up of research and development activity during the Company’s second year of operations. The increased expenditures occurred primarily in areas of R&D personnel costs, stock-based compensation, and material costs. Personnel costs increased by $469,310 versus $0 in the comparative period due to new hires of technical and engineering personnel. Stock-based compensation increased $124,389 over the comparative period due to the issuance of new restricted stock awards made to R&D employees and contractors. In addition, material costs of $478,858 were $289,560, or 152.9%, higher in the year ended June 30, 2016 due to the increase in material purchases and material processing costs associated with product development activities.

General and Administrative Expenses

General and Administrative expenses for the year ended March 31, 2016 were $2,647,800 versus $339,214 for the period of May 12, 2014 (inception) to March 31, 2015. The period-over-period increase of $2,308,586, or 680.6%, was associated with officer and staff personnel costs that were higher by $852,096, or 441.1%, due to an increase in headcount in the Company’s second year of operations. In addition, we incurred professional fees of $550,300, associated with legal, accounting and investor relations functions, which were higher over the prior year period by $505,757, or 1135.4%. Insurance expense, primarily driven by the cost of D&O coverage, was higher over the prior year period by $140,800, or 5620.8%. The increases in both professional fees and D&O insurance were driven by the incremental expenses of the Company becoming a public reporting company in May 2015. Stock-based compensation expense of $512,594 for the year ended March 31, 2016 was $509,077, or 14474.8%, higher than the comparative period as a result of the full year effect of expense for agreements executed in the prior year as well as the expense for newly issued grants. Travel expense of $128,253 also increased over the comparative period by $116,096, or 955%, due to increased executive travel.

37

Other Income and Expense

Other Income for the year ended March 31, 2016 totaled $159,167 (versus $137,500 recorded in the comparative period) and included grant income of $264,333. The grant income recorded was offset by the loss in fair value of derivatives of $106,994 on warrants issued in the 2015 Offering (as defined below under “Description of Business — The 2015 Offering”) as a result of the change in stock price from $1.50 to $2.11, the price per share on the balance sheet date.

Net Loss

The Company recorded a net loss of $3,710,827 for the year ended March 31, 2016 and a net loss of $446,349 for the period from inception month through March 31, 2015. The incremental loss of $3.26 million, or 731.4%, was driven by higher R&D personnel costs, higher material costs due to the ramp up of research and development activities, increased general and administrative personnel costs due to an increase in support headcount, higher period-over-period stock-based compensation, and increased insurance costs and professional fees due to the Company becoming a public reporting company in May 2015.

Cash Flow Analysis

Nine-Month Period Ended March 31, 2017 Compared to Nine-Month Period Ended March 31, 2016

Operating activities used cash of $4.0 million during the nine months ended March 31, 2017, compared to $2.2 million for the nine months ended March 31, 2016. The primary components of the cash used in operations included the $7.5 million net loss for the nine months ended March 31, 2017 and a deposit paid for future production of wafer inventory of $684,000, offset by non-cash items of stock-based compensation of $3.0 million, change in the fair value of derivatives of $877,000, and an increase in trade payables and accrued expenses of $340,000.  For the nine months ended March 31, 2016, the primary components of the cash used in operations included $2.9 million net loss, offset by non-cash items of stock-based compensation of $441,000, the change in the fair value of derivatives of $109,000, and an increase in trade payables and accrued expenses of $144,000.

Investing activities used cash of $594,000 for the nine months ended March 31, 2017 due to purchases of R&D machinery and equipment of $543,000 and cash paid for patents of $52,000. For the nine months ended March 31, 2016, investing activities used cash of $156,000 for the purchase of R&D machinery and equipment for $125,000 and for patent expense of $32,000.

Cash flows from financing activities for the nine months ended March 31, 2017 included $9.8 million in net proceeds from the sale of 2,142,000 shares of Common Stock in the 2016-2017 Offering. Additionally, the Company received $55,000 upon the exercise of warrants for 34,375 shares of Common Stock at $1.60 per share. For the nine months ended March 31, 2016, cash flows from financing totaled approximately $770,000 in net proceeds from the sale of 494,125 shares of Common Stock.

Three-Month Transition Period Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

Operating activities used cash of $1,100,342 in the transition period ended June 30, 2016 and $576,492 in the three-month 2015 comparative period. The increase in cash used was attributable to the ramp up of the Company’s activities in the development and commercialization of its technology (R&D personnel and material costs), higher spend on general and administrative costs for support personnel and higher period-over-period costs for professional fees and D&O insurance.

Investing activities used cash of $47,215 in the transition period compared to $23,378 for the 2015 comparative period. The increase in the transition period was the result of additional investments in fixed assets and patents.

Financing activities provided cash of $2,572,896, which was $1,668,731 lower than the $4,241,627 provided in the 2015 comparative period. We held private placement offerings in both three-month periods. The second close of the First 2016 Offering was held during the transition period (April 2016) and provided net proceeds of $2,562,896, whereas the 2015 Offering (as defined below under “Description of Business — The 2015 Offering”), which closed in the 2015 comparative period (May 2015) provided net proceeds of $4,241,627.

Year Ended June 30, 2016 Compared to Year Ended June 30, 2015

Operating activities used cash of $3,312,969 during the year ended June 30, 2016 and $980,044 for the 2015 comparative period. The year-over-year increase in use of cash of $2,332,925 was attributable to higher operating expenses associated with the ramp up of development and commercialization activities (primarily R&D personnel and material costs), higher spend on G&A costs for support personnel, professional fees and D&O Insurance.

Investing activities used cash of $203,667 compared to $111,727 for the comparative year ended June 30, 2015 primarily due to the increased spend on R&D equipment (higher by $79,897).

38

Financing activities provided cash of $3,342,584 for the year ended June 30, 2016 versus $4,931,627 for the 2015 comparative period. The year-over-year decrease in cash from financing activities is the primary difference between the net proceeds of the First 2016 Offering of $3,332,584 (closings held in March and April of 2016) as compared to the net proceeds of the 2015 Offering (as defined below under “Description of Business — The 2015 Offering”) of $4,241,627 (held in May and June 2015) and the conversion of $655,000 of convertible notes to stock in May 2015.

Year Ended March 31, 2016 Compared to the Period from May 14, 2014 (Inception) Through March 31, 2015

Operating activities used cash of $2,789,118 for the year ended March 31, 2016 and $433,065 for the comparative period of May 12, 2014 (inception) to March 31, 2015. The higher use of cash was due to the ramp up of the Company’s activities in the development and commercialization of its technology (R&D personnel and material costs), higher spend on administrative personnel and increased costs for professional fees and D&O Insurance as the result of the company becoming a public reporting company in May 2015.

Investing activities used cash of $179,830 in the year ended June 30, 2016 versus $99,197 for the comparative period. The period-over-period increase of $80,633 was due primarily to increased investment in R&D equipment (higher by $72,246).

Financing activities provided cash of $5,011,314 during the year ended March 31, 2016, which was $3,791,313 higher than provided in the comparative period ended March 31, 2015. The cash provided during the year ended March 31, 2016 was the result of net proceeds of the first closing of the First 2016 Offering, held March 2016, as well as the net proceeds from the first and second closings of the 2015 Offering (as defined below under “Description of Business — The 2015 Offering”), held in May and June 2015. The Company raised $1,220,001 in the comparative period, which was prior to the Merger in May 2015, through the sale of preferred stock ($530,000) and the issuance of convertible notes for $655,000.

Off-Balance Sheet Transactions

The Company did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of March 31, 2017.

39

DESCRIPTION OF BUSINESS

Overview

Akoustis is an early stage company focused on developing, designing and manufacturing innovative radio frequency (RF) filter products for the mobile wireless device industry. We use a fundamentally new piezoelectric resonator technology that we call BulkONETM in the manufacturing of bulk acoustic wave (BAW) resonators, the building blocks of high selectivity “RF” filters required to route signals in a smartphone or other mobile or wearable device. Filters are a critical component of the RF front-end (RFFE), and their use has multiplied with the launch and licensing of 4G/LTE frequency bands. They are used to define the range of frequencies of radio signals that are transmitted (the “passband”) and simultaneously reject unwanted signals. The increasing demand for wireless data and user applications is driving an increase in the number of wireless channels or frequency bands in a single device. Each new band introduced creates an increase in a demand for filters. A high-end smartphone, for example, must filter the transmit and receive paths for 2G, 3G and 4G wireless access methods in up to 15 bands, as well as Wi-Fi, Bluetooth and in some cases GPS. Signals in the receive paths must be isolated from one another. The filters also must reject other extraneous signals from numerous sources. The current approach to RF filter manufacturing utilizes thin-film polycrystalline materials (thin-film bulk acoustic resonators, or “FBARs”) with relatively high resistance that dissipate a significant amount of the energy in the signal (referred to as “lossy”), resulting in front-end heat generation and reduced battery life. In order to compensate for such losses, the power amplifier specifications are increased, by as much as a factor of two, which reduces further the battery life and puts more demands on the thermal management of the mobile device.

As the filter count per mobile device increases, these inefficiencies will become more limiting. We plan to use single crystal piezoelectric materials to develop a new class of RF filters with a fundamental advantage to reduce losses over existing thin film technologies. Our technology has not yet obtained market validation from Tier I mobile wireless customers or been verified in commercial manufacturing and our RF filters have yet to generate any sales. We have incurred accumulated net losses from our inception through March 31, 2017 of approximately $14.2 million. We have fabricated research and development (“R&D”) resonators demonstrating the feasibility of our BulkONE technology, and have transitioned the technology into a production-capable wafer fabrication facility.

Once our technology is qualified for manufacturing, we expect to design and sell single crystal BAW RF filter products using our BulkONE technology. We believe our technology is disruptive to the RF front-end (RFFE) market through the following expected advantages:

•	Wider Bandwidth Coverage,

•	Lower Insertion Loss,

•	Improved power compression and linearity,

•	Reduced power amplifier cost, for the ultimate purpose of manufacturing our BAW RF filters,

•	Reduced heat generation and reduced battery loading, and

•	Reduced guard band between adjacent frequency bands.

Once our BulkONE technology is qualified for production, our product focus is on innovative single-band filter products for the growing RFFE market, which can be used to make duplexer or multiplexer filter products necessary for the mobile Internet. These products present the greatest near-term potential for commercialization of our technology. According to a McKinsey Global Institute report dated May 2013, the Mobile Internet, the so-called “Internet of Things” (IoT), as well as advanced materials including piezoelectric ceramics and crystals are included in the twelve potentially economically disruptive technologies with an estimated economic value impact that could be over $25 trillion.

In early 2015, we signed a joint development agreement and supply agreement with a foundry partner, and since that time, we have transferred our R&D resonator process flow to this partner and have evaluated single crystal piezoelectric materials ranging from Aluminum Gallium Nitride (AlGaN) to Aluminum Nitride (AlN) to determine the material with the highest performance potential. During the past year, Akoustis has evaluated single crystal group-III element nitride piezoelectric materials from at least six suppliers. In August of 2016, the Company announced it had signed multiple non-exclusive collaborative business agreements with a Chinese tier one RF front-end (“RFFE”) module manufacturer to supply its premium RF filter products. The agreements signed between the Company and its tier one collaborator include a Joint Development Agreement (JDA), a Statement of Work (SOW), and a strategic Product Supply Agreement (PSA). In addition, we have signed agreements with two distributors, one in China and one in Israel, who will be responsible for promotion and selling of our filter products. We will continue discussions with additional prospective customers, although these discussions may not result in any agreements.

On March 23, 2017, we entered into the STC-MEMS Agreements to acquire certain specified assets, including the STC-MEMS Business. The Company also agreed to assume substantially all of the on-going obligations of the STC-MEMS Business incurred in the ordinary course of business.

40

Regarding technical performance, Akoustis achieved an experimental, two-port series-configured resonator configured with on-chip passive elements with K-squared of 12.5% for undoped single crystal AlN, approximately two-times higher than incumbent polycrystalline, undoped AlN. K-squared is the electromechanical coupling factor that determines the effective bandwidth of a filter. We are currently focused on improving the accuracy of our library models as well as increasing the quality factor (Q) of our resonator. We have demonstrated a Q of up to 2090 for our fabricated resonators, which is suitable for BAW RF filters targeting 4G/LTE WiFi mobile wireless applications, and we continue to improve design and process to achieve a Q of greater than 2500 as our next milestone. We expect significant progress toward this goal over the coming months. As we transition to production, we expect to optimize our process for the best combination of K-squared and Q. Additionally, on May 16, 2017, the Company announced that 5.8GHz devices were measured from 150-mm wafers. These wafers were the first produced for the Company by STC-MEMS in Canandaigua, New York and will expand Akoustis ’single crystal technology to cover emerging 5GHz wireless applications.

Glossary

The following is a glossary of technical terms used herein:

•	Acoustic wave — a mechanical wave that vibrates in the same direction as its direction of travel.

•	AlGaN — Aluminum Gallium Nitride

•	AlN — Aluminum Nitride

•	Acoustic wave filter — an electromechanical device that provides radio frequency control and selection, in which an electrical signal is converted into a mechanical wave in a device constructed of a piezoelectric material and then back to an electrical signal.

•	Band, channel or frequency band — a designated range of radio wave frequencies used to communicate with a mobile device.

•	Bulk acoustic wave (BAW) — an acoustic wave traveling through a material exhibiting elasticity, typically vertical or perpendicular to the surface of a piezoelectric material.

•	Digital baseband — the digital transceiver, which includes the main processor for the communication device.

•	Duplexer — a bi-directional device that connects the antenna to the transmitter and receiver of a wireless device and simultaneously filters both the transmit signal and receive signal.

•	Filter — a series of interconnected resonators designed to pass (or select) a desired radio frequency signal and block unwanted signals.

•	Group III element nitrides — a dielectric material comprised of group IIIA element, such as boron (B), aluminum (Al) or gallium (Ga), combined with group VA nitrogen to form a compound semiconductor nitride such as BN, AlN, or GaN. For resonators, the dielectric is typically chosen based upon the piezoelectric constant of the material in order to generate the highest electromechanical coupling.

•	Monolithic topology — a description of an electrical circuit whereby all the elements of the circuit are fabricated at the same time using the same process flow.

•	Power Amplifier Duplexer (PAD) — an RF module containing a power amplifier and duplex filter components for the RF front-end of a smartphone.

•	Piezoelectric materials — certain solid materials (such as crystals and certain ceramics) that produce a voltage in response to applied mechanical stress, or that deform when a voltage is applied to them.

•	Quality factor, or Q — energy stored divided by the energy dissipated per cycle. Higher Q represents a higher caliber of resonance, and implies mechanical and electrical factors responsible for energy dissipation are minimal. For a given amount of energy stored in a resonator, Q represents the number of cycles resonance will continue without additional input of energy into the system.

•	Resonator — a device whose impedance sharply changes over a narrow frequency range and is characterized by one or more ‘resonance frequency’ due to a standing wave across the resonator’s electrodes. The vibrations in a resonator can be characterized by mechanical “acoustic” waves which travel without a characteristic sound velocity. Resonators are the building blocks for RF filters used in mobile wireless devices.

41

•	RF — radio frequency.

•	RF front-end (RFFE) — the circuitries in a mobile device responsible for processing the analog radio signals and is located between the device’s antenna and the digital baseband.

•	RF Spectrum — a defined range of frequencies.

•	STC-MEMS — a semiconductor wafer-manufacturing operation and microelectromechanical systems (MEMS) business with associated wafer-manufacturing tools, as well as the real estate and improvements associated with the facility located in Canandaigua, New York.

•	STC-MEMS Agreements – Asset Purchase Agreement and a Real Property Purchase Agreement (collectively, the “STC-MEMS Agreements”) with The Research Foundation for the State University of New York (“RF-SUNY”) and Fuller Road Management Corporation (“FRMC”), an affiliate of RFSUNY (collectively, “Sellers”).

•	STC-MEMS Business — the business with associated wafer-manufacturing tools, as well as the real estate and improvements associated with the facility located in Canandaigua, New York, which is used in the operation of STC-MEMs.

•	Surface acoustic wave (SAW) — an acoustic sound wave traveling horizontally along the surface of a piezoelectric material.

•	Wafer — a thin slice of semiconductor material used in electronics for the fabrication of integrated circuits.

Our Technology

Current RF filters utilize a technology that is limited by the material properties of the base filter component. Existing bulk acoustic wave filters use an “acoustic wave ladder” that is based on a monolithic topology approach using lossy polycrystalline materials. By contrast, our BulkONE technology uses a single crystal material, which provides 30% higher piezoelectric properties, compared to conventional polycrystalline materials used in the industry today. We have fabricated R&D resonators that demonstrate the feasibility of our approach and believe our technology will yield a new generation of filter products.

BulkONE Technology consists of novel single-crystal piezoelectric materials, which are fabricated into bulk-mode, acoustic wave resonators and RF filters. Our patented piezoelectric materials contain high-purity Group III element nitride materials and possess a unique signature, which can be detected by conventional material metrology tools. We utilize analytical modeling techniques to aid in the design of our materials and our material specifications are typically outsourced to a third party for manufacturing. Once our materials are ready for processing, we supply our wafer manufacturing partner raw materials, a mask design file, and unique process sequence in order to fabricate our resonators and filters. Our wafer process flow is compatible with wafer level packaging (WLP) that allows for low profile, cost effective filters to be produced.

Challenges Faced by the Mobile Device Industry

Rising consumer demand for always-on wireless broadband connectivity is creating an unprecedented need for high performance RF Front End for mobile devices. Mobile devices such as smartphones and tablets are quickly driving the IoT. The rapid growth in mobile data traffic is testing the limits of existing wireless bandwidth. Carriers and regulators have responded by opening new spectrums of RF frequencies, driving up the number of frequency bands in mobile devices. This substantial increase in frequency bands has created a demand for more filters, as well as a demand for filters with higher selectivity. The global transition to LTE and adoption of LTE-Advanced with more sophisticated carrier aggregation and multiple-input, multiple-output (MIMO) techniques will continue to push the requirements for increased supply of high performance filters.

42

Furthermore, the new spectrum introduced by 4G/LTE is driving licensing at higher frequencies than previous 3G smartphone models. For example, new TDD LTE frequencies allocated for 4G wireless cover frequencies nearly twice as high as covered in previous generation phones. As a result, the demand for filters represents the single largest growth opportunity in the RFFE industry according to a Mobile Experts May 2016 report. For traditional “low band” frequencies, SAW filters have been the primary choice, while high band solutions have utilized BAW filters due to their performance and yield. While there are multiple sources of supply for SAW technology, the source of supply for BAW filters is more limited and essentially dominated by two manufacturers worldwide.

The first problem is that signal loss of current generation acoustic wave filters is excessively high, and up to half of the transmit power is wasted as heat, which ultimately constrains battery life. The second challenge is that the allocated spectrum for mobile communication bands requires high bandwidth RF Filters, which, in turn, requires wide bandwidth core resonator technology. In addition, filters with inferior selectivity either reduce the available operating bands the mobile device can support or increase the noise in the operating bands. Each of these problems negatively impacts the end-user’s experience when using the mobile device.

Our Solutions

Our immediate focus is on the commercialization of wide bandwidth RF filters operating in the high frequency portion of the RFFE (called high band). Using our BulkONE technology, we believe these filters enable new PAD module or RFFE competition for high band modules as well as performance-driven low band applications. Initially, we expect to target select strategic RFFE market leaders as well as Tier 2 mobile phone original equipment manufacturers (“OEMs”) and/or RFFE module suppliers. Longer term, our focus will be to expand our market share by engaging with multiple mobile phone OEMs and RFFE module manufacturers. We are working with our foundry partner, STC-MEMS located in Canandaigua, NY to transition our technology to their facility and commercialize our filters using our BulkONE technology. This will be the first in a series of R&D activities that will set the foundation for filter products that we believe can disrupt the high band filter market. We will develop a series of filter designs used in the manufacturing of duplexers or more complex multiplexers targeting the 4G/LTE frequency bands. We believe our filter designs will create an alternative and replace filters currently manufactured using materials with fundamentally inferior performance.

Our Business Model

We anticipate that our target customers will be mobile phone OEMs and/or those companies that make part of or the entire RFFE module. We expect sales to these companies of our filters, along with a recently released family of broadband amplifiers, to be the source of our revenue. We further expect to principally provide design and development resources and manage our outsourced partners to support our product realization process. There are two companies specializing in manufacturing of BAW filters that dominate this market. See “Competition” below. We believe our BulkONE technology provides a competitive filter alternative and that there will be factors creating significant barriers to entry for potential additional competitors, including:

•	Our growing portfolio of intellectual property (see “Intellectual Property” below);

•	Our highly experienced leadership and technical team; and

•	Being first to market with a competitive high performance BAW filter alternative.

The Mobile Internet

Rising consumer demand for always-on wireless broadband connectivity is creating an unprecedented need for high performance RFFE for mobile devices. Mobile devices such as smartphones and tablets are quickly becoming the primary means of accessing the Internet. The exponential growth in mobile data traffic is testing the limits of existing wireless back-up bandwidth. Carriers and regulators have responded by opening new RF spectrum, driving up the number of frequency bands in mobile devices. As a prime example, a Presidential directive was issued in 2010 to the FCC and other agencies to make available an additional 500 MHz of RF spectrum to meet the growing demand in the United States. Similar initiatives are occurring worldwide. Adding RF spectrum is not a complete solution. The added spectrum does not come in large contiguous blocks, but rather in small channels or bands of varying size and frequency. Thus, more data means more bands, and the result is a rapid and substantial increase in the number of filters in mobile devices.

The Challenge

Moore’s Law predicts that transistor density on integrated circuits will double approximately every two years, and the digital baseband of mobile devices has improved exponentially as predicted by Moore’s Law. However, improvements to the analog RFFE have been limited by existing filter technology, with only incremental updates to existing technology. Consequently, the RFFE is taking up an ever-growing share of the total cost of mobile devices. Most mobile devices sold today operate on “fourth generation” wireless technology, or 4G. There are nearly fifty 4G bands recognized worldwide today, and the list is growing. The RFFE must meet these growing data demands while reducing cost and improving battery life. Our solution involves a new approach to RFFE component manufacturing, enabled by BulkONE technology. We expect our technology to produce filters that will reduce the overall system cost and improve performance of the RFFE.

43

Figure 1-Our Solution

Single-Band Designs for Duplexers and Multiplexers

SAW filters have been preferred in modern RFFE because of their high performance, small size and low cost. However, traditional SAW ladder designs do not perform well in high frequency bands or bands with closely spaced receive and transmit channels, typical of many new bands. Therefore, BAW filters are needed for these bands. We have demonstrated in a development environment our ability to fabricate BAW resonators, the building block of BAW filters, that are more efficient than existing available BAW resonators, and we believe the improved efficiency will reduce the total cost of RFFE as well as reduce the battery demand for mobile devices. Additionally, we believe that our BulkONE filters will allow for a single manufacturing method that will support all of the BAW filter band range and a significant portion of the SAW band range. Figure 2 below illustrates what we believe will be the frequency range of our BulkONE technology.

44

Figure 2- The potential range of our technology

45

Pure-Play Filter Provider Enables New Module Competition

Given the high sound velocity in our piezoelectric materials, our technology allows for a wide range of frequency coverage, and we plan to supply filters that will support 4G/LTE and beyond. We have successfully demonstrated resonators that will support the design and fabrication of 4G/LTE filters, and our current focus is on completing the development required to transition this single-crystal BAW technology to high volume manufacturing. We will be a pure-play filter supplier that will address the increasing RF complexity placed on RF front-end manufacturers supporting 4G/LTE and WIFI.

Figure 3- Increase in average number of RF filters per each mobile device from 2005 - 2015 (Source: Ericsson)

Commercialization

Our immediate focus is to address problems in the RFFE with innovative single-band designs using our BulkONE technology. We are currently developing our first commercial single-band filter in collaboration with our foundry partner, GCS, under the terms of a signed development agreement. We are focused on developing fixed-band filters because we believe these designs present the greatest near-term potential for commercialization of our technology, and that once demonstrated, the foundry can be more efficiently readied for production compared to alternative technologies.

The development agreement with our foundry partner contains the following milestones:

•	Milestone 1 (Manufacturing Partner Gap Analysis) — Validate required materials, people, process and equipment are present for volume manufacturing.

•	Milestone 2 (Process Transfer to Foundry Partner) — Design of filters, technology transfer and fabrication on GCS’s high-volume manufacturing equipment, fully tested wafers, and delivery of prototypes.

•	Milestone 3 (Complete Filter Process Capability) — Update design with process feedback, fabricate multiple wafers using the approved manufacturing process flow, fully tested wafers, calculated yield and delivery of initial product.

•	Milestone 4 (Production-Ready Filter Design) — Filter design complete and manufacturing process locked.

•	Milestone 5 (Product Packaging and Ramp) — Product fully packaged and ready for production, focus shift to revenue generation from filter sales.

Milestones 1 and 2 are complete. We continue to work on Milestone 3, with expected completion in the first half of 2017. We expect to generate revenue from the sale of our filters in the second half of 2017, after completion of Milestone 4 and Milestone 5.

Our Foundry Agreement was made effective as of February 27, 2015 and carries a term of five years. At the end of the original term, the Foundry Agreement will be extended automatically for one additional year unless within 180 days prior to the end of the initial term, either party gives written notice of its intention to terminate the agreement. The Foundry Agreement outlines proposed activities for development support that could be requested by us and provided by our foundry partner. The Foundry Agreement also covers the agreement to manufacture, test and deliver wafers manufactured using our resonator process flow pursuant to purchase orders issued by us.

46

The Joint Development Agreement we entered into with GCS in connection with the Foundry Agreement was made effective as of February 27, 2015 and carries a term of five years, at which time it terminates immediately without further notice or action when all Statements of Work governed by the agreement terminate or expire. During the term of the agreement, we will collaborate with each other to develop one or more products. Each of the parties will bear all direct and related costs associated with its development activities. The agreement calls for the designation of a project manager from each of the parties and the formation of an advisory committee made up of members from each party to manage escalation of issues unresolved by the project managers. The Joint Development Agreement indicates that we jointly own in equal, undivided shares title and interest in any joint development works and all Intellectual property rights embodied in those works other than the Intellectual property rights embodied in either party’s background technology. Background technology means all information that is owned, controlled, licensed, developed or acquired solely outside the performance of the Joint Development Agreement.

The Foundry Agreement and Joint Development Agreement are filed as exhibits to this Report. All references to the Foundry Agreement and Joint Development Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

We plan to utilize the STC-MEMS Business to optimize our BulkONE technology and to consolidate all aspects of wafer manufacturing upon the closing, which is expected to occur on or about June 26, 2017. This planned consolidation of the Company’s supply chain into the STC-MEMS Business is expected to shorten time-to-market for its RF products, greatly enhancing the Company’s ability to service customers upon completion of development and design specifications. We believe shorter time-to-market cycles provide the Company the opportunity to increase the number of its customer engagements.

Research and Development

Since inception, the Company’s focus has been on developing an innovative mobile-wireless filter technology with a compelling value proposition to our potential customers and a significant and noticeable impact to the end user.

Whereas today’s polycrystalline material (used to manufacture RF resonators and filters) is sputtered on a metal-coated carrier, our BulkONE technology employs high quality, single crystal resonator films, which are used as the enabler to create high performance BAW RF filters. This single crystal material is a key differentiator when compared to the incumbent amorphous thin-film technologies because it increases the acoustic velocity and the electromechanical coupling coefficient in the resonator, which results in higher filter efficiencies and lower power consumption, leading to simplified RFFEs, longer battery life and reduced tissue heating. Our spend for research and development totaled $709,314 for the transition period ended June 30, 2016 and $1,758,701 and $470,987 for the year ended June 30, 2016 and 2015, respectively. Our spend for research and development totaled $1,222,194 and $244,635 for the year ended March 31, 2016 and the period May 12, 2014 (inception) through March 31, 2015, respectively. These R&D activities focused on single crystal material development and resonator demonstration. Current R&D investments include single crystal materials advancement, technology transfer to our manufacturing partner and resonator development and filter design.

As a result of our efforts, we developed and recently published an industry leading electromechanical coupling coefficient of 12.5% for our single crystal undoped AIN piezoelectric resonators as shown in Figure 4. The spacing between resonance and anti-resonance frequencies was 182MHz for our 3.4GHz resonator device. Our focus is now on improving the quality factor of our device through resonator design and process optimization experiments.

Figure 4- Akoustis’ single crystal undoped AIN piezoelectric resonator device performance. The plot represents a de-embedded, two-port series-configured BAW resonator modeled near resonance frequency.

47

Intellectual Property

We rely on a combination of intellectual property rights, including patents and trade secrets, along with copyrights, trademarks and contractual obligations and restrictions to protect our core technology and business.

We currently have 11 patents and 17 pending patent applications, of which three (3) patents are the subject to a license agreement requiring further negotiation including three filings for which claims have been allowed in the United States and internationally. The patents relate directly to our single-crystal bulk acoustic wave (BAW) technology, including materials and device designs, methods of manufacture, integrated circuit designs, wafer packaging, and point of use (to include mobile applications). We will continue to innovate and expand our patent portfolio, and when appropriate, we will look to purchase license(s) that grant access to additional intellectual property that enables, enhances or further expands our technical capabilities and/or product offerings. However, there is no assurance that any of the pending applications or our future patent applications will result in patents being issued, or that any patents that may be issued as a result of existing or future applications will provide meaningful protection or commercial advantage to us.

We believe that it is likely that we will have competitive advantages from rights granted under our patent applications. Some applications, however, may not result in the issuance of any patents. In addition, any future patent may be opposed, contested, circumvented or designed around by a third party or found to be unenforceable or invalidated. Others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around patents owned or licensed by us.

We generally control access to, and use of, our confidential information through the use of internal and external controls, including contractual protections with employees, contractors and customers. We rely in part on the United States and international copyright laws to protect our intellectual property. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship.

Despite our efforts to protect our intellectual property, unauthorized parties may still copy or otherwise obtain and use our software, technology or other information that we regard as confidential and proprietary. In addition, we intend to expand our international presence, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Although we have not received any third party claims, we expect that in the future we may receive communications from various industry participants alleging our infringement of their patents or other intellectual property rights. Any lawsuits could subject us to significant liability for damages, invalidate our proprietary rights and harm our business and our ability to compete. Any litigation, regardless of success or merit, could cause us to incur substantial expenses, reduce our sales and divert the efforts of our technical and management personnel. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, seek licenses from third parties, which may not be available on reasonable terms or at all, cease the sale of products, expend significant resources to develop alternative technology or discontinue the use of processes requiring the relevant technology.

Akoustis® and BulkONE® are trademarks of Akoustis, Inc. that were registered with the USPTO on January 24, 2017 and January 10, 2017, respectively.

48

Competition

The competitive landscape for the Company is small and is controlled by a handful of RF component suppliers. These companies include, among others, Broadcom (previously known as Avago Technologies Ltd.), Murata Manufacturing Co., Ltd., Qorvo, Inc., Skyworks Solutions Inc., Taiyo Yuden, and TDK Epcos. Two of these companies dominate the high band filter market, controlling a significant portion of the customer base and are increasing capacity to meet the growth demands of the 4G/LTE market.

Upon completion of our product development, we will compete directly with these companies to secure design slots inside RFFE modules - targeting companies that procure filters or internally source filters. While many of our competitors have more resources than we have, we believe that our filter designs will be superior in performance, and we will approach prospective customers as a pure-play filter supplier, offering advantages in performance over the full frequency range at competitive costs. Our challenge will be to convince the companies that we have a strong intellectual property position, which we will be able to increase in volume, that we will meet their price targets, and that we can satisfy reliability requirements.

Employees

We place an emphasis on hiring the best talent at the right time to enable our core technology and business growth. This includes establishing a competitive compensation and benefits package, thereby enhancing our ability to recruit experienced personnel and key technologists. We currently have 19 full-time employees, two part-time employees, plus 13 independent contractors working with the Company, and we will continue to hire specific and targeted positions to further enable our technology and manufacturing capabilities.

Government Regulations

Our business and products in development are subject to regulation by various federal and state governmental agencies, including the radio frequency emission regulatory activities of the Federal Communications Commission (“FCC”), the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, and the environmental regulatory activities of the Environmental Protection Agency.

The rules and regulations of the FCC limit the RF used by, and level of power emitting from, electronic equipment. Our RF filters, as a key element enabling consumer electronic smartphone equipment, are required to comply with these FCC rules, and may require certification, verification or registration of our RF filters with the FCC. Certification and verification of new equipment requires testing to ensure the equipment’s compliance with the FCC’s rules. The equipment must be labeled according to the FCC’s rules to show compliance with these rules. Testing, processing of the FCC’s equipment certificate or FCC registration and labeling may increase development and production costs and could delay the implementation of our BulkONE acoustic wave resonator technology for our RF filters and the launch and commercial productions of our filters into the U.S. market. Electronic equipment permitted or authorized to be used by us through FCC certification or verification procedures must not cause harmful interference to licensed FCC users, and may be subject to RF interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law, and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could have an adverse effect on our business, operating results and financial condition by increasing our compliance costs and/or limiting our sales in the United States.

The semiconductor and electronics industries also have been subject to increasing environmental regulations. A number of domestic and foreign jurisdictions seek to restrict the use of various substances, a number of which have been used in our products in development or processes. While we have implemented a compliance program to ensure our product offering meets these regulations, there may be instances where alternative substances will not be available or commercially feasible, or may only be available from a single source, or may be significantly more expensive than their restricted counterparts. Additionally, if we were found to be non-compliant with any such rule or regulation, we could be subject to fines, penalties and/or restrictions imposed by government agencies that could adversely affect our operating results. Our cost to maintain compliance with existing environmental regulations is expected to be nominal based on our structure in which we outsource a majority of our operations to suppliers that are responsible for meeting environmental regulations. We will continue to monitor our quality program and expand as required to maintain compliance and ability to audit our supply chain.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs. These enforcement actions could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

49

Organizational History

We were incorporated as Danlax, Corp., in Nevada on April 10, 2013. Prior to the Merger and Split-Off (each as defined below), our business was the development and sales of mobile games.

On April 15, 2015, (i) we changed our name to Akoustis Technologies, Inc., and (ii) we increased our authorized capital stock from 75,000,000 shares of Common Stock, par value $0.001 per share, to 300,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

On April 23, 2015, we completed a 1.094891-for-1 forward split of our Common Stock in the form of a dividend, with the result that the 11,740,000 shares of Common Stock outstanding immediately prior to the stock split became 12,854,020 shares of Common Stock outstanding immediately thereafter. All share and per share numbers in this prospectus relating to our Common Stock have been adjusted to give effect to this stock split, unless otherwise stated.

On May 22, 2015, our wholly owned subsidiary, Akoustis Acquisition Corp., a corporation formed in the State of Delaware on May 15, 2015 (“Acquisition Sub”), merged (the “Merger”) with and into Akoustis, Inc., a corporation incorporated in the State of Delaware on May 12, 2014. Akoustis, Inc., was the surviving corporation in the Merger and became our wholly-owned subsidiary. All of the outstanding stock of Akoustis, Inc. was exchanged for shares of our Common Stock.

In connection with the Merger and pursuant to a Split-Off Agreement, we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholder, in exchange for the surrender by him and cancellation of 9,854,019 shares of our Common Stock (the “Split-Off”).

As a result of the Merger and Split-Off, we discontinued our pre-Merger business and acquired the business of Akoustis, Inc., and we have continued the existing business operations of Akoustis, Inc., as a publicly-traded company under the name Akoustis Technologies, Inc.

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger have been replaced with the historical financial statements of Akoustis, Inc. in our SEC filings made subsequent to the Merger.

On May 22, 2015, we also changed our fiscal year from a fiscal year ending on July 31 of each year to one ending on March 31 of each year, and on August 11, 2016, we changed our fiscal year to one ending on June 30 of each year, effective immediately.

At a meeting of stockholders on December 15, 2016, our stockholders approved the reincorporation of the Company from the State of Nevada to the State of Delaware, pursuant to a plan of conversion. We filed Articles of Conversion with the Nevada Secretary of State and a Certificate of Conversion and a Certificate of Incorporation with the Delaware Secretary of State on December 15, 2016. As a result, we are now a Delaware corporation governed by Delaware law. In connection with the reincorporation, we reduced our authorized capital stock to 45,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

Akoustis, Inc.

Akoustis, Inc. was founded in 2014 by experienced industry leaders and scientists from University of California at Santa Barbara (UCSB) and Cornell University. Our initial funding was through a $0.5 million series seed funding in 2014, and we received $655,000 in additional investments in convertible notes and stock by the founders and original angel investors in March 2015. We received a National Science Foundation (“NSF”) Small Business Innovation Research (“SBIR”) grant that started in January 2015 followed by a second grant award in April 2015. In addition, we received matching funds from North Carolina Science, Technology & Innovation Department of Commerce. More recently, we received a third NSF SBIR award in February 2016. The funds from these sources supported the operations of Akoustis, Inc. and the completion of multiple key Company milestones, including the application for more than ten patents, hiring of key personnel, the engagement with a foundry prototype facility, initiation of SBIR activities and the engagement of strategic partners who would consume our RF filters for wireless communications.

The 2015 Offering

Concurrently with the closing of the Merger, we held a closing of a private placement offering (the “2015 Offering”) in which we sold 3,531,104 shares of our Common Stock (including shares issued on conversion of convertible notes of Akoustis, Inc., as described below) to accredited investors, at a purchase price of $1.50 per share (the “2015 Offering Price”). On June 10, 2015, we completed a second and final closing of the 2015 Offering in which we sold an additional 261,000 shares of Common Stock. In total, we sold an aggregate of 3,792,104 shares of Common Stock in the 2015 Offering for gross proceeds of $5.7 million (before deducting expenses of the offering).

The closing of the 2015 Offering and the closing of the Merger were conditioned upon each other.

50

In connection with the 2015 Offering, we paid Northland Securities, Inc., and Katalyst Securities LLC, each a U.S. registered broker-dealer (the “Placement Agents”), a cash commission of 10% of the gross proceeds (or 2% in the case of certain existing Akoustis, Inc., investors) raised from investors in the 2015 Offering. In addition, the Placement Agents received warrants to purchase a number of shares of Common Stock equal to 10% (or 2% in the case of certain existing Akoustis, Inc., investors) of the number of shares of Common Stock sold in the 2015 Offering, with a term of five (5) years and an exercise price of $1.50 per share (the “2015 Placement Agent Warrants”). Any sub-agent of the Placement Agents that introduced investors to the 2015 Offering was entitled to share in the cash fees and warrants attributable to those investors as described above.

As a result of the foregoing, the Placement Agents and their sub-agents were paid aggregate commissions of $486,976 and were issued 2015 Placement Agent Warrants to purchase an aggregate of 324,650 shares of our Common Stock. We were also required to reimburse the Placement Agents approximately $77,150 of legal expenses incurred in connection with the 2015 Offering.

A form of the 2015 Placement Agent Warrant issued to the Placement Agents and their sub-agents is filed as an exhibit to this Report. All descriptions of the 2015 Placement Agent Warrants herein are qualified in their entirety by reference to the text of such warrant filed as an exhibit hereto and incorporated herein by reference.

The First 2016 Offering

On March 10, 2016, we held a closing of a private placement offering (the “March 2016 Offering”) in which we sold 494,125 shares of our Common Stock to accredited investors at a fixed purchase price of $1.60 per share (the “First 2016 Offering Price”), for aggregate gross proceeds of $790,600 (before deducting expenses of the March 2016 Offering).

On April 14, 2016, we held a closing of a private placement offering (the “April 2016 Offering,” and together with the March 2016 Offering, the “First 2016 Offering”) in which we sold 1,741,185 shares of our Common Stock at a fixed purchase price of $1.60 per share (the “First 2016 Offering Price”), for aggregate gross proceeds of $2.8 million (before deducting expenses of the April 2016 Offering).

In connection with the First 2016 Offering, we agreed to pay the Placement Agents a cash commission of 8% of the gross proceeds raised from investors first contacted by the Placement Agents in the First 2016 Offering. In addition, the Placement Agents received warrants to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold in the First 2016 Offering, with a term of five (5) years and an exercise price of $1.60 per share (the “2016 Placement Agent Warrants”). Any sub-agent of the Placement Agents that introduced investors to the First 2016 Offering was entitled to share in the cash fees and warrants attributable to those investors as described above.

As a result of the foregoing, the Placement Agents and their sub-agents were paid an aggregate commission of $196,752 and were issued 2016 Placement Agent Warrants to purchase an aggregate of 153,713 shares of Common Stock. We were also required to reimburse the Placement Agents approximately $17,500 of legal expenses incurred in connection with the First 2016 Offering, of which $7,500 was paid by the issuance of 4,690 shares of Common Stock (valued at the First 2016 Offering Price).

A form of the 2016 Placement Agent Warrant issued to the Placement Agents and their sub-agents is filed as an exhibit to this Report. All descriptions of the 2016 Placement Agent Warrants herein are qualified in their entirety by reference to the text of such warrant filed as an exhibit hereto and incorporated herein by reference.

The 2016-2017 Offering

The Company sold a total of 2,142,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) in a private placement offering (the “2016-2017 Offering”) at a fixed purchase price of $5.00 per share (the “2016-2017 Offering Price”), with closings in each of November and December 2016 and January and February 2017. Aggregate gross proceeds were $10.7 million before deducting commissions and expenses of approximately $854,000. In connection with the 2016-2017 Offering, the Company also issued to the placement agents, warrants to purchase an aggregate 205,126 shares of Common Stock with a term of five years and an exercise price of $5.00 per share. In accordance with the terms of the subscription agreements executed by the Company and each of the investors, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions) between November 25, 2016 and the date that is 90 days after the date on which a registration statement registering the resale of the shares issued in the 2016-2017 Offering is declared effective by the SEC, for a consideration per share less than the 2016-2017 Offering Price (as adjusted for any subsequent stock dividend, stock split, distribution, recapitalization, reclassification, reorganization, or similar event) (the “Lower Price”), each investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such Investor, will equal the number of shares of Common Stock that such Investor’s investment in the Offering would have purchased at the Lower Price. We are required to file a registration statement in accordance with the Registration Rights Agreement entered into with the investors in the 2016-2017 Offering (see “Description of Securities — Registration Rights” below).

51

The 2017 Offering

On each of May 2, 2017, May 12, 2017, and May 24, 2017, the Company held a closing of a private placement offering (the “2017 Offering”) in which it sold an aggregate of 663,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a fixed purchase price of $9.00 per share to accredited investors, for aggregate gross proceeds of $5,967,000, before deducting commissions of $417,690 and expenses of $2,400. In connection with this closing, the Company agreed to pay a placement agent cash commissions not to exceed 7% of the gross proceeds raised from investors in the 2017 Offering introduced by the placement agent. In addition, the Company agreed to issue to the placement agent warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold to investors in the 2017 Offering introduced by the placement agent.  In connection with the closing, the Company issued to the placement agent warrants to purchase an aggregate of 46,410 shares of Common Stock. The warrants have a term of five years and an exercise price of $9.00 per share.

In accordance with the terms of the subscription agreements executed by the Company and each of the Investors in connection with the 2017 Offering, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions), during the period ending on May 1, 2019, for a price per share lower than the 2017 Offering price, each Investor in the 2017 Offering will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such Investor and not already sold, will equal the number of shares of Common Stock that such Investor’s investment in the Offering would have purchased at a ten percent (10%) discount to such lower price.

STC-MEMS Business Acquisition

On March 23, 2017, we entered into the STC-MEMS Agreements to acquire certain specified assets, including the STC-MEMS Business. The Company also agreed to assume substantially all of the on-going obligations of the STC-MEMS Business incurred in the ordinary course of business.

Pursuant to the STC-MEMS Agreements, and subject to the satisfaction or waiver of certain conditions, the Company will purchase the STC-MEMS Business from Sellers for an aggregate purchase price of $2.75 million, subject to adjustment, payable in cash, at closing. The Company has delivered $10,000 into escrow as a good faith deposit to be refunded to the Company only under certain limited circumstances, such as Sellers’ failure to complete the sale or the Company’s termination of the STC-MEMS Agreements due to Sellers’ failure to satisfy a condition precedent to closing not waived by the Company.

Consummation of the transactions contemplated by the STC-MEMS Agreements is subject to the satisfaction of certain conditions precedent, including, but not limited to, delivery to the Company of the financial books and records of the STC-MEMS Business sufficient for the completion of an audit or financial information as necessary to satisfy any SEC filing requirements in connection with the acquisition, certain third-party consents, and other customary conditions of closing. The Company has made various representations and warranties and covenants in the STC-MEMS Agreements that are customary for a company acting as a buyer in its industry except that the Company is required to pay to FRMC a penalty, as set forth below, if the Company sells the STC-MEMS property within three (3) years after the date of the STC-MEMS Agreements for an amount in excess of $1.75 million, subject to certain enumerated exceptions. The penalty imposed shall be equivalent to the amount that the sales price of the property exceeds $1.75 million up to the maximum penalty (“Maximum Penalty”) defined below:

52

Maximum Penalty
Year 1	$5,960,000
Year 2	$3,973,333
Year 3	$1,986,667
Year 4	$0

The STC-MEMS Business currently consists of a 120,000 square foot commercial wafer-manufacturing facility, including Class 100/Class 1000 cleanroom space, located in Canandaigua, New York, 57-acres of real estate and improvements associated with the manufacturing facility, 150-mm silicon MEMS wafer fab operations, including semiconductor manufacturing tools, an existing silicon-based MEMS business with historical annual revenues of approximately $3.0 million from multiple customers, Trusted Foundry accreditation for MEMS processing, packaging and assembly, a 29-employee workforce that will be offered employment upon the Closing and two existing tenants with multi-year leases. The Company plans to utilize the New York facility to internalize all manufacturing for its wafer fab operations.

While the STC-MEMS Agreements contemplates that a closing of the sale of the STC-MEMS Business will take place on or about June 26, 2017, the conditions precedent to closing are such that there can be no assurance that the Company will complete its acquisition of the STC-MEMS Business in that time or at all.

Properties

Our headquarters in Huntersville, NC, is a 4,800 square foot facility that we lease for base rent of $3,800 per month, with a term expiring in April 2018. Although our facilities are sufficient to meet our current needs, we plan to expand as and when needed.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matters may arise from time to time that may have an adverse effect on our business, financial condition, results of operations and prospects.

We are currently not aware of any material pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

53

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Below are the names of, and certain information about, our current executive officers and directors.

Name	Age	Position	Date Named to Board of Directors/as Executive Officer
Arthur E. Geiss	63	Co-Chairman of the Board	May 22, 2015
Jerry D. Neal	72	Co-Chairman of the Board	May 22, 2015
Jeffrey B. Shealy	48	Chief Executive Officer; Director	May 22, 2015
David M. Aichele	51	Vice President of Business Development	May 22, 2015
Mark Boomgarden	49	Vice President of Operations	May 22, 2015
Cindy C. Payne	57	Chief Financial Officer	May 22, 2015
Steven P. DenBaars	54	Director	May 22, 2015
Jeffrey K. McMahon	46	Director	May 22, 2015
John T. Kurtzweil	60	Director	January 12, 2017

Directors are elected to serve until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the meeting of stockholders at which they are elected and hold office until the expiration of the term for which he or she was elected or until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Executive officers are appointed by the Board of Directors and serve at its pleasure.

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

Arthur E. Geiss, Co-Chairman of the Board, founded AEG Consulting, LLC in 2003 and currently serves as Owner and CEO. AEG Consulting offers guidance concerning manufacturing, operations, and process development to technology companies. Prior to establishing AEG Consulting, Mr. Geiss served as VP Wafer Fab Operations at RFMD (now Qorvo, Inc.). He was responsible for the start-up and operations of Gallium Arsenide epitaxial-growth and wafer-fabrication. Previous to RFMD, Mr. Geiss held management positions with Alpha Industries, Inc. (purchased by Skyworks Solutions, Inc.) and before that at ITT Gallium Arsenide Technology Center (purchased by Cobham plc). At both companies, he was responsible for process and device development and wafer fabrication operations. Prior to these, Mr. Geiss held a research position at the Xerox Palo Alto Research Center (now PARC, Inc.). At PARC he investigated the structure of vitreous materials and amorphous thin-films using Raman spectroscopy. Mr. Geiss has served as a Member of the Executive Committee of the IEEE GaAs IC Symposium (now CSICS) and as a Member of the Executive Committee of the GaAs Manufacturing Technology Conference (now CS Mantech). He has numerous patents and publications on electronic devices, processing, and manufacturing. Mr. Geiss earned a B.S. degree at Lafayette College and M.S. and Ph.D. degrees at Brown University, all in physics. We believe that Mr. Geiss adds value to our Board of Directors based on his extensive experience with technology companies, his executive leadership and management experience and his research background.

Jerry D. Neal, Co-Chairman of the Board, founded RF Micro Devices Inc. (now, Qorvo, Inc.) in 1991 and served as its Executive Vice President of Marketing and Strategic Development from January 2002 to May 31, 2012. Dr. Neal served as a Vice President of Marketing of RF Micro Devices Inc., from May 1991 to January 2000 and its Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. Prior to joining RF Micro Devices Inc., he was employed for 10 years with Analog Devices, Inc., including as Marketing Engineer, Marketing Manager and Business Development Manager. Dr. Neal also founded Moisture Control Systems for the production of his patented electronic sensor for measurement of soil moisture for research, which was later sold to Hancor, Inc. He has been a Director of Jazz Semiconductor, Inc. since November 2002. Dr. Neal served as a Director of RF Micro Devices Inc. from February 1992 to July 1993. He also held various positions in Hewlett-Packard. Dr. Neal received his Associate’s Degree in Electrical Engineering from Gaston Technical Institute and North Carolina State University and his doctor of business management degree from Southern Wesleyan University. We believe that Mr. Neal adds value to our Board of Directors based on his extensive executive leadership and management experience and his sales, marketing and product development background.

54

Jeffrey B. Shealy is our CEO and a Director. He has over 20 years’ experience in RF/Wireless focused on building businesses around solid-state materials and electron device innovation. He held the position of Vice President and General Manager at RF Micro Devices, Inc. (now Qorvo) from 2001 until 2014. Mr. Shealy is a Howard Hughes Doctoral Fellow and spent 7 years with Hughes Electronics at Hughes Research Labs (now HRL Labs) and Hughes Network Systems (now Hughes). He previously founded RF Nitro, a RF Power Amplifier high-tech venture, which was acquired by RFMD in 2001. Mr. Shealy holds an MBA degree from Wake Forest University, Master of Science and Doctorate degrees in Electrical and Computer Engineering from University of California at Santa Barbara (UCSB), and a Bachelor’s of Science degree in Electrical and Computer Engineering from NC State University. We believe that Mr. Shealy adds value to our Board of Directors based on his intimate knowledge of our business plans and strategies, his experience with high tech startup ventures and his years of experience in the RF/Wireless industry.

David M. Aichele is Vice President of Business Development responsible for leading the sales and marketing efforts of the company. Mr. Aichele joined the company in May 2015, bringing over 20 years of international sales, business development, and marketing experience with him. Prior to Akoustis, Mr. Aichele was EVP Sales & Marketing for T1Visions, a high tech software startup company ranking among the 2014 INC 500 fasting growing private companies in the U.S from 2013 to May 2015. Mr. Aichele held Director positions at RFMD (previously Qorvo) from 2014 to 2013, where he was responsible for the business development and launch of new RF semiconductor products targeting the cellular market, and senior management positions at Tessera and TE Connectivity, where he led business development and sales teams. Mr. Aichele holds a BSEE from Ohio University and an MBA from the Leeds School of Business at the University of Colorado.

Mark D. Boomgarden is Vice President of Operations and has over 20 years of experience in high-technology companies, including high-volume manufacturing of wafer-based products, licensing and technology transfer, research and development, mergers and acquisitions, and new-company formation. He has held key leadership roles in operations, engineering and business development, including both domestic and international companies. Prior to Akoustis, Mark served as Vice President and General Manager at DigitalOptics Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (Nasdaq: TSRA) from 2009-2013. He joined DigitalOptics from Tessera North America, where he served as General Manager of their wafer-level optics division and as Vice President of their wafer-based camera business for mobile phones from 2006-2009. Prior to Tessera, Mark worked in various operations and engineering leadership positions with Digital Optics (a private company) and Alcatel. Mark holds a BSEE from the University of North Carolina at Charlotte (UNCC). He is a past Chairman of the Electrical and Computer Engineering (ECE) Advisory Board at UNCC, a founding Board Member of the Energy Production and Infrastructure Center (EPIC), and a current board member of Koyr and CLT Joules. Mark is a veteran of the United States Navy Submarine Force, U.S. Atlantic Fleet.

Steven P. DenBaars is a Professor of Materials and Co-Director of the Solid-State Lighting Center at UC Santa Barbara. Professor DenBaars joined UCSB in 1991 and currently holds the Mitsubishi Chemical Chair in Solid State Lighting and Displays. He is also a co-founder and current Board member of two GaN startup companies, Soraa Inc. and Soraa Laser Inc. Dr. DenBaars has been in the LED business for over 25 years starting with his prior work at Hewlett-Packard Optoelectronics division in 1988 and involvement in more than two LED companies and one laser diode company. Specific research interests include growth of wide-band gap semiconductors (GaN based), and their application to Blue LEDs and lasers and energy efficient solid state lighting. This research has led to over 750 scientific publications and over 160 U.S. patents on electronic materials and devices. He has been awarded a NSF Young Investigator award, Young Scientist Award of the ISCS, is an IEEE Fellow, IEEE Aron Kressel Award, Visiting Professor at Nanyang Technological University (NTU), Singapore, and the Institute for Advanced Studies (IAS) HKUST. He was recently elected to the National Academy of Engineering (2012), and elected Fellow of the National Academy of Inventors (2014). We believe that Professor DenBaars adds value to our Board of Directors based on his years of experience in the LED industry and his extensive research involving wide-based gap semiconductors and their application to high power electronic devices.

Jeffrey K. McMahon has been employed by North Highland, a global management consulting firm, since 2003. He has held the position of Managing Director since 2014 and is the current Market Lead for North Highland’s largest market. He has an extensive background in business and information technology consulting in the financial services, energy, and telecommunications industries. He has 20 years of experience helping Fortune 100 companies drive revenue, optimize processes, improve customer experience and manage risk. His areas of expertise include marketing, strategy articulation and realization, strategic execution, business process management and merger integration. Prior to joining North Highland, Mr. McMahon was a Manager in Accenture’s process practice area. Mr. McMahon received a Bachelor of Science degree in Civil Engineering from North Carolina State University. We believe that Mr. McMahon adds value to our Board of Directors based on his extensive experience in business and technology consulting and his marketing and strategization expertise.

Cindy C. Payne joined us in 2015 as CFO and Treasurer, bringing over 20 years of experience in financial management. Ms. Payne most recently served as the CFO for Amerock LLC from 2014-2015, a private equity owned hardware distributor in Mooresville, NC. Prior to joining Amerock, Ms. Payne held the position of CFO for Tolt Service Group, a private equity owned technology services provider, from 2010 until the company’s sale in 2014. Her experience prior to Tolt included the role of Director of Financial Planning and Analysis in the Soft Trim Division of International Automotive Components, a Tier I supplier to the automotive industry and the role of Controller of NewBold Corporation. NewBold Corporation, located in the Roanoke, Virginia area, offers both manufactured products and technology services to retail and healthcare markets. Ms. Payne graduated Magna Cum Laude from Western Carolina University with a Bachelor of Science in Business Administration and is a Certified Public Accountant, licensed in the state of Virginia.

55

John T. Kurtzweil joined us in January 2017 as a director, bringing significant senior executive leadership experience, including 19 years as chief financial officer of publicly traded technology companies and placement of an aggregate of $1.9 billion in equity and debt instruments. Mr. Kurtzweil, currently an industry consultant, was VP Finance of Cree, Inc., a company that develops, manufactures, and sells lighting-class light emitting diode, lighting, and semiconductor products for power and radio-frequency applications, and Chief Financial Officer of Wolfspeed, a Cree Company, positions he held since June 2015 to March 2017. Mr. Kurtzweil was an independent consultant from October 2014 to June 2015. From June 2012 until September 2014, Mr. Kurtzweil served as Senior Vice President, Chief Financial Officer and Special Advisor to the CEO of Extreme Networks, Inc., a provider of high-performance, open networking innovations for enterprises, services providers, and Internet exchanges, and he served as its Chief Accounting Officer from November 2012 until June 2014. From September 2006 to June 2012, Mr. Kurtzweil served as Executive Vice President, Finance and as Chief Financial Officer and Treasurer of Cree, Inc. From May 2004 to September 2006, Mr. Kurtzweil was Senior Vice President and Chief Financial Officer at Cirrus Logic, Inc., a fabless semiconductor company. Mr. Kurtzweil served as a board member for Meru Networks, Inc. from May 2015 to July 2015 and currently serves as a board member for Axcelis Technology Inc., a position he has held since May 2015. We believe that Mr. Kurtzweil’s technology industry experience, including several merger and acquisition transactions and, when combined with his treasury experience, gives him a valuable perspective as a director. Mr. Kurtzweil’s qualifications to serve as a director also include that he is a certified public accountant and certified management accountant, his financial market experience, training through the Stanford Directors College, active membership with National Association of Corporate Directors and his qualifications as an audit committee financial expert.

Director Independence

Our Board has determined that Messrs. Geiss, DenBaars, McMahon, Kurtzweil, and Neal are independent directors under the applicable standards of The Nasdaq Stock Market. In reaching this determination, the Board considered Mr. Geiss’ relationship with AEG Consulting, a firm owned and operated by Mr. Geiss, which provides consulting services to the Company, as discussed below under “Certain Relationships and Related Person Transactions.” After consideration, the Board determined that this relationship did not impact Mr. Geiss’ ability to serve as an independent director.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

The Board maintains three standing committees: the Audit Committee; the Compensation Committee and the Nominating Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the “Investors” section of our website under the heading “Governance Documents” at http://www.akoustis.com and may also be obtained by submitting the “Contact Us” form at the address set forth above.

Each of the Audit Committee, the Compensation Committee and the Nominating Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee and the Compensation Committee, under the independence requirements established by the SEC. A brief description of the responsibilities of each of these committees and their current membership follows.

56

Committee Membership
Director	Audit	Compensation	Nominating
Arthur E. Geiss
Jerry D. Neal	X	X	C
Jeffrey B. Shealy
Stephen P. DenBaars			X
Jeffrey K. McMahon	X	C
John T. Kurtzweil	C	X	X
C = Committee Chairman

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee operates under a written charter adopted in February 2017. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the Audit Committee; (b) establishing policies and procedures for the review and pre-approval by the Committee of, and approving or pre-approving, all auditing services and permissible non-audit services to be performed by the independent registered public accounting firm, and any non-audit services to be performed by any other accounting firm; (c) periodically reviewing major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles; (d) approving the report of the Audit Committee required by SEC rules to be included in our proxy statement; (e) discussing with management policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures; and (f) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by Akoustis regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Messrs. Kurtzweil (Chairman), Neal and McMahon, none of whom is an employee of Akoustis and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Mr. Kurtzweil satisfies this definition.

Compensation Committee

The Compensation Committee operates under a written charter adopted in February 2017. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to, among other things: (a) evaluate and set the compensation of our officers, including our Chief Executive Officer, in accordance with our compensation philosophy; (b) prepare the Compensation Committee report that SEC rules require to be included in our Annual Report on Form 10-K (or timely filed proxy statement); (c) evaluate and make recommendations to the Board concerning compensation of directors; (d) periodically review, and modify if necessary, our philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management our Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in our Annual Report on Form 10-K (or timely filed proxy statement); (f) make the determination required under SEC rules regarding risks associated with our compensation policies and practices; (g) oversee our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes; (h) retain (or obtain the advice of) and terminate a compensation consultant, independent legal counsel or other adviser to assist the Committee with the discharge of its duties under the charter, after taking into consideration factors and criteria required by applicable law; and (i) discharge certain other responsibilities generally relating to the administration of our incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation matter on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate. The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program.

57

The Board has the discretion to delegate certain areas of authority that are reserved to the Board or the Compensation Committee under our equity compensation plans. The Board has delegated to the Chief Executive Officer, in his capacity as a member of the Board, the authority to grant equity awards: (a) generally to new or promoted Company employees provided that such employees are not directors or executive officers; and (b) to Company employees to reward and recognize outstanding engineering performance and other technical achievements. Pursuant to these delegations, no equity awards may be granted to persons who report directly to the Chief Executive Officer, are subject to Section 16 under the Exchange Act, or are deemed to be covered employees under Section 162(m) of the Code. Additionally, these delegations are subject to predetermined limits per individual and in the aggregate, as established by the Board, and are subject to all terms and conditions of the applicable plan. The Chief Executive Officer is required to report all grants made under these delegations to the Compensation Committee at its next regularly scheduled meeting following such grants.

The current members of the Compensation Committee are Messrs. McMahon (Chairman), Neal and Kurtzweil, none of whom is an employee of Akoustis and each of whom is independent under existing Nasdaq listing standards, SEC requirements and requirements of Section 162(m) of the Code.

Nominating Committee

The Nominating Committee operates under a written charter adopted in December 2016. The Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board and committee members and to recommend to the Board the director nominees; (b) develop and recommend to the Board the policies and guidelines relating to, and generally overseeing matters of, corporate governance and conflicts of interest; (c) lead the Board in its annual review of the performance of the Board and its committees; and (d) carry out the duties and responsibilities delegated by the Board relating to any matters required by the federal securities laws. The current members of the Nominating Committee are Messrs. Neal (Chairman), McMahon and Kurtzweil, none of whom is an employee of Akoustis and each of whom is independent under existing Nasdaq listing standards.

Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as director of the Company during the year ended June 30, 2016.

58

EXECUTIVE COMPENSATION

Summary Compensation Table

In connection with the Merger, on May 22, 2015, we changed our fiscal year from a fiscal year ending on July 31 to a fiscal year ending on March 31. On August 11, 2016, we changed our fiscal year from a fiscal year ending on March 31 to a fiscal year ending on June 30, effective immediately. Accordingly, the following table sets forth information concerning the total compensation awarded to, earned by or paid to our named executive officers during the three-month transition period (“TP”) ended June 30, 2016 and the years ended March 31, 2016 and 2015 (our prior fiscal years). Ivan Krikun, our former Chief Executive Officer prior to the Merger, did not receive any compensation from the Company in either of the last two completed fiscal years.

Fiscal Year		Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation($)(3)	Total ($)

Jeffrey Shealy,	TP 2016	42,484	-	-	9,568	52,052
CEO (1)	2016	150,000	30,000	-	27,309	207,309
	2015	130,602	-	-	12,434	143,036

Mark Boomgarden,	TP 2016	36,615	-	-	8,762	45,377
VP of Operations (1)	2016	117,692	13,600	67,450	36,334	235,076
	2015	-	-	-	14,384	14,384

Cindy Payne,	TP 2016	39,038	-	-	5,564	44,602
Chief Financial Officer (1)	2016	114,327	13,775	217,500	12,052	357,654
	2015	-	-	-	-	-

Dave Aichele,	TP 2016	37,143	-	-	8,149	45,292
VP of Business Development (1)	2016	121,876	13,600	165,000	23,187	323,663
	2015	-	-	-	-	-

(1)	Includes bonus amount earned during the fiscal year ended March 31, 2016. The amounts were paid in May 2016.

(2)	See Note 10 to the audited financial statements included in this prospectus for a discussion of the assumptions made in the valuation of stock awards and option awards.

(3)	Other compensation is broken down by each executive below:

59

Fiscal Year		Healthcare, & Life Insurance ($) (a)	401K Contribution ($) (b)	Contractor Compensation ($)	Total ($)

Jeffrey Shealy,	TP 2016	6,753	2,815	-	9,568
CEO	2016	22,232	5,077	-	27,309
	2015	12,434	-	-	12,434

Mark Boomgarden,	TP 2016	6,753	2,009	-	8,762
VP of Operations (c)	2016	18,681	4,603	13,050	36,334
	2015	-	-	14,384	14,384

Cindy Payne,	TP 2016	3,451	2,113	-	5,564
CFO	2016	7,590	4,462	-	12,052
	2015	-	-	-	-

David Aichele,	TP 2016	6,140	2,009		8,149
VP of Business	2016	18,584	4,603	-	23,187
Development	2015	-	-	-	-

(a)	Healthcare costs include employer-paid medical, dental, and vision benefits generally available to all employees. Employer-paid life insurance is included and was less than $100.00 annually per executive for the transition period ended June 30, 2016 and our prior fiscal years ended March 31, 2016 and 2015.

(b)	Effective June 1, 2015, we established a 401(k) retirement savings plan, with an employer matching contribution, for all employees. We have no other plans in place and have never maintained any other plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

(c)	Mr. Boomgarden performed services for Akoustis, Inc., under an independent contractor agreement prior to his employment with the Company.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Outstanding Equity Awards at Fiscal Year-End

At June 30, 2016, we had two compensation plans approved by our stockholders: the 2014 Stock Plan and the 2015 Equity Incentive Plan (the “2015 Plan”). The following table provides information about equity awards granted to our Named Executive Officers that were outstanding as of the end of Akoustis, Inc.’s last fiscal year ended June 30, 2016.

60

	Stock Awards
	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)

Jeffrey Shealy, CEO (1)	-	-

Mark Boomgarden, VP of Operations (2)	155,682	652,308

Cindy Payne, CFO (2)	145,000	607,550

David Aichele, VP of Business Development (2)	110,000	460,900

(1)	Mr. Shealy had no outstanding option or stock awards as of June 30, 2016.

(2)	Reflects stock options and stock awards valued at the closing ask value of $4.19 as of June 30, 2016.

Employment Agreements

On June 15, 2015, we entered into a three-year employment agreement with our Chief Executive Officer, Jeffrey B. Shealy. After the initial three-year term, the agreement will be automatically renewed for successive one-year periods unless terminated by either party on at least 30 days’ written notice prior to the end of the then-current term. Mr. Shealy’s annual base salary was $150,000, subject to increase or decrease annually as determined by our Board of Directors. Effective July 4, the Board increased Mr. Shealy’s salary to $154,500. Mr. Shealy is eligible, at the discretion of our Board of Directors, to receive an annual cash bonus of up to 100% of his annual base salary, which may be based on us achieving certain operational, financial or other milestones (the “Milestones”) that may be established by our Board of Directors. Mr. Shealy is entitled to receive stock options or other equity incentive awards under the 2015 Plan as and when determined by the Board, and is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us for, our executives. Mr. Shealy and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Shealy will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time.

In the event that Mr. Shealy is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Shealy would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 24 months commencing on the effective date of his termination (the “Severance Period”) (in the case of termination by the executive for Good Reason, reduced by any cash remuneration paid to him because of any other employment or self-employment during the Severance Period), and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Shealy’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Shealy’s employment terminated, (z) any unvested stock options, restricted stock or similar incentive equity instruments will vest immediately. For the duration of the Severance Period, Mr. Shealy will also be eligible to participate in our benefit plans or programs, provided Mr. Shealy was participating in such plan or program immediately prior to the date of employment termination, to the extent permitted under the terms of such plan or program (collectively, the “Termination Benefits”). If Mr. Shealy’s employment is terminated during the term by us for Cause, by Mr. Shealy for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits that shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Shealy as a result of a Permanent Disability (as defined in his employment agreement).

On June 15, 2015, we also entered into an employment agreement with each of David M. Aichele, our Vice President of Business Development, Mark Boomgarden, our Vice President of Operations, and Cindy C. Payne, our Chief Financial Officer. Each of these employment agreements has substantially the same terms as that of Mr. Shealy described above, except as follows:

61

	Term	Base Salary (1)	Eligible Bonus % of Base Salary	Severance Period

David M. Aichele	2 years	$136,000	50%	6 months
Mark Boomgarden	2 years	$136,000	50%	6 months
Cindy C. Payne	2 years	$145,000	50%	6 months

(1)	Each named executive’s salary is subject to increase or decrease annually as determined by our Board of Directors. Effective July 4, 2016, the Board increased the salaries of Mr. Aichele, Mr. Boomgarden and Ms. Payne to $140,080, $140,080 and $149,350, respectively.

On May 12, 2017, the Company delivered notice to Cindy C. Payne, its Chief Financial Officer, David M. Aichele, its Vice President of Business Development, and Mark Boomgarden, its Vice President of Operations, that their employment agreements with the Company would not automatically renew pursuant to the terms therein. Accordingly, their employment agreements will expire June 15, 2017. The decision not to renew the employment agreements is consistent with the employment arrangements offered to new hires of the Company; it is not a decision to terminate the Company’s employment relationship with these executives, and each executive will continue in his or her current position unless the executive or the Company otherwise determines to terminate the employment relationship. These executives are not entitled to any payments or benefits under the employment agreements solely as a result of the non-renewal.

In addition, in accordance with each such employment agreement, each of these executives received a restricted stock award under our 2015 Plan for the number of shares of the Company’s Common Stock shown below. These restricted stock awards are subject to a repurchase option in favor of the Company that lapses over a four-year period, as follows: the repurchase option on 50% of the shares will lapse at the end of two years from the date of issuance, and the repurchase option on 25% of the shares will lapse at the end of each of the third and fourth years from the date of issuance.

Number of Shares of Restricted Stock
David M. Aichele	110,000
Mark Boomgarden	38,000
Cindy C. Payne	145,000

62

Under the terms of the 2015 Plan, in the event of a merger or Change in Control (as defined in the 2015 Plan) of the Company, the treatment of each outstanding restricted stock award will be determined by the Administrator (as defined in the 2015 Plan), including whether each such award will be assumed or an equivalent option or right substituted by the successor corporation. The Administrator will not be required to treat all awards similarly in the transaction. In the event that the successor corporation does not assume or substitute for the award, all restrictions on the restricted stock will lapse.

Restricted Stock Agreements

Akoustis, Inc., entered into, and upon the Merger the Company assumed, restricted stock purchase agreements with each of Steve DenBaars, Mark Boomgarden and Arthur Geiss pursuant to which Akoustis, Inc. issued to each of those individuals a number of shares of Akoustis, Inc. Common Stock, which in the Merger were exchanged for shares of our Common Stock as shown below. The Company has the right to repurchase some or all of such shares upon termination of the individual’s service with the Company, whether voluntary or involuntary, for 60 months from the date of termination. 25% of Mr. Geiss’ shares were released from the repurchase option on June 16, 2015, and an additional 1/48th of the shares shall be released from the repurchase option on the last day of each month thereafter, until all shares are released from the repurchase option; provided, that such scheduled releases from the repurchase option will immediately cease as of the termination of service. During the year ended June 30, 2016, the Company amended the original restricted stock agreements for certain award recipients including Messrs. DenBaars and Boomgarden. According to the amendment, 75% of the shares as to which the repurchase option had not lapsed as of September 30, 2015, shall be released from the repurchase option on the third anniversary of the original effective date of the agreement. The remaining 25% of the shares shall be released from the repurchase option on the fourth anniversary of the original effective date, provided that such scheduled releases from the repurchase option will immediately cease as of the termination of service.

The number of shares subject to these repurchase agreements as of May 22, 2017 are:

Steve DenBaars	44,562
Mark Boomgarden	115,454
Arthur Geiss	11,647

Director Compensation

We believe that our director compensation policy aligns the interest of our non-employee directors with that of our stockholders by compensating each such director with stock option grants. Each director upon commencement of his or her service receives an option to purchase 40,000 shares of Common Stock, which vests over four years in equal annual installments, subject to continuation of service as a director. Our policy also is to reimburse these directors for reasonable out-of-pocket expenses related to their role on our board.

The table below summarizes all compensation received by each of the Company’s non-employee directors for services as a director performed during the three-month transition period ended June 30, 2016 and our prior fiscal year ended March 31, 2016.

Name	Fiscal Year	Option awards ($)(1)	All other compensation ($)	Total ($)

Arthur E. Geiss (2)	TP 2016	-	4,012	4,012
	2016	27,931	9,462	37,393

Jerry D. Neal	TP 2016	-	-	-
	2016	27,931	-	27,931

Steven P. DenBaars	TP 2016	-	-	-
	2016	27,931	-	27,931

Jeffrey K. McMahon	TP 2016	-	-	-
	2016	27,931	-	27,931

(1)	Options were granted under our 2015 Plan following the Merger to each of our four non-employee directors to purchase 40,000 shares of our Common Stock, with an exercise price of $1.50 per share, vesting in equal annual installments over four years and exercisable until May 22, 2025.

(2)	Mr. Geiss received $4,012 and $9,462 in compensation for consulting services provided by his consulting firm, AEG Consulting, for the three-month transition period ended June 30, 2016 and the twelve months ended March 31, 2016, respectively.

63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock that may be acquired upon exercise of stock options or warrants that are currently exercisable or that become exercisable within 60 days after June 5, 2017 (the “Determination Date”) are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of the Determination Date by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. For shares subject to repurchase options, as indicated in the notes to the table below, see “Executive Compensation — Employment Agreements” and “— Restricted Stock Agreements” below for a description of the repurchase option. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

	Amount and nature of beneficial ownership(1)(2)	Percent of Class
Jeffrey B. Shealy, Chief Executive Officer, Director(4)	3,300,725	17.3%
David M. Aichele, Vice President of Business Development(5)	134,250	*
Mark Boomgarden, Vice President of Operations(6)	178,441	*
Cindy C. Payne, Chief Financial Officer(7)	184,375	1.0%
Steven P. DenBaars, Director(8)(9)	285,858	1.5%
Arthur E. Geiss, Director, Co-Chairman of the Board(8)(10)	78,307	*
Jeffrey K. McMahon, Director(8) (11)	551,888	2.9%
Jerry D. Neal, Director, Co-Chairman of the Board(8) (11)	367,000	1.9%
John T. Kurtzweil, Director(11)	22,000	*
All directors and executive officers as a group (9 persons)(12)	5,102,844	26.7%
Mark Tompkins
App 1, Via Guidino 23
Lugano 6900, Switzerland	2,385,706	12.5%

*Less than 1%

64

(1)	Unless otherwise indicated in the table, the address for each person named in the table is c/o Akoustis Technologies, Inc., 9805 Northcross Center Court, Suite H, Huntersville, NC 28078.

(2)	Unless otherwise indicated in the table, the shares are held directly by the beneficial owner.

(3)	Applicable percentage ownership is based on 19,075,050 shares of Common Stock outstanding as of the Determination Date, together with securities exercisable for or convertible into shares of Common Stock within 60 days after the Determination Date, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(4)	Includes 36,000 restricted shares that are subject to a repurchase option.

(5)	Includes 130,000 restricted shares that are subject to a repurchase option.

(6)	Includes 175,480 restricted shares that are subject to a repurchase option.

(7)	Includes 175,000 restricted shares that are subject to a repurchase option.

(8)	Includes 10,000 shares of Common Stock issuable upon exercise of an option that vested in May 2016 and is exercisable until May 22, 2025 and 10,000 shares of Common Stock issuable upon exercise of an option that is due to vest within 60 days

(9)	Includes 66,562 restricted shares that are subject to a repurchase option.

(10)	Includes 33,647 restricted shares that are subject to a repurchase option.

(11)	Includes 22,000 restricted shares that are subject to a repurchase option.

(12)	Includes 704,891 restricted shares that are subject to a repurchase option.

65

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000.00 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons. Set forth below is a description of such related-party transactions that occurred during the transition period.

Certain of our directors and officers participated in private placements of our Common Stock in the 2015 Offering, the First 2016 Offering, and the 2016-2017 Offering. Specifically:

•	Our CEO, Jeffrey Shealy, purchased (i) 134,000 shares of Common Stock for an aggregate purchase price of $201,000 (of which $200,000 was paid by conversion of a convertible note) in the 2015 Offering, (ii) 93,750 shares of Common Stock for an aggregate purchase price of $150,000 in the First 2016 Offering, and (iii) 20,000 shares of Common Stock for an aggregate purchase price of $100,000 in the 2016-2017 Offering.

•	Steven P. DenBaars, one of our directors, purchased 17,000 shares of Common Stock for an aggregate purchase price of $25,500 in the 2015 Offering.

•	Mark Boomgarden, our Vice President of Operations, purchased (i) 17,000 shares of Common Stock for an aggregate purchase price of $25,500 in the 2015 Offering, (ii) 6,250 shares of Common Stock for an aggregate purchase price of $10,000 in the First 2016 Offering, and (iii) 2,000 shares of Common Stock for an aggregate purchase price of $10,000 in the 2016-2017 Offering.

•	Jeffrey K. McMahon, one of our directors, purchased (i) 144,000 shares of Common Stock for an aggregate purchase price of $216,000 (of which $215,000 was paid by conversion of a convertible note) in the 2015 Offering and (ii) 35,000 shares of Common Stock for an aggregate purchase price of $56,000 in the First 2016 Offering. In addition, in April 2015, Mr. McMahon purchased 21 pre-Merger shares of Akoustis, Inc. Common Stock (6,806 post-merger shares of Common Stock) for an aggregate purchase price of $10,000 (paid by partial conversion of a convertible note).

•	Jerry Neal, one of our directors and Co-Chairman of our Board of Directors, purchased 125,000 shares of Common Stock for an aggregate purchase price of $200,000 in the First 2016 Offering and 200,000 shares of Common Stock for an aggregate purchase price of $1,000,000 in the 2016-2017 Offering.

•

Arthur Geiss, one of our directors and Co-Chairman of our Board of Directors, purchased 10,000 shares of Common Stock for an aggregate purchase price of $16,000 in the First 2016 Offering and purchased 2,000 shares of Common Stock for an aggregate purchase price of $10,000 in the 2016-2017 Offering.

•	Cindy Payne, our Chief Financial Officer, purchased 9,375 shares of Common Stock for an aggregate purchase price of $15,000 in the First 2016 Offering.

•	Dave Aichele, our VP of Business Development, purchased 6,250 shares of Common Stock for an aggregate purchase price of $10,000.

•	Rohan Houlden, our Divisional Vice President of Product Engineering, purchased 20,000 shares of Common Stock for an aggregate purchase price of $100,000 in the 2016-2017 Offering.

In addition, James R. Shealy, brother of our Chief Executive Officer, purchased 130,000 shares of Common Stock for an aggregate purchase price of $135,000 (of which $130,000 was paid by conversion of a convertible note) in the 2015 Offering, and he also purchased 14,000 shares of Common Stock for an aggregate purchase price of $70,000 in the 2016-2017 Offering.

Michael J. Shealy, brother of our Chief Executive Officer, purchased 100,000 shares of Common Stock for an aggregate purchase price of $150,000 in the 2015 Offering and purchased 20,000 shares of Common Stock for an aggregate purchase price of $100,000 in the 2016-2017 Offering.

Mark Tompkins, who beneficially owned approximately 2,385,706 shares of our Common Stock as of October 20, 2016, participated in the First 2016 Offering, purchasing 250,000 shares of Common Stock for $400,000.

AEG Consulting, a firm owned and operated by Arthur Geiss, Co-Chairman of the Board, received $4,050, $4,012, and $9,462 for consulting fees for the three months ended September 30, 2016, the three-month transition period ended June 30, 2016, and the twelve months ended March 31, 2016, respectively. Additionally, AEG Consulting received $5,137 and $3,000 for consulting fees for the three months ended March 31, 2017 and 2016, respectively. The firm received $14,445 and $4,875 for consulting fees for the nine months ended March 31, 2017 and 2016, respectively.

66

In March 2016, the Company purchased inventory from Big Red LLC (“Big Red”), a company formed by our CEO, Jeffrey Shealy, Richard Shealy, the brother of the Company’s CEO, Mark Boomgarden, VP of Operations, and Greenstone, LLC. Specifically, the Company purchased amplifier inventory for $44,000 so that the it could pursue commercialization of such inventory. The Company will use this inventory and related technology to process and sell amplifiers. Jeffrey Shealy and Mark Boomgarden assigned their interests in “Big Red” to other parties in March of 2016, including a small minority interest to one of our employees.

In April 2016, the Company entered into a license agreement with Big Red. The license agreement was executed so that the Company could pursue commercialization of the amplifier inventory purchased from Big Red in March 2016. The Company will utilize this inventory and related technology to process and sell the amplifiers. Future revenue from Company sales utilizing the amplifier technology will result in a license fee paid to Big Red according to the following schedule:

Net Sales	Royalty Percentage
$0 - $500,000	5.00%
$500,000 - $1,000,000	4.00%
$1,000,000 - $2,000,000	3.50%
$2,000,000 – $5,000,000	3.00%
$5,000,001 and over	2.00%

67

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, or they may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

68

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of Common Stock outside of the ordinary course of business or, at the time of the purchase of the Common Stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in passive market-making activities with respect to the shares of Common Stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Our Common Stock is currently quoted on the NASDAQ Capital Market, on which we became listed and commenced trading on March 13, 2017. In the last 12 months, the price of our Common Stock has ranged from less than $5.00 per share to above $5.00 per share.

69

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of the date of this prospectus, we had 19,075,050 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, whole or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the Common Stock;

•	Diluting the voting power of the Common Stock;

•	Impairing the liquidation rights of the Common Stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

Warrants

The 2015 Placement Agent Warrants entitled their holders to purchase 324,650 shares of Common Stock, with a term until June 2020 and an exercise price of $1.50 per share, and have a “cashless” net exercise option. 2015 Placement Agent Warrants to purchase 317,984 shares of Common Stock remain outstanding as of May 22, 2017.

The 2016 Placement Agent Warrants entitle their holders to purchase 153,713 shares of Common Stock, with a term until April 2021 and an exercise price of $1.60 per share, and have a “cashless” net exercise option. 2016 Placement Agent Warrants to purchase 153,714 shares of Common Stock remain outstanding as of May 22, 2017.

The 2016-2017 Placement Agent Warrants entitle their holders to purchase 205,126 shares of Common Stock, with a five-year term expiring in 2021and 2022 and an exercise price of $5.00 per share, and have a “cashless” net exercise option.

The 2017 Placement Agent Warrants entitle their holders to purchase 46,410 shares of Common Stock, with a five-year term expiring in May 2022 and an exercise price of $9.00 per share, and have a “cashless” net exercise option.

See “Registration Rights” below for a description of the registration rights granted to (among others) the holders of the Placement Agent Warrants, which description is incorporated herein by reference.

Copies of the Placement Agent Warrants are filed as exhibits to the registration statement of which this prospectus is a part.

70

Options

Options to purchase an aggregate of 160,000 shares of our Common Stock were granted under our 2015 Equity Incentive Plan following the Merger to four of our non-employee directors, with an exercise price of $1.50 per share, vesting in equal annual installments over four years and exercisable until May 22, 2025.

Other Convertible Securities

As of the date hereof, other than the securities described above, the Company does not have any outstanding convertible securities.

Registration Rights

The 2015 Offering

In connection with the 2015 Offering, we entered into a Registration Rights Agreement, pursuant to which we agreed to file a registration statement with the SEC (the “2015 Registration Statement”) covering (a) the shares of Common Stock issued in the 2015 Offering, (b) the shares of Common Stock issuable upon exercise of the 2015 Placement Agent Warrants, (c) any shares of Common Stock issuable to investors in the 2015 Offering pursuant to anti-dilution rights and (d) 1,863,504 additional shares of Common Stock held by two pre-Merger stockholders (the “2015 Registrable Shares”). The 2015 Registration Statement was declared effective by the SEC on October 20, 2015, and we filed a post-effective amendment to the 2015 Registration Statement concurrently with the filing of the registration statement of which this prospectus forms a part. The 2015 Registration Statement must be maintained until the earlier of two years from its effective date or until Rule 144 is available to the holders of all 2015 Registrable Shares without volume limitations.

With respect to (c) above, we registered 1,896,052 shares, which represented a good faith estimate as to the number of shares which may have become issuable upon application of the price-protected anti-dilution provision applicable to the shares referenced in (a) above (being the number of shares that would become issuable were we to trigger the application of the anti-dilution provision by issuing Common Stock or Common Stock equivalents at a price of $1.00 per share). At the time of registration, we could not predict whether such anti-dilution provision would be triggered or the actual number of shares which would have become issuable were such provision to be triggered. The anti-dilution rights expired twelve months after the final closing of the 2015 Offering.

If (a) the 2015 Registration Statement ceases for any reason to remain effective during the period provided by the 2015 Registration Rights Agreement or the holders of 2015 Registrable Shares are otherwise not permitted to utilize the prospectus therein to resell the 2015 Registrable Shares for a period of more than fifteen consecutive trading days during such period; or (b) the 2015 Registrable Shares are not listed or included for quotation on OTC Markets, Nasdaq, the New York Stock Exchange or NYSE MKT, or trading of the Common Stock is suspended or halted for more than three consecutive trading days, the Company may be required to make payments to each holder of 2015 Registrable Shares as monetary penalties at a rate equal to 1% of the 2015 Offering Price per 30-day period for each share affected during the period of such failure; provided, however, that in no event will the aggregate of any such penalties exceed 8% of the 2015 Offering Price per share. No liquidated damages shall accrue after the 2015 Registrable Shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act. Stockholders have not been permitted to use the prospectus in the 2015 Registration Statement since August 2016. However, Rule 144 has generally been available to such stockholders. Once the post-effective amendment to the 2015 Registration Statement is declared effective by the SEC, stockholders may begin to use the prospectus included in such post-effective amendment.

The holders of 2015 Registrable Shares and the stockholders of the Company prior to the Merger (but not holders of the shares issued to the stockholders of Akoustis, Inc., in consideration for the Merger) were given “piggyback” registration rights for such 2015 Registrable Shares with respect to any registration statement filed by us following the effectiveness of the 2015 Registration Statement that would permit the inclusion of such shares, subject to customary cutback pro rata in an underwritten offering.

We will have paid or will pay all expenses in connection with any registration obligation provided in the 2015 Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

The First 2016 Offering

In connection with the First 2016 Offering, we entered into a Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 90 calendar days from the final closing of the First 2016 Offering, held April 16, 2016, the Company would file a registration statement with the SEC (the “2016 Registration Statement”) covering the resale of (a) the shares of Common Stock issued in the First 2016 Offering and (b) any shares of Common Stock issuable to investors in the First 2016 Offering pursuant to the anti-dilution rights described under “Description of Business—The First 2016 Offering” above (the “2016 Registrable Shares”).

71

The 2016 Registration Statement was declared effective by the SEC on July 22, 2016. With respect to (b) above, we registered 1,341,186 shares, which represented a good faith estimate as to the number of shares which may have become issuable upon application of the price-protected anti-dilution provision applicable to the shares referenced in (a) above (being the number of shares that would become issuable were we to trigger the application of the anti-dilution provision by issuing Common Stock or Common Stock equivalents at a price of $1.00 per share). At the time of registration, we could not predict whether such anti-dilution provision would be triggered or the actual number of shares which would have become issuable were such provision to be triggered. The anti-dilution rights expired 90 days after the 2016 Registration Statement was declared effective by the SEC.

If (a) the 2016 Registration Statement ceases for any reason to remain effective or the holders of 2016 Registrable Shares are otherwise not permitted to utilize the prospectus therein to resell the 2016 Registrable Shares for a period of more than fifteen consecutive trading days; or (b) the Registrable Shares are not listed or included for quotation on OTC Markets, Nasdaq, the New York Stock Exchange or NYSE MKT, or trading of the Common Stock is suspended or halted for more than three consecutive trading days, the Company may be required make payments to each holder of 2016 Registrable Shares as monetary penalties at a rate equal to 12% of the First 2016 Offering Price per annum for each share affected during the period of such failure; provided, however, that in no event will the aggregate of any such penalties exceed 8% of the First 2016 Offering Price per share. No liquidated damages shall accrue with respect to any 2016 Registrable Shares after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the 2016 Registration Statement effective until the earlier of (i) two years from the date it was declared effective by the SEC and (ii) the date Rule 144 is available to the holders of 2016 Registrable Shares with respect to all of their 2016 Registrable Shares without volume or other limitations. The registration statement of which this post-effective amendment forms a part will update the 2016 Registration Statement and the prospectus included therein.

The holders of 2016 Registrable Shares have “piggyback” registration rights for such 2016 Registrable Shares with respect to up to two registration statements filed by the Company following the effectiveness of the 2016 Registration Statement that would permit the inclusion of such shares, subject to customary cutback pro rata in an underwritten offering.

We will have paid or will pay all expenses in connection with any registration obligation provided in the 2016 Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

The 2016-2017 Offering

In connection with the 2016-2017 Offering, we entered into a Registration Rights Agreement, pursuant to which we have agreed that within 90 calendar days from the final closing of the 2016-2017 Offering, the Company will file a registration statement with the SEC (the “New Registration Statement”) covering the resale of (a) the shares of Common Stock issued in the 2016-2017 Offering, (b) any shares of Common Stock issuable to investors in the 2016-2017 Offering pursuant to the anti-dilution rights described under “Description of Business —The 2016-2017 Offering” above, and (c) the shares of Common Stock issuable pursuant to the Common Stock purchase warrants issued to the placement agents in the 2016-2017 Offering (the “New Registrable Shares”).

The Company must use its commercially reasonable efforts to ensure that the New Registration Statement is declared effective within 180 calendar days after filing with the SEC. If (a) the Company is late in filing the New Registration Statement, (b) the New Registration Statement ceases for any reason to remain effective or the holders of New Registrable Shares are otherwise not permitted to utilize the prospectus therein to resell the New Registrable Shares for a period of more than fifteen consecutive trading days; or (c) the New Registrable Shares are not listed or included for quotation on OTC Markets, Nasdaq, the New York Stock Exchange or NYSE MKT, or trading of the Common Stock is suspended or halted for more than three consecutive trading days, the Company will make payments to each holder of New Registrable Shares as monetary penalties at a rate equal to 12% of the 2016-2017 Offering Price per annum for each share affected during the period of such failure; provided, however, that in no event will the aggregate of any such penalties exceed 8% of the 2016-2017 Offering Price per share. No liquidated damages shall accrue with respect to any New Registrable Shares removed from the New Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the New Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the New Registration Statement effective until the earlier of (i) two years from the date it is declared effective by the SEC and (ii) the date Rule 144 is available to the holders of New Registrable Shares with respect to all of their New Registrable Shares without volume or other limitations.

The holders of New Registrable Shares (including any shares of Common Stock removed from the New Registration Statement as a result of a Cutback Comment) will have “piggyback” registration rights for such New Registrable Shares with respect to up to two registration statements filed by the Company following the effectiveness of the New Registration Statement that would permit the inclusion of such shares, subject to customary cutback pro rata in an underwritten offering.

72

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

The 2017 Offering

In connection with the 2017 Offering, we entered into a Registration Rights Agreement, pursuant to which we have agreed that within 90 calendar days from the final closing of the 2017 Offering, the Company will file a registration statement with the SEC (the “2017 New Registration Statement”) covering the resale of (a) the shares of Common Stock issued in the 2017 Offering, (b) any shares of Common Stock issuable to the investor in the 2017 Offering pursuant to the anti-dilution rights described under “Description of Business —2017 Offering” above, and (c) the shares of Common Stock issuable pursuant to the Common Stock purchase warrants issued to the placement agents in the 2017 Offering (the “2017 Offering Registrable Shares”).

The Company must use its commercially reasonable efforts to ensure that the 2017 New Registration Statement is declared effective within 180 calendar days after filing with the SEC. If (a) the Company is late in filing the 2017 New Registration Statement, (b) the 2017 New Registration Statement ceases for any reason to remain effective or the holders of New Registrable Shares are otherwise not permitted to utilize the prospectus therein to resell the 2017 Offering Registrable Shares for a period of more than fifteen consecutive trading days; or (c) the 2017 Offering Registrable Shares are not listed or included for quotation on OTC Markets, Nasdaq, the New York Stock Exchange or NYSE MKT, or trading of the Common Stock is suspended or halted for more than three consecutive trading days, the Company will make payments to each holder of 2017 Offering Registrable Shares as monetary penalties at a rate equal to 12% of the 2017 Offering Price per annum for each share affected during the period of such failure; provided, however, that in no event will the aggregate of any such penalties exceed 8% of the 2017 Offering Price per share. No liquidated damages shall accrue with respect to any 2017 Offering Registrable Shares removed from the 2017 New Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the 2017 New Registration Statement (a “2017 Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the 2017 New Registration Statement effective until the earlier of (i) two years from the date it is declared effective by the SEC and (ii) the date Rule 144 is available to the holders of 2017 New Registrable Shares with respect to all of their 2017 New Registrable Shares without volume or other limitations.

The holders of 2017 New Registrable Shares (including any shares of Common Stock removed from the New Registration Statement as a result of a Cutback Comment) will have “piggyback” registration rights for such 2017 New Registrable Shares with respect to up to two registration statements filed by the Company following the effectiveness of the 2017 New Registration Statement that would permit the inclusion of such shares, subject to customary cutback pro rata in an underwritten offering.

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

The Registration Rights Agreements referred to above are filed as exhibits to the registration statement of which this prospectus is a part.

Lock-up Agreements and Other Restrictions

In connection with the Merger, each of our executive officers and directors, and each of the stockholders of Akoustis, Inc., who received shares of our Common Stock in the Merger (each a “Restricted Holder”, and, collectively, the “Restricted Holders”), holding at the time of the Merger an aggregate 5,734,006 shares of our Common Stock, entered into agreements (the “Lock-Up Agreements”), whereby they were restricted for a period of 24 months after the Merger, or until May 22, 2017, from certain sales or dispositions of our Common Stock held by them immediately after the Merger (the “Lock-Up”). The Lock-Up excludes shares of Common Stock purchased by the Restricted Holders in the 2015 Offering, other than our Chief Executive Officer, and shares purchased in the open market in compliance with applicable securities laws.

In addition, each Restricted Holder agreed in the Lock-Up Agreement that it will not, for a period of 24 months following the Merger, or until May 22, 2017, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise seek to hedge its position in the Common Stock.

Transfer Agent

The transfer agent for our Common Stock is Globex Transfer, LLC. The transfer agent’s address is 780 Deltona Blvd., Suite 202, Deltona, FL 32725 and its telephone number is 813-344-4490.

73

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and By-Laws and Delaware State Law

The provisions of the General Corporation Law of the State of Delaware, or DGCL, and our Certificate of Incorporation and By-Laws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but unissued shares. The authorized but unissued shares of our Common Stock and our preferred stock are available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Special meeting of stockholders and advance notice requirements for stockholder proposals. Our By-Laws require that special meetings of stockholders be called only by a majority of our board of directors, by the chairman of the board, the Chief Executive Officer, the President, or the Secretary. In addition, our By-Laws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the one year anniversary of the date of the annual meeting of the previous year. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Business combinations. The DGCL generally prohibits a corporation from engaging in any business combination with any interested stockholder for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision could make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. However, this provision generally does not apply to a corporation that does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Accordingly, this provision does not currently apply to us.

74

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by LKP Global Law, LLP, 1901 Avenue of the Stars, Suite 480, Los Angeles, CA 90067. LKP is counsel to us and receives legal fees in accordance with an executed retainer agreement.

EXPERTS

The consolidated financial statements of Akoustis Technologies, Inc. as of June 30, 2016 and 2015, and March 31, 2016 and 2015 and for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, and the year ended March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015, included in this prospectus and the registration statement of which this prospectus forms a part, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Akoustis Technologies, Inc. to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance on such report given upon such firm’s authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at our website address, www.akoustis.com, or at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares being offered pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet sites referred to above.

The information found on, or otherwise accessible through, any website referenced in this prospectus is not incorporated into, and does not form a part of, this prospectus.

75

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements of Akoustis Technologies, Inc.

Condensed Consolidated Balance Sheets as of March 31, 2017 (unaudited) and June 30, 2016	F-2

Condensed Consolidated Statements of Operations for the three and nine months ended March 31, 2017 and 2016 (unaudited)	F-3

Condensed Consolidated Statement of Changes in Stockholders’ Equity for the nine months ended March 31, 2017 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the nine months ended March 31, 2017 and 2016 (unaudited)	F-5

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-6

Audited Consolidated Financial Statements of Akoustis Technologies, Inc.

Report of Independent Registered Public Accounting Firm	F-16

Consolidated Balance Sheets as of June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2016	F-17

Consolidated Statements of Operations for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, the year ended March 31, 2016 and for the period from May 12, 2014 (inception) through March 31, 2015	F-18

Consolidated Statement of Changes in Stockholders’ Equity for the period from May 12, 2014 (inception) through June 30, 2016	F-19

Consolidated Statements of Cash Flows for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, the year ended March 31, 2016 and for the period from May 12, 2014 (inception) through March 31, 2015	F-20

Notes to the Consolidated Financial Statements	F-21

F-1

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

Akoustis Technologies, Inc.

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2017	2016
	(unaudited)
Assets

Assets:
Cash and cash equivalents	$9,425,699	$4,155,444
Inventory	49,534	43,544
Prepaid expenses	125,714	54,818
Deposits	688,651	-
Total current assets	10,289,598	4,253,806

Property and equipment, net	688,162	206,985

Intangibles, net	117,854	71,233

Other assets	10,715	10,715
Total Assets	$11,106,329	$4,542,739

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,271,794	$543,646
Deferred revenue	30,500	-
Total current liabilities	1,302,294	543,646

Long-term Liabilities:
Derivative liabilities	-	1,322,729

Total Liabilities	1,302,294	1,866,375

Commitments and contingencies

Stockholders’ Equity
Preferred Stock, par value $0.001: 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 45,000,000 shares authorized; 18,105,349 and 15,375,981 shares issued and outstanding at March 31, 2017 and June 30, 2016, respectively	18,105	15,376
Additional paid in capital	23,993,581	9,335,801
Accumulated deficit	(14,207,651)	(6,674,813)
Total Stockholders’ Equity	9,804,035	2,676,364
Total Liabilities and Stockholders’ Equity	$11,106,329	$4,542,739

See accompanying notes to the condensed consolidated financial statements

F-2

Akoustis Technologies, Inc.

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016	For the Nine Months Ended March 31, 2017	For the Nine Months Ended March 31, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Contract research and government grants	$294,464	$234,334	$453,532	$234,334

Revenue	14,500	-	14,500	-

Total revenue	308,964	234,334	468,032	234,334

Operating expenses
Research and development	1,162,138	375,779	2,590,698	1,049,391
General and administrative expenses	1,203,641	480,757	4,533,652	1,966,561
Total operating expenses	2,365,779	856,536	7,124,350	3,015,952

Loss from operations	(2,056,815)	(622,202)	(6,656,318)	(2,781,618)

Other income (expense)
Other income	-	500	-	500
Interest income	671	305	970	1,153
Change in fair value of derivative liabilities	(8,028)	(127,994)	(877,490)	(108,565)
Total other income (expense)	(7,357)	(127,189)	(876,520)	(106,912)
Net loss	$(2,064,172)	$(749,391)	$(7,532,838)	$(2,888,530)

Net loss per common share - basic and diluted	$(0.12)	$(0.06)	$(0.46)	$(0.22)

Weighted average common shares outstanding -basic and diluted	17,691,114	13,161,247	16,419,225	12,854,810

See accompanying notes to the condensed consolidated financial statements

F-3

Akoustis Technologies, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity

For the Nine Months Ended March 31, 2017

(unaudited)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid In Capital	Deficit	Stockholders’ Equity

Balance, July 1, 2016	15,375,981	$15,376	$9,335,801	$(6,674,813)	$2,676,364

Common stock issued for cash, net of issuance costs	2,141,993	2,142	9,838,885	-	9,841,027

Warrants issued to underwriter	-	-	(715,081)	-	(715,081)

Common stock issued for services	553,000	553	3,181,465	-	3,182,018

Common stock issued for exercise of warrants	34,375	34	54,966	-	55,000

Vesting of restricted shares	-	-	97,326	-	97,326

Transfer of warrants from liability to equity classification	-	-	2,200,219	-	2,200,219

Net loss for the nine months ended March 31, 2017	-	-	-	(7,532,838)	(7,532,838)

Balance, March 31, 2017	18,105,349	$18,105	$23,993,581	$(14,207,651)	$9,804,035

See accompanying notes to the condensed consolidated financial statements

F-4

Akoustis Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended	For the Nine Months Ended
	March 31, 2017	March 31, 2016
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,532,838)	$(2,888,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	61,374	23,403
Amortization of intangibles	5,063	2,212
Share-based compensation	2,952,850	441,190
Change in fair value of derivative liabilities	877,490	108,565
Changes in operating assets and liabilities:
Inventory	(5,990)	(43,544)
Prepaid expenses	(70,896)	351
Cash paid for deposits	(688,651)	-
Other assets	-	-
Accounts payable and accrued expenses	339,561	143,731
Deferred revenue	30,500	-
Net Cash Used In Operating Activities	(4,031,537)	(2,212,622)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for machinery and equipment	(542,551)	(124,672)
Cash paid for intangibles	(51,684)	(31,784)
Net Cash Used In Investing Activities	(594,235)	(156,456)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	9,841,027	769,687
Proceeds from the exercise of warrants	55,000	-
Net Cash Provided By Financing Activities	9,896,027	769,687

Net Increase (Decrease) in Cash	5,270,255	(1,599,391)

Cash - Beginning of Period	4,155,444	4,329,496

Cash - End of Period	$9,425,699	$2,730,105

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$-	$-
Interest	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock compensation payable	$485,916	$101,045
Warrants issued for stock issuance costs	$715,081	$-
Reclassification of derivative liability to additional paid in capital	$2,200,219	$-

See accompanying notes to the condensed consolidated financial statements

F-5

AKOUSTIS TECHNOLOGIES, INC.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2017

Note 1. Organization

Akoustis Technologies, Inc. (formerly known as Danlax, Corp.) (“the Company”) was incorporated under the laws of the State of Nevada, U.S. on April 10, 2013. Effective December 15, 2016, the Company changed its state of incorporation from the State of Nevada to the State of Delaware. Through its subsidiary, Akoustis, Inc. (a Delaware corporation), the Company operates in the telecommunications and fiber optics sector and is based in Huntersville, North Carolina. The mission of the Company is to commercialize and manufacture its patented BulkONE® acoustic wave technology to address the critical frequency-selectivity requirements in today’s mobile smartphones - improving the efficiency and signal quality of mobile wireless devices and enabling the Internet of Things.

On August 11, 2016, the Company changed its fiscal year from the period beginning on April 1 and ending on March 31 to the period beginning on July 1 and ending on June 30 of each year, effective immediately.

On March 10, 2017, the Company announced that its common stock was approved for listing on the NASDAQ Capital Market, effective March 13, 2017 under the symbol AKTS.

On March 23, 2017, the Company entered into a Definitive Asset Purchase Agreement and a Definitive Real Property Purchase Agreement (together, the “Agreements”) with The Research Foundation for the State University of New York (RF-SUNY) and Fuller Road Management Corporation (FRMC), an affiliate of RF-SUNY, to acquire for an aggregate purchase price of $2.75 million, certain specified assets, including STC-MEMS, a semiconductor wafer-manufacturing operation and microelectromechanical systems (MEMS) business with associated wafer-manufacturing tools and 28 employees, as well as the real estate and improvements associated with the facility located in Canandaigua, New York, which is used in the operation of STC-MEMS. Subject to satisfaction of certain conditions precedent, the Agreements contemplate that closing of the transactions is expected to occur approximately 90 days from the date of execution of the definitive agreement, which is on or about June 26, 2017.

The 2016-2017 Offering

The Company sold a total of 2,141,993 shares of its common stock, par value $0.001 per share (the “Common Stock”) in a private placement offering (the “2016-2017 Offering”) at a fixed purchase price of $5.00 per share (the “2016-2017 Offering Price”), with closings in each of November and December 2016 and January and February 2017. Aggregate gross proceeds were $10.7 million before deducting commissions and expenses of approximately $854,000. In connection with the 2016-2017 Offering, the Company also issued to the placement agents, warrants to purchase an aggregate 205,126 shares of Common Stock with a term of five years and an exercise price of $5.00 per share. In accordance with the terms of the subscription agreements executed by the Company and each of the investors, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions) between November 25, 2016 and the date that is 90 days after the date on which a registration statement registering the resale of the shares issued in the 2016-2017 Offering is declared effective by the Securities and Exchange Commission (the “SEC”), for a consideration per share less than the 2016-2017 Offering Price (as adjusted for any subsequent stock dividend, stock split, distribution, recapitalization, reclassification, reorganization, or similar event) (the “Lower Price”), each investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such Investor, will equal the number of shares of Common Stock that such Investor’s investment in the Offering would have purchased at the Lower Price.

F-6

Note 2. Liquidity and Management Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2017, the Company had working capital of $9.0 million and an accumulated deficit of $14.2 million. Since inception, the Company has recorded approximately $876,000 of revenue from contract research and government grants. As of March 31, 2017, the Company had cash and cash equivalents of $9.4 million which the Company believes is sufficient to fund its current operations through June 2018. The Company had $10 million of cash and cash equivalents on hand as of May 12, 2017 to fund its business. The Company cannot yet estimate the amount of capital expenditures to be incurred in connection with the operations of the Acquired Business (as defined in Note 9) upon closing of the transactions discussed more fully in Note 9 as it is continuing to conduct due diligence on the operations and available financial information associated with the acquisition. Consummation of the transactions is conditioned, in part, on delivery to the Company of the financial books and records of the Acquired Business sufficient for the completion of an audit or financial information as necessary to satisfy any SEC filing requirements related to the acquisition.

There is no assurance that the Company’s projections and estimates are accurate. The Company’s primary sources of operating funds since inception have been private equity, note financings and grants. The Company needs to raise additional capital to accomplish its business plan objectives and will continue its efforts to secure additional funds through issuance of debt or equity instruments and/or receipts of grants as appropriate. Management believes that it will be successful in obtaining additional financing based on its history of raising funds; however, the amount of funds raised, if any, may not be sufficient to enable the Company to attain profitable operations. To the extent that the Company is unsuccessful in obtaining additional financing, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Note 3. Summary of significant accounting policies

Basis of presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC.

The unaudited condensed consolidated financial information furnished herein reflects all adjustments, consisting solely of normal recurring items, which in the opinion of management are necessary to fairly state the financial position of the Company and the results of its operations for the periods presented. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Transition Report on Form 10-K for the three months and year ended June 30, 2016, filed on October 31, 2016, (the “2016 Annual Report”) has been omitted from this 10-Q. The results of operations for the interim periods presented herein are not necessarily indicative of results for the entire fiscal year ending June 30, 2017 or any other period.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Akoustis, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Significant Accounting Policies and Estimates

The Company’s significant accounting policies are disclosed in Note 3-Summary of Significant Accounting Policies in the 2016 Annual Report. Since the date of the 2016 Annual Report, there have been no material changes to the Company’s significant accounting policies, except for the change in accounting policy related to the presentation of contract research and government grants as discussed below. The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes to the condensed consolidated financial statements. These estimates and assumptions include valuing equity securities and derivative financial instruments issued in financing transactions, deferred taxes and related valuation allowances, and the fair values of long lived assets. Actual results could differ from the estimates.

F-7

Change in Accounting Policy for Revenue Recognition

Effective October 1, 2016, the Company changed its accounting policy for the recognition of grant revenue. The Company believes this change in accounting policy is preferable due to the fact that grant revenue is viewed as an ongoing function of its intended operations. This change in accounting policy also enhances the comparability of the Company’s financial statements with many of its industry peers. The adoption of this accounting policy change has been applied retrospectively to all prior periods presented in this Quarterly Report on Form 10-Q and has had no impact on net loss per share.

Contract Research and Government Grants

The Company may generate revenue from product sales, license agreements, collaborative research and development arrangements, and government grants. To date the Company’s principal source of revenue consists of government research grants. The Company recognizes nonrefundable grant revenue when it is received and reports this revenue as “Contract research and government grants” on the condensed consolidated statements of operations. Contracts executed and monies received prior to the recognition of revenue are recorded as deferred revenue.

Engineering Review Services Revenue

The Company records Engineering Review Services revenue (“ERS”) which is for providing one time design and development services whereby the Company’s R&D personnel deliver simulations/models and demonstration units (low volume) for evaluation by the customers. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the amount of fees to be paid by the customer is fixed or determinable, and the collection of fees is reasonably assured. Total ERS revenue to date is approximately $14,500.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the three and nine months ended March 31, 2017 and 2016 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016
Options	160,000	160,000
Warrants	642,448	324,650
Totals	802,448	484,650

Shares Outstanding

Shares outstanding include shares of restricted stock with respect to which restrictions have not lapsed. Restricted stock included in reportable shares outstanding was 2,144,055 shares and 1,353,055 shares as of March 31, 2017 and 2016, respectively. Shares of restricted stock are included in the calculation of weighted average shares outstanding.

Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation. The reclassifications did not have an impact on net loss as previously reported.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

F-8

Note 4. Property and equipment

Property and equipment consisted of the following:

	Estimated Useful Life	March 31, 2017	June 30, 2016
Research and development equipment	3 – 10 years	$768,923	$226,372
Computer equipment	5 years	16,783	16,783
Furniture and fixtures	5 – 10 years	3,725	3,725
Leasehold improvements	*	3,240	3,240
		792,671	250,120
Less: Accumulated depreciation		(104,509)	(43,135)
Total		$688,162	$206,985

(*) Amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.

The Company recorded depreciation expense of $35,540 and $10,417 for the three months ended March 31, 2017 and 2016, respectively.

The Company recorded depreciation expense of $61,374 and $23,403 for the nine months ended March 31, 2017 and 2016, respectively.

As of March 31, 2017, research and development fixed assets totaling $39,116 were not placed in service and therefore not depreciated during the period.

Note 5. Intangible assets

The Company’s intangible assets consisted of the following:

	Estimated useful life	March 31, 2017	June 30, 2016
Patents	15 years	$126,246	$74,562
Less: Accumulated amortization		(9,952)	(4,889)
Subtotal		116,294	69,673
Trademarks	—	1,560	1,560
Intangible assets, net		$117,854	$71,233

The Company recorded amortization expense of $1,951 and $800 for the three months ended March 31, 2017 and 2016, respectively.

The Company recorded amortization expense of $5,063 and $2,212 for the nine months ended March 31, 2017 and 2016 respectively.

F-9

The following table outlines estimated future annual amortization expense for the next five years and thereafter:

March 31,
2018	$8,212
2019	8,212
2020	8,212
2021	8,212
2022	8,212
Thereafter	75,234
$116,294

Note 6. Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following at March 31, 2017 and June 30, 2016:

	March 31, 2017	June 30, 2016
Accounts payable	$146,217	$73,400
Accrued salaries and benefits	107,071	21,376
Accrued bonuses	334,228	126,575
Accrued stock-based compensation	567,669	179,079
Other accrued expenses	116,609	143,216
Totals	$1,271,794	$543,646

Note 7. Derivative Liabilities

Upon closing of the private placements on May 22, 2015 and June 9, 2015, the Company issued 298,551 and 26,099 warrants, respectively, to purchase the same number of shares of common stock with an exercise price of $1.50 and a five-year term to the placement agent. Upon closing of a private placement in April 2016, the Company issued 153,713 warrants to purchase the same number of shares of common stock with an exercise price of $1.60 and a five-year term to the placement agent. The Company identified certain put features embedded in the warrants that potentially could result in a net cash settlement, requiring the Company to classify the warrants as a derivative liability.

During the nine months ended March 31, 2017, the Company amended the existing warrant agreements to eliminate the derivative feature. Upon execution of the revised agreements, a total of 471,697 warrants with a fair value of $2,200,219 were reclassified from liability to equity.

Level 3 Financial Liabilities – Derivative warrant liabilities

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the condensed consolidated balance sheet as of March 31, 2017:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$	$—	$—	$—	$—

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the condensed consolidated balance sheet as of June 30, 2016:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$1,322,729	$—	$—	$1,322,729	$1,322,729

F-10

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended March 31, 2017:

Fair Value Measurement Using Level 3 Inputs
Total
Balance, July 1, 2016	$1,322,729
Change in fair value of derivative warrant liabilities	877,490
Reclassification of Derivative liability to Additional Paid in Capital	(2,200,219)
Balance, March 31, 2017	$-

The fair value of the derivative feature of the warrants on the issuance dates, at the balance sheet date and on the date of reclassification to equity were calculated using a binomial option model valued with the following weighted average assumptions:

	January 19, 2017	June 30, 2016
Risk free interest rate	1.75%	1.01%
Dividend yield	0.00%	0.00%
Expected volatility	69%	39%
Remaining term (years)	3.14 – 4.04	3.89-4.79

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the warrant’s expected term.

Remaining term: The Company’s remaining term is based on the remaining contractual maturity of the warrants.

During the nine months ended March 31, 2017 and 2016, the Company marked the derivative feature of the warrants to fair value and recorded a loss of $877,490 and $108,565, respectively, relating to the change in fair value.

F-11

Note 8. Stockholders’ Equity

The Company recorded stock-based compensation expense for the shares issued to consultants that have vested, which is a component of general and administrative expenses in the Condensed Consolidated Statement of Operations as follows:

		Stock Based Compensation

		For the Nine Months Ended
Month of Original Grant	Shares Issued	March 31, 2017	March 31, 2016
December 2015	230,000	$945,189	$136,603
March 2016	60,000	261,214	12,133
August 2016	40,000	147,600	-
January 2017	50,000	114,329	-
	380,000	$1,468,332	$148,736

As of March 31, 2017 and June 30, 2016, the Company had 18,105,349 and 15,375,981 common shares issued and outstanding, respectively.

Stock incentive plan

The following is a summary of the option activity:

	Options	Weighted Average Exercise Price

Outstanding – June 30, 2016	160,000	$1.50
Exercisable – June 30, 2016	40,000	$1.50
Granted	—	—
Exercised	—	—
Forfeited/Cancelled	—	—
Outstanding – March 31, 2017	160,000	$1.50
Exercisable – March 31, 2017	40,000	$1.50

As of March 31, 2017, the total intrinsic value of options outstanding and exercisable was $1,814,400 and $453,600, respectively. As of March 31, 2017, the Company has $59,764 in unrecognized stock-based compensation expense attributable to the outstanding options, which will be amortized over a period of 2.14 years.

For the three months ended March 31, 2017 and 2016, the Company recorded $6,888 and $6,964, respectively, in stock-based compensation related to stock options, which is reflected in the condensed consolidated statements of operations.

F-12

For the nine months ended March 31, 2017 and 2016, the Company recorded $20,968 and $21,044, respectively, in stock-based compensation related to stock options, which is reflected in the condensed consolidated statements of operations.

Issuance of restricted shares – employees and consultants

Restricted stock awards are considered outstanding at the time of execution by the Company and the recipient of a restricted stock agreement, as the stock award holders are entitled to dividend and voting rights. As of March 31, 2017, the number of shares granted for which the restrictions have not lapsed was 1,641,764 shares.

The Company recognizes the compensation expense for all share-based compensation granted based on the grant date fair value. The grant date fair value of the award is recorded as share–based compensation expense over the respective restriction period. Any portion of the grant awarded to consultants and other service providers as to which the repurchase option has not lapsed is accrued on the Balance Sheet as a component of accounts payable and accrued expenses. As of March 31, 2017 and June 30, 2016, the accrued stock-based compensation was $567,669 and $179,079, respectively. The Company has the right to repurchase some or all of such shares in certain circumstances upon termination of the recipient’s service with the Company, for up to 60 months from the date of termination (“repurchase option”). The shares as to which the repurchase option has not lapsed are subject to forfeiture upon termination of consulting and employment agreements.

In September 2015, the Company amended the original restricted stock agreement for certain award recipients. Pursuant to the amendment, 75% of the shares as to which the repurchase option had not lapsed as of September 30, 2015 will be released from the repurchase option on the third anniversary of the original effective date of the agreement. The remaining 25% of the shares will be released from the repurchase option on the fourth anniversary of the original effective date.

The following is a summary of restricted shares:

Grant Date	Shares Issued	Fair Value	Shares Vested
June 2014	307,876	$2,103,429	96,211
July 2014	32,408	2,090	9,452
August 2014	81,020	534,950	31,056
September 2014	129,633	513,400	32,408
March 2015	72,918	691,565	13,164
June 2015	293,000	439,500	-
November 2015	36,200	54,300	-
December 2015	300,000	1,393,000	230,000
January 2016	40,000	68,000	-
March 2016	60,000	333,000	60,000
June 2016	118,000	577,771	-
August 2016	351,000	1,570,472	40,000
January 2017	192,000	1,472,302	-
February 2017	110,000	697,500	-
March 2017	20,000	135,000	-
	2,144,055	$10,586,279	512,291

In relation to the above restricted stock agreements for the three months ended March 31, 2017 and 2016, the Company recorded stock-based compensation expense for the shares that have vested of $698,103 and $235,030, respectively.

In relation to the above restricted stock agreements for the nine months ended March 31, 2017 and 2016, the Company recorded stock-based compensation expense for the shares that have vested of $2,931,885 and $393,040, respectively.

As of March 31, 2017, the Company had $6,766,031 in unrecognized stock-based compensation expense related to the unvested shares.

F-13

Note 9. Commitments

Operating leases

The Company leases office space in Huntersville, NC pursuant to a three-year lease agreement. The operating lease provides for annual real estate tax and cost of living increases and contains predetermined increases in the rentals payable during the term of the lease. The aggregate rent expense is recognized on a straight-line basis over the lease term. The total lease rental expense was $42,716 and $41,364 for the nine months ended March 31, 2017 and 2016, respectively.

Total future minimum payments required under the operating lease are as follows.

Twelve Months Ending March 31,
2018	$48,260
2019	4,031
$52,291

Definitive Purchase Agreements

On March 23, 2017, the Company entered into a Definitive Asset Purchase Agreement (the “AP Agreement”) and a Definitive Real Property Purchase Agreement (“RP Agreement”) (collectively, the “Agreements”) with The Research Foundation for the State University of New York (“RF-SUNY”) and Fuller Road Management Corporation (“FRMC”), an affiliate of RF-SUNY (collectively, “Sellers”), respectively, to acquire certain specified assets, including STC-MEMS, a semiconductor wafer-manufacturing operation and microelectromechanical systems (MEMS) business with associated wafer-manufacturing tools, as well as the real estate and improvements associated with the facility located in Canandaigua, New York, which is used in the operation of STC-MEMS (the assets and real estate and improvements referred to together herein as the “Acquired Business”). The Company also agreed to assume substantially all of the on-going obligations of the Acquired Business incurred in the ordinary course of business.

Pursuant to the Agreements, and subject to the satisfaction or waiver of certain conditions, the Company will purchase the Acquired Business from Sellers for an aggregate purchase price of $2.75 million (subject to adjustment as provided in the AP Agreement), payable in cash, at closing. The Company has delivered $10,000 into escrow as a good faith deposit to be refunded to the Company only under certain limited circumstances, such as Sellers’ failure to complete the sale or the Company’s termination of the Agreements due to Sellers’ failure to satisfy a condition precedent to closing not waived by the Company.

Consummation of the transactions contemplated by the Agreements is subject to the satisfaction of certain conditions precedent, including, but not limited to, delivery to the Company of the financial books and records of the Acquired Business sufficient for the completion of an audit or financial information as necessary to satisfy any SEC filing requirements in connection with the acquisition, certain third-party consents, and other customary conditions of closing.  The Company has made various representations and warranties and covenants in the Agreements that are customary for a company acting as a buyer in its industry except that the Company is required to pay to FRMC a penalty, as set forth below, if the Company sells the property subject to the RP Agreement within three (3) years after the date of the RP Agreement for an amount in excess of $1,750,000, subject to certain enumerated exceptions. The penalty imposed shall be equivalent to the amount that the sales price of the property exceeds $1,750,000 up to the maximum penalty (“Maximum Penalty”) defined below:

Maximum Penalty
Year 1	$5,960,000
Year 2	$3,973,333
Year 3	$1,986,667
Year 4	$0

F-14

While the Agreements contemplate that a closing of the sale of the Acquired Business (the “Closing”) will take place on or about June 26, 2017, or up to 14 additional days in the Company’s discretion if certain required consents have not been obtained, the conditions precedent to closing are such that there can be no assurance that the Company will complete its acquisition of the Acquired Business in that time or at all.

The Acquired Business currently consists of a 120,000 square foot commercial wafer-manufacturing facility, including Class 100/Class 1000 cleanroom space, located in Canandaigua, New York, 57-acres of real estate and improvements associated with the manufacturing facility, 150-mm silicon MEMS wafer fab operations, including semiconductor manufacturing tools, an existing silicon-based MEMS business with historical annual revenues of approximately $3.0 million from multiple customers, and a 28 employee workforce that the Company generally expects will be offered employment upon the Closing and two existing tenants with multi-year leases. The Acquired Business also holds Trusted Foundry accreditation for MEMS processing, packaging and assembly. The Trusted Foundry Program, managed by the Department of Defense, was initiated in 2004 to ensure mission-critical national defense systems have access to leading-edge integrated circuits (ICs) from secure, domestic sources.

Note 10. Related Party Transactions

Consulting Services

AEG Consulting, a firm owned by one of the Company’s Co-Chairmen, received $5,137 and $3,000 for consulting fees for the three months ended March 31, 2017 and 2016, respectively. The firm received $14,445 and $4,875 for consulting fees for the nine months ended March 31, 2017 and 2016, respectively.

The Company’s CEO and Vice President of Engineering participated in the closing of the 2016-2017 Offering that occurred on November 25, 2016 where they each purchased 20,000 shares of Common Stock at a price of $5.00 per share. The Company’s Vice-President of Operations also purchased 5,000 shares of Common Stock in the closing at an aggregate purchase price of $25,000. The brother of the CEO purchased 14,000 shares of Common Stock in the closing at an aggregate purchase price of $70,000.

The Company’s second Co-Chairman participated in the closing of the 2016-2017 Offering that occurred on December 27, 2016 where he purchased 2,000 shares of Common Stock at a price of $5.00 per share for an aggregate purchase price of $10,000. A second brother of the CEO purchased 20,000 shares of Common Stock in the closing at an aggregate purchase price of $100,000.

Note 11. Subsequent Events

In April 2017, 59,506 placement agent warrants issued in connection with the 2015 private placement offering, each having a term of five years and an exercise price of $1.50, were exercised. Also in April 2017, 17,188 placement agent warrants issued in connection with the first 2016 private placement offering, each having a term of five years and an exercise price of $1.60, were exercised.

During April, the Company granted a restricted stock award of 70,000 shares of Common Stock to a non-executive employee. The award vests at 25% on each of the first four anniversaries of the award.

Also during April 2017, the Company issued a restricted stock award of 40,000 shares to a second non-executive employee. The award vests 50% on the second anniversary of the grant date and 25% on the each of the third and fourth anniversaries.

On May 2, 2017, the Company held a closing of a new private placement offering (the “2017 Offering”) in which it sold 111,100 shares of Common Stock at a purchase price of $9.00 per share, for aggregate gross proceeds of $999,900, before deducting commissions of $70,000. In connection with this closing, the Company agreed to pay a placement agent cash commissions not to exceed 7% of the gross proceeds raised from investors first contacted by the placement agent in the 2017 Offering. In addition, the Company agreed to issue to the placement agent warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold to investors first contacted by the placement agent in the 2017 Offering as additional commissions. As a result of the foregoing, the Company issued to the placement agent warrants to purchase an aggregate of 7,777 shares of Common Stock. The warrants have a term of five years and an exercise price of $9.00 per share. These commissions were accrued pursuant to the terms of a placement agent agreement entered into in connection with the 2016-2017 Offering, which, as amended, provided for compensation to the placement agent upon subsequent investments made by an original participating stockholder in the 2016-2017 Offering.

Also, in May, the Company held a closing of the 2017 Offering in which it sold 63,000 shares of Common Stock at a purchase price of $9.00 per share, for aggregate gross proceeds of $567,000, before deducting commissions of $40,000. In connection with this closing, the Company issued to a placement agent warrants to purchase an aggregate of 4,410 shares of Common Stock. The warrants have a term of five years and an exercise price of $9.00 per share.

Additionally, in May, the Company held a closing of the 2017 Offering in which it sold 488,900 shares of Common Stock at a purchase price of $9.00 per share, for aggregate gross proceeds of $4,400,100 before deducting commissions of $308,000. In connection with this closing, the Company issued to a placement agent warrants to purchase an aggregate of 34,223 shares of Common Stock. The warrants have a term of five years and an exercise price of $9.00 per share.

F-15

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Akoustis Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Akoustis Technologies, Inc. (the “Company”) as of June 30, 2016 and 2015, and March 31, 2016 and 2015, and the related consolidated statements of operations and cash flows for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, the year ended March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015, and the consolidated statement of changes in stockholders’ equity for the period from May 12, 2014 (inception) through June 30, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Akoustis Technologies, Inc., as of June 30, 2016 and 2015, and March 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, the year ended March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not generated any revenue, and has incurred losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum llp

Marcum llp

New York, NY
October 31, 2016

F-16

Akoustis Technologies, Inc.

Consolidated Balance Sheets

	June 30,	June 30,	March 31,	March 31,
	2016	2015	2016	2015
Assets

Assets:
Cash and cash equivalents	$4,155,444	$4,329,496	$2,730,105	$687,739
Inventory	43,544	-	43,544	30,521
Prepaid expenses	54,818	59,812	59,461	19,000
Total current assets	4,253,806	4,389,308	2,833,110	737,260

Property and equipment, net	206,985	81,641	182,910	65,512

Intangibles, net	71,233	31,077	60,649	26,966

Other assets	10,715	10,715	10,715	2,715
Total Assets	$4,542,739	$4,512,741	$3,087,384	$832,453

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$543,646	$122,514	$367,290	$58,439
Convertible notes payable	-	-	-	655,000
Total current liabilities	543,646	122,514	367,290	713,439

Long-term Liabilities:
Derivative liabilities	1,322,729	205,144	313,709	-

Total Liabilities	1,866,375	327,658	680,999	713,439

Commitments and contingencies

Stockholders’ Equity
Preferred Stock, par value $0.001: 10,000,000 shares authorized; none issued and outstanding	-	-	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 15,375,981, 12,469,084, 13,615,440 and 5,493,200 shares issued and outstanding at June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015, respectively	15,376	12,469	13,615	5,493
Additional paid in capital	9,335,801	5,441,260	6,549,946	559,870
Accumulated deficit	(6,674,813)	(1,268,646)	(4,157,176)	(446,349)
Total Stockholders’ Equity	2,676,364	4,185,083	2,406,385	119,014
Total Liabilities and Stockholders’ Equity	$4,542,739	$4,512,741	$3,087,384	$832,453

See accompanying notes to the consolidated financial statements

F-17

Akoustis Technologies, Inc.

Consolidated Statements of Operations

					For the Period from
	For the Three Months Ended	For the Year Ended	For the Year Ended	For the Year Ended	May 12, 2014 (Inception) through
	June 30, 2016	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015

Revenue	$-	$-	$-	$-	$-

Operating expenses
Research and development	709,314	1,758,701	470,987	1,222,194	244,635
General and administrative expenses	968,734	2,935,299	920,031	2,647,800	339,214
Total operating expenses	1,678,048	4,694,000	1,391,018	3,869,994	583,849

Loss from operations	(1,678,048)	(4,694,000)	(1,391,018)	(3,869,994)	(583,849)

Other income (expense)
Grant income	20,500	254,834	167,499	264,333	137,500
Other income	-	500	-	500	-
Interest income	186	1,339	175	1,328	-
Change in fair value of derivative liabilities	(860,275)	(968,840)	1,571	(106,994)	-
Total other income (expense)	(839,589)	(712,167)	169,245	159,167	137,500

Net loss	$(2,517,637)	$(5,406,167)	$(1,221,773)	$(3,710,827)	$(446,349)

Net loss per common share - basic and diluted	$(0.17)	$(0.40)	$(0.20)	$(0.32)	$(0.08)

Weighted average common shares outstanding-basic and diluted	15,111,088	13,349,482	6,240,780	11,702,313	5,493,200

See accompanying notes to the consolidated financial statements

F-18

Akoustis Technologies, Inc.

Consolidated Statement of Changes in Stockholders’ Equity
For the Period from May 12, 2014 (Inception) through June 30, 2016

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid In Capital	Deficit	Stockholders’ Equity

Balance May 12, 2014 (Inception)	-	$-	$-	$-	$-

Common stock issued to founders	3,017,203	3,016	(3,015)	-	1

Common stock issued for cash	134,504	135	34,865	-	35,000

Preferred shares issued for cash	1,717,635	1,718	528,282	-	530,000

Common stock issued for services	623,858	624	(262)	-	362

Net loss for the period May 12, 2014 (Inception) to March 31, 2015	-	-	-	(446,349)	(446,349)
Balance, March 31, 2015	5,493,200	5,493	559,870	(446,349)	119,014

Common stock issued for cash, net of issuance costs	3,362,104	3,362	4,238,265	-	4,241,627

Warrants issued to underwriter	-	-	(206,715)	-	(206,715)

Common stock issued upon conversion of notes	436,806	437	654,563	-	655,000

Recapitalization	3,000,005	3,000	(3,000)	-	-

Common stock issued for services	176,969	177	198,277	-	198,454

Net loss for the period April 1, 2015 to June 30, 2015	-	-	-	(822,297)	(822,297)
Balance, June 30, 2015	12,469,084	12,469	5,441,260	(1,268,646)	4,185,083

Common stock issued for cash, net of issuance costs	494,125	494	769,193	-	769,687

Common stock issued for services	652,231	652	339,493	-	340,145

Net loss for the period July 1, 2015 to March 31, 2016	-	-	-	(2,888,530)	(2,888,530)
Balance, March 31, 2016	13,615,440	13,615	6,549,946	(4,157,176)	2,406,385

Common stock issued for cash, net of issuance costs	1,745,875	1,746	2,561,150	-	2,562,896

Warrants issued to underwriter	-	-	(165,719)	-	(165,719)

Common stock issued for services	8,000	8	363,457	-	363,465

Issuance of common stock from exercise of warrants	6,666	7	9,993	-	10,000

Transfer of warrant derivatives from liability to equity classification	-	-	16,974	-	16,974

Net loss for the three months ended June 30, 2016	-	-	-	(2,517,637)	(2,517,637)
Balance, June 30, 2016	15,375,981	$15,376	$9,335,801	$(6,674,813)	$2,676,364

See accompanying notes to the consolidated financial statements

F-19

Akoustis Technologies, Inc.

Consolidated Statements of Cash Flows

					For the Period from
	For the Three Months Ended	For the Year Ended	For the Year Ended	For the Year Ended	May 12, 2014 (Inception) through
	June 30, 2016	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,517,637)	$(5,406,167)	$(1,221,773)	$(3,710,827)	$(446,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,425	34,828	8,090	26,035	5,675
Amortization of intangibles	1,131	3,339	1,550	2,714	1,044
Share-based compensation	435,642	849,625	231,909	639,644	6,219
Change in fair value of derivative liabilities	860,275	968,840	(1,571)	106,994	-
Changes in operating assets and liabilities:
Inventory	-	(43,544)		(13,023)	(30,521)
Prepaid expenses	4,643	4,994	(59,812)	(40,461)	(19,000)
Other assets	-	-	(8,715)	(8,000)	(2,715)
Accounts payable and accrued expenses	104,179	275,116	70,278	207,806	52,582
Net Cash Used In Operating Activities	(1,100,342)	(3,312,969)	(980,044)	(2,789,118)	(433,065)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for machinery and equipment	(35,500)	(160,172)	(80,275)	(143,433)	(71,187)
Cash paid for intangibles	(11,715)	(43,495)	(31,452)	(36,397)	(28,010)
Net Cash Used In Investing Activities	(47,215)	(203,667)	(111,727)	(179,830)	(99,197)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from promissory note	-	-	30,000	-	30,000
Repayment of promissory note	-	-	(30,000)	-	(30,000)
Proceeds from issuance of common stock	2,562,896	3,332,584	4,276,627	5,011,314	35,001
Proceeds from issuance of preferred stock	-	-	-	-	530,000
Proceeds from the exercise of warrants	10,000	10,000	-	-	-
Proceeds received from convertible note	-	-	655,000	-	655,000
Net Cash Provided By Financing Activities	2,572,896	3,342,584	4,931,627	5,011,314	1,220,001

Net Increase (decrease) in Cash	1,425,339	(174,052)	3,839,856	2,042,366	687,739

Cash - Beginning of Period	2,730,105	4,329,496	489,640	687,739	-

Cash - End of Period	$4,155,444	$4,155,444	$4,329,496	$2,730,105	$687,739

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$-	$-	$-	$-	$-
Interest	$-	$-	$984	$-	$984

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock compensation payable	$72,177	$146,016	$33,063	$101,045	$5,857
Warrants issued for stock issuance costs	$165,719	$165,719	$206,715	$206,715	$-
Conversion of convertible notes into common stock	$-	$-	$655,000	$655,000	$-
Reclassification of derivative liability to additional paid in capital	$16,974	$-	$-	$-	$-

See accompanying notes to the consolidated financial statements

F-20

AKOUSTIS TECHNOLOGIES, INC.

Notes to the Consolidated Financial Statements

June 30, 2016

Note 1. Organization

Akoustis Technologies, Inc. (formerly known as Danlax, Corp.) (“the Company”) was incorporated under the laws of the State of Nevada, U.S. on April 10, 2013. The Company operates in the telecommunications and fiber optics sector and is based in Huntersville, North Carolina.  The mission of the Company is to commercialize and manufacture its patent-pending BulkOne™ acoustic wave technology to address the critical frequency-selectivity requirements in today’s mobile smartphones – improving the efficiency and signal quality of mobile wireless devices and enabling The Internet of Things.

The Merger

On May 22, 2015, Akoustis Acquisition Corp., the Company’s wholly owned subsidiary, a corporation formed in the State of Delaware on May 15, 2015 (“Acquisition Sub”) merged (the “Merger”) with and into Akoustis, Inc., a corporation incorporated in the State of Delaware on May 12, 2014. Akoustis, Inc., was the surviving corporation in the Merger and became a wholly owned subsidiary of the Company. All of the outstanding stock of Akoustis, Inc., was converted into shares of the Company’s Common Stock, as described in more detail below.

At the closing of the Merger, each of the 11,671 shares of Common Stock and the 5,300 shares of preferred stock of Akoustis, Inc. issued and outstanding immediately prior to the closing of the Merger was exchanged for 324.082 shares of the Company’s Common Stock. As a result, an aggregate of 5,500,006 shares of the Company’s Common Stock were issued to the holders of Akoustis Inc. stock.

In connection with the Merger and pursuant to a Split-Off Agreement, the Company transferred all pre-Merger assets and liabilities to the Company’s pre-Merger majority stockholder, in exchange for the surrender by him and cancellation of 9,854,019 shares of the Company’s Common Stock, resulting in 3,000,005 shares of the Company’s Common Stock outstanding at the time of the Merger. These cancelled shares will resume the status of authorized but unissued shares of the Company’s Common Stock.

As a result of the Merger and Split-Off, the Company discontinued its pre-Merger business and acquired the business of Akoustis, Inc., and will continue the existing business operations of Akoustis, Inc.

The Merger was accounted for as a “reverse merger,” and Akoustis, Inc., was deemed to be the accounting acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Akoustis, Inc. and will be recorded at the historical cost basis, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Akoustis, Inc., historical operations of the Company, and operations of the Company and its subsidiaries from the closing date of the Merger. As a result of the issuance of the shares of the Company’s Common Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended. All historical share amounts of the accounting acquirer were retrospectively recast to reflect the share exchange.

F-21

Also on May 22, 2015, the Company changed its fiscal year from a fiscal year ending on July 31 of each year to one ending on March 31 of each year. On August 11, 2016, the Board of Directors adopted a resolution to change the fiscal year end from March 31 to June 30.

Since inception through June 30, 2016, the Company has not generated any revenue from operations and has accumulated losses of $6,674,813.

The Financing

On May 22, 2015, concurrently with the closing of the Merger, and as a condition to the Merger, the Company held a closing on a private placement offering (the “2015 Offering”) in which the Company sold 3,101,104 shares of its Common Stock, at a purchase price of $1.50 per share. On June 10, 2015, the Company completed a second and final closing of the private placement offering in which the Company sold an additional 261,000 shares of Common Stock. In total, the Company sold an aggregate of 3,362,104 shares of Common Stock. The aggregate gross proceeds from the 2015 Offering was $5,043,206 (before deducting placement agent fees and offering expenses of $801,579).

As a result of the foregoing, the Placement Agents and their sub-agents were paid aggregate commissions of $486,976 and were issued 2015 Placement Agent Warrants to purchase an aggregate of 324,650 shares of our Common Stock. We were also required to reimburse the Placement Agents approximately $77,150 of legal expenses incurred in connection with the 2015 Offering.

During April and May 2015, $655,000 principal amount of convertible notes of Akoustis, Inc., were converted into 436,806 shares of Common Stock of the Company on the same terms as the other investors in the 2015 Offering at a conversion price of $1.50 per share.

On August 6, 2015, the Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 for the public offering by selling stockholders of up to 7,876,310 shares of its Common Stock (which includes outstanding shares of Common Stock, shares underlying warrants and shares that may become issuable pursuant to an anti-dilution provision applicable to certain of the outstanding shares) pursuant to registration rights granted in connection with the 2015 Offering. The SEC declared the Form S-1 effective on October 20, 2015.

F-22

The 2016 Offering

On March 10, 2016, the Company held a closing of a private placement offering (the “March 2016 Offering”) in which it sold 494,125 shares of Common Stock at a fixed purchase price of $1.60 per share (the “2016 Offering Price”), for aggregate gross proceeds of $790,600 (before deducting legal expenses of $20,913 for the March 2016 Offering).

On April 14, 2016, the Company held closings of a private placement offering (the “April 2016 Offering”) in which the Company sold 1,741,185 shares of Common Stock at a fixed purchase price of $1.60 per share (the “2016 Offering Price”), for aggregate gross proceeds of $2,785,896 (before deducting expenses of $223,000 for legal services and agent commissions of the April 2016 Offering).

Investors in the shares were given anti-dilution protection with respect to the shares of Common Stock sold in the April 2016 Offering such that if, during the period from the closing of the April 2016 Offering until 90 days after the date on which the registration statement that the Company is required to file under a Registration Rights Agreement with the  investors is declared effective by the SEC, the Company shall issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under the Company’s 2015 Equity Incentive Plan and certain issuances of securities in connection with credit arrangements, equipment financings, lease arrangements or similar transactions) for a consideration per share less than the 2016 Offering Price (as adjusted for any subsequent stock dividend, stock split, distribution, recapitalization, reclassification, reorganization or similar event) (the “Lower Price”), each such investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such investor, will equal the number of shares of Common Stock that such investor’s Offering subscription amount would have purchased at the Lower Price. As of mid-October 2016, the anti-dilution rights expired.

In connection with the April 2016 Offering, the Company agreed to pay the Placement Agents a cash commission of 8% of the gross proceeds raised from investors first contacted by the Placement Agents in the 2016 Offering. In addition, the Placement Agents received warrants to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold in the April 2016 Offering, with a term of five (5) years and an exercise price of $1.60 per share (the “2016 Placement Agent Warrants”). Any sub-agent of the Placement Agents that introduced investors to the 2016 April Offering was entitled to share in the cash fees and warrants attributable to those investors as described above.

As a result of the foregoing, the Placement Agents and their sub-agents were paid an aggregate commission of $196,752 and were issued 2016 Placement Agent Warrants to purchase an aggregate of 153,713 shares of Common Stock. The Company was also required to reimburse the Placement Agents approximately $17,500 of legal expenses incurred in connection with the 2016 Offering, of which $7,500 was paid by the issuance of 4,690 shares of Common Stock (valued at the 2016 Offering Price).

F-23

Note 2.  Going Concern and Management Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2016, the Company had working capital of $3,710,160 and an accumulated deficit of $6,674,813.  The Company has not generated any revenues from operations and incurred net losses since inception. As of June 30, 2016, the Company had cash and cash equivalents of $4,155,444. The Company estimates that the $2.8 million of cash and cash equivalents as of October 25, 2016, and the future receipts from National Science Foundation/Small Business Innovation Research (“NSF/SBIR”) grants already awarded will be sufficient to fund its operations through March 31, 2017. In order to fund operations past that date, the Company will need to raise additional capital, through the sale of additional equity securities, through additional grants, or otherwise, to support future operations. There is no assurance that the Company’s projections and estimates are accurate. Although the Company is actively managing and controlling the Company’s cash outflows to mitigate these risks, these matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s primary sources of operating funds since inception have been equity and note financings and grants. The Company intends to raise additional capital through private debt and equity investors in order to accomplish its business plan objectives and is continuing its efforts to secure additional funds through debt or equity instruments and grants. Management believes that it will be successful in obtaining additional financing based on its history of raising funds; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds it raises will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Note 3. Summary of significant accounting policies

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Akoustis, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-24

Use of estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(1)	Fair value of long–lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long–lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long–lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under–performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(2)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry–forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred a loss, (b) general economic conditions, and (c) other factors.

(3)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk free rate(s) to value share options and similar instruments.

(4)	Estimates and assumptions used in valuation of derivative liability: Management utilizes a binomial option pricing model to estimate the fair value of derivative liabilities. The model includes subjective assumptions that can materially affect the fair value estimates.

F-25

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015, the Company had cash and cash equivalents of $4,155,444, $4,329,496, $2,730,105 and $687,739, respectively. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits.

Inventory

Inventory is stated at lower of cost or market using the first-in, first-out (FIFO) valuation method. Inventory was comprised of the following at June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015:

	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Finished goods held for resale	$43,544	$-	$43,544	$-
Raw materials	-	-	-	30,521
	$43,544	$-	$43,544	$30,521

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight–line method on the various asset classes over their estimated useful lives, which range from three to ten years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred.

Intangible assets, net

Intangible assets consist of patents and trademarks. Applicable long–lived assets are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management’s judgment. Patents are amortized on the straight-line method over their useful lives of 15 years.

F-26

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated undiscounted cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Based on its assessments, the Company did not record any impairment charges for the three months ended June 30, 2016, the years ended June 30, 2016, June 30, 2015 and March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses, and convertible notes payable approximate fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value measurements are categorized using a valuation hierarchy for disclosure of the inputs used to measure fair value, which prioritize the inputs into three broad levels:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date, and include those financial instruments that are valued using models or other valuation methodologies.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

F-27

Derivative Liability

The Company evaluates its convertible debt, options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. The change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock.  Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.

The Company utilizes a binomial option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company records the change in the fair value of the derivative as other income or expense in the consolidated statements of operations.

Grant income

During the three months ended June 30, 2016, the Company received grant funds of $20,500. During the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015, the Company received grant funds of $254,834, $167,499, $264,333 and $137,500, respectively. The Company recognizes nonrefundable grant revenue when it is received and reports this revenue as “Grant income” on the consolidated statements of operations.

F-28

Research and Development

Research and development expenses are charged to operations as incurred.

Advertising and marketing costs

The Company expenses advertising and marketing costs as incurred. These amounts were immaterial for the three months June 30, 2016, the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015.

Equity–based compensation

The Company recognizes compensation expense for all equity–based payments in accordance with ASC 718 “Compensation – Stock Compensation“. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

F-29

The Company accounts for share–based payments granted to non–employees in accordance with ASC 505-40, “Equity Based Payments to Non–Employees”. The Company determines the fair value of the stock–based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. The fair value of the equity instruments is re-measured each reporting period over the requisite service period.

Income taxes

The Company applies the elements of ASC 740–10 “Income Taxes” regarding accounting for uncertainty in income taxes. This clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of March 31, 2016, no liability for unrecognized tax benefits was required to be reported. The Company does not expect that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. The Company’s policy is to recognize interest and penalties related to tax matters in the income tax provision on the Statement of Operations. There was no interest and penalties for the periods ended June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015.

Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred taxes. Deferred tax assets and/or liabilities, if any, are classified as current and non–current based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. Valuation allowances are recorded to reduce deferred tax assets to that amount which is more likely than not to be realized.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to Common Stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of Common Stock equivalents. In periods when losses are reported, which is the case for the three months ended June 30, 2016, the years ended June 30, 2016, June 30, 2015 and March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes Common Stock equivalents because their inclusion would be anti-dilutive.

F-30

The Company had the following Common Stock equivalents at June 30, 2016, June 30, 2015, March 31, 2016 and 2015:

	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Options	160,000	160,000	160,000	—
Warrants	471,697	324,650	324,650	—
Totals	631,697	484,650	484,650	—

Shares outstanding

Shares outstanding include shares of restricted stock with respect to which restrictions have not lapsed. Restricted stock included in reportable shares outstanding was 1,361,055, 546,886, 1,353,055 shares and 623,855 shares as of June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015, respectively. Shares of restricted stock are included in the calculation of weighted average shares outstanding.

Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation. The reclassifications did not have an impact on net loss as previously reported.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-15, “Presentation of Financial Statements-Going Concern”.  The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2013-300—Presentation of Financial Statements (Topic 205): Disclosure of Uncertainties about an Entity’s Going Concern Presumption, which has been deleted. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently evaluating the effects of ASU 2014-15 on the consolidated financial statements.

In July 2015, the FASB issued the FASB Accounting Standards Update No. 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory” (“ASU 2015-11”). The amendments in this Update do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015-11 on the consolidated financial statements.

F-31

In November 2015, the FASB issued Accounting Standards Update ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”, which will require entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present deferred tax assets and deferred tax liabilities as current and noncurrent in a classified balance sheet. The ASU may be applied either prospectively or retrospectively. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual period. The Company is currently evaluating the effects of ASU 2015-17 on the consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. The update addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted only for certain portions of the ASU related to financial liabilities. The Company is currently evaluating the impact of the provisions of this new standard on the consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (topic 842). The FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The updated guidance is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

In April 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation” (topic 718). The FASB issued this update to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

In August 2016, the FASB issued Accounting Standards Update 2016-15 (ASU 2016-15), “Classification of Certain Cash Receipts and Cash Payments”. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method to each period should be presented. The Company is currently evaluating the effect of this update on its consolidated financial statements.

F-32

Subsequent events

The Company has evaluated events that occurred subsequent to June 30, 2016 and through the date the consolidated financial statements were issued.

Note 4. Property and equipment

Property and equipment consisted of the following:

	Estimated Useful Life	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Research and development equipment	3 – 10 years	$226,372	$70,091	$192,672	$66,095
Computer equipment	5 years	16,783	12,892	14,983	4,367
Furniture and fixtures	5 – 10 years	3,725	3,725	3,725	725
Leasehold improvements	*	3,240	3,240	3,240	—
		250,120	89,948	214,620	71,187
Less: Accumulated depreciation		(43,135)	(8,307)	(31,710)	(5,675)
Total		$206,985	$81,641	$182,910	$65,512

(*) Amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever period is shorter.

The Company recorded depreciation expense of $11,425 for three months ended June 30, 2016. The Company recorded depreciation expense of $34,828, $8,090, $26,035 and $5,675 for the years ended June 30, 2016, June 30, 2015 and March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015, respectively.

Note 5. Intangible assets

The Company’s intangible assets consisted of the following:

	Estimated useful life	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Patents	15 years	$74,562	$31,067	$62,847	$26,450
Less: Accumulated amortization		(4,889)	(1,550)	(3,758)	(1,044)
Subtotal		69,673	29,517	59,089	25,406
Trademarks	—	1,560	1,560	1,560	1,560
Intangible assets, net		$71,233	$31,077	$60,649	$26,966

The Company recorded amortization expense of $1,131 for three months ended June 30, 2016. The Company recorded amortization expense of $3,339, $1,550, $2,714 and $1,044, for the years ended June 30, 2016, June 30, 2015 and March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015, respectively.

F-33

The following table outlines estimated future annual amortization expense for the next five years and thereafter:

June 30,
2017	$4,921
2018	4,921
2019	4,921
2020	4,921
2021	4,921
Thereafter	45,068
$69,673

Note 6. Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015:

	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Accounts payable	$73,400	$20,454	$49,011	$157
Accrued salaries and benefits	21,376	44,365	43,323	-
Accrued bonuses	126,575	-	93,141	-
Accrued stock-based compensation	179,079	33,063	106,902	5,857
Other accrued expenses	143,216	24,632	74,913	52,425
Totals	$543,646	$122,514	$367,290	$58,439

Note 7. Convertible notes payable

During March 2015, Akoustis, Inc. received $655,000 in proceeds from six investors upon execution of convertible notes. On April 9, 2015, one note holder converted $10,000 of his outstanding convertible note to 6,806 shares of Common Stock of the Company. On May 22, 2015, the remaining $645,000 of the notes were converted to 430,000 shares of Common Stock of the Company.

Note 8. Derivative Liabilities

Upon closing of the private placement transactions on May 22, 2015 and June 9, 2015, the Company issued 298,551 and 26,099 warrants, respectively, to purchase Common Stock with an exercise price of $1.50 and a five-year term to the placement agent. Upon closing of the April 2016 Offering, the Company issued 153,713 warrants to purchase Common Stock with an exercise price of $1.60 and a five-year term to the placement agent shares of Common Stock. The Company identified certain put features embedded in the warrants that potentially could result in a net cash settlement, requiring the Company to classify the warrants as a derivative liability.

F-34

Level 3 Financial Liabilities – Derivative warrant liabilities

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of June 30, 2016:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$1,322,729	$—	$—	$1,322,729	$1,322,729

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of June 30, 2015:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$205,144	$—	$—	$205,144	$205,144

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of March 31, 2016:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative warrant liabilities	$313,709	$—	$—	$313,709	$313,709

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period April 1, 2015 ended June 30, 2016:

Fair Value Measurement Using Level 3 Inputs
Total
Balance, April 1, 2015	$—
Issuance of derivative warrant liabilities	206,715
Change in fair value of derivative warrants	(1,571)
Balance, June 30, 2015	205,144
Change in fair value of derivative warrants	108,565
Balance, March 31, 2016	313,709
Issuance of derivative warrants	165,719
Transfer from liability to equity classification due to exercise	(16,974)
Change in fair value of derivative warrant liabilities	860,275
Balance, June 30, 2016	$1,322,729

F-35

The fair value of the derivative feature of the warrants on the issuance dates and at the balance sheet date were calculated using a binomial option model valued with the following weighted average assumptions:

	May 22, 2015	June 9, 2015	June 30, 2015	March 31, 2016	April 14, 2016	June 30, 2016
Risk free interest rate	1.57%	1.74%	1.63%	1.04%	1.08%	1.01%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expected volatility	47%	47%	47%	41%	44%	39%
Remaining term (years)	5.0	5.0	4.89 – 4.94	4.15 – 4.19	5.0	3.89 – 4.79

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the warrants’ expected term.

Remaining term: The Company’s remaining term is based on the remaining contractual maturity of the warrants.

During the three months ended June 30, 2016, the Company marked the derivative feature of the warrants to fair value and recorded a loss of $860,275, relating to the change in fair value.

During the years ended June 30, 2016, June 30, 2015 and March 31, 2016, the Company marked the derivative feature of the warrants to fair value and recorded a gain (loss) of $(968,840), $1,571 and $(106,994), respectively, relating to the change in fair value.

Note 9.  Concentrations

For the three months ended June 30, 2016, four vendors represented 32%, 16%, 15% and 13% of the Company’s purchases.

For the year ended June 30, 2016, two vendors represented 28% and 14% of the Company’s purchases. For the year ended June 30, 2015, two vendors represented 31% and 19% of the Company’s purchases. For the year ended March 31, 2016, one vendor represented 10% of the Company’s purchases. For the period May 12, 2014 (Inception) through March 31, 2015, three vendors represented 46%, 17% and 10% of the Company’s purchases.

F-36

Note 10. Stockholders’ Equity

On April 15, 2015, the Company authorized the execution and filing of Amended and Restated Articles of Incorporation with the Nevada Secretary of State, which among other things, authorized the increase in the number of authorized shares of capital stock from 75,000,000 shares of Common Stock to 310,000,000 total shares consisting of (a) 300,000,000 shares of par value $0.001 Common Stock and (b) 10,000,000 of $0.001 par value "blank check" preferred stock. As of June 30, 2016, June 30, 2015, March 31, 2016 and March 31, 2015, there were no shares of preferred stock issued and outstanding.

As a result of the Merger, an aggregate of 5,500,006 shares of the Company’s Common Stock were issued to the holders of Akoustis Inc. stock.

In connection with the Split-Off Agreement, the Company transferred all pre-Merger assets and liabilities to the Company’s pre-Merger majority stockholder, in exchange for the surrender by him and cancellation of 9,854,019 shares of the Company’s Common Stock. These cancelled shares resumed the status of authorized but unissued shares of the Company’s Common Stock. The remaining shareholders of the Company owned 3,000,005 shares of Common Stock shown as a recapitalization on the Consolidated Statement of Stockholders’ Equity.

On May 22, 2015, the Company issued 100,000 shares of Common Stock for professional services provided. These shares were expensed in the Consolidated Statement of Operations for the grant date fair value of $150,000.

During December 2015, 230,000 restricted shares were granted to two consultants pursuant to a one-year investor relations agreement with a fair value of $963,700 at June 30, 2016. The restricted shares will vest over the life of the consulting agreement. As of June 30, 2016, the Company had $757,492 in unrecognized stock-based compensation expense related to the unvested shares.

In March 2016, the above consulting agreements originally executed in December 2015 were amended so that the consultants would receive shares of Common Stock over the remaining term of the agreement in lieu of the monthly cash retainer.  Pursuant to the amended agreement, the Company granted 60,000 restricted shares to the two consultants with a fair value of $251,400 at June 30, 2016. The restricted shares will vest over the remaining life of the consulting agreement. As of June 30, 2016, the Company had $179,614, in unrecognized stock based compensation expense related to the unvested shares.

F-37

In relation to the above consulting agreements for the three months ended June 30, 2016, the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period May 12, 2014 (Inception) through June 30, 2015 the Company recorded stock–based compensation expense for the shares that have vested, which is a component of general and administrative expenses in the Consolidated Statement of Operations as follows:

		Stock Based Compensation
						For the Period from
		For the Three Months Ended	For the Year Ended	For the Year Ended	For the Year Ended	May 12, 2014 (Inception) through
	Shares Issued	June 30, 2016	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015

December 2015	230,000	$206,208	$342,811	$-	$136,603	$-
March 2016	60,000	59,653	71,786	-	12,133	-
	290,000	$265,861	$414,597	$-	$148,736	$-

As further discussed in Note 1, the Company issued 3,362,104 shares of Common Stock in connection with the private placement in May and June 2015.

As discussed in Note 1, on March 10, 2016, the Company held a closing of a private placement offering (the “March 2016 Offering”) in which it sold 494,125 shares of Common Stock at a fixed purchase price of $1.60 per share (the “2016 Offering Price”), for aggregate gross proceeds of $790,600 (before deducting legal expenses of the March 2016 Offering).

As discussed in Note 1, on April 14, 2016, the Company held closings of a private placement offering (the “April 2016 Offering”) in which the Company sold 1,741,185 shares of Common Stock at a fixed purchase price of $1.60 per share (the “2016 Offering Price”), for aggregate gross proceeds of $2,785,896 (before deducting expenses for legal services and agent commissions of the April 2016 Offering).

As of June 30, 2016, June 30, 2015, March 31, 2016 and 2015, the Company had 15,375,981, 12,469,084, 13,615,440 and 5,493,200 common shares issued and outstanding, respectively.

Stock incentive plan

2014 Stock Plan

On June 14, 2014, the Board of Directors of Akoustis Inc. adopted, and on the same date its stockholders approved, the 2014 Stock Plan which reserved a total of 1,950 shares of Common Stock of Akoustis, Inc. for issuance. The 2014 Stock Plan authorized the grant to participants of incentive stock options, nonstatutory stock options, and restricted stock awards. Shares issued under the 2014 Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for such shares, were available for future awards.

F-38

Vesting of all shares under the 2014 Stock Plan was determined by the plan administrator on a grant-by-grant basis. The typical vesting schedule provided that 25% of the shares subject to the award would vest on the first year anniversary of the date of grant, and 1/48th of the total number of shares awarded would vest on a monthly basis thereafter.

From June 14, 2014 to May 22, 2015, the date of the Merger, Akoustis Inc. issued restricted stock awards representing an aggregate of 1,925 shares of common stock of Akoustis Inc. to employees and contractors under the 2014 Stock Plan. On May 22, 2015, each of the 1,925 shares of common stock issued under the 2014 Stock Plan was exchanged for 324.082 shares of the Company’s Common Stock with the same vesting schedule applicable to the exchanged shares. Although as of May 22, 2015 there were 8,102 shares available for issuance under the 2014 Stock Plan (each of the 25 common shares remaining converted into 324.082 remaining shares of the Company), the Company no longer intends to grant awards under the 2014 Stock Plan.

2015 Equity Compensation Plan

On May 22, 2015, the Board of Directors adopted, and on the same date the stockholders approved, the 2015 Plan, which reserves a total of 1,200,000 shares of Common Stock for issuance under the 2015 Plan. The 2015 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants. The Company agreed not to grant awards under the 2015 Plan for more than 600,000 shares of Common Stock during the first year following the closing of the Merger. If an incentive award granted under the 2015 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to the Company in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2015 Plan.

In addition, the number of shares of our Common Stock subject to the 2015 Plan, any number of shares subject to any numerical limit in the 2015 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Options granted under the Plan vest as determined by the Company’s board of directors and expire over varying terms, but not more than seven years from the date of grant. In the case of an Incentive Stock Option that is granted to a 10% shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The 160,000 options were issued to four non-employee directors in May 2015.

F-39

The fair values of the Company’s options were estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

Expected term (years)	6.25
Risk-free interest rate	1.29%
Volatility	47%
Dividend yield	0%

Expected term: The Company’s expected term is based on the period the options are expected to remain outstanding. The Company estimated this amount utilizing the “Simplified Method” in that the Company does not have sufficient historical experience to provide a reasonable basis to estimate an expected term.

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the options’ expected term.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

The following is a summary of the option activity:

	Options	Weighted Average Exercise Price

Outstanding – April 1, 2015	—	$—
Exercisable –April 1, 2015	—	—
Granted	160,000	1.50
Exercised	—	—
Forfeited/Cancelled	—	—
Outstanding – June 30, 2015	160,000	$1.50
Exercisable – June 30, 2015	—	$—
Granted	—	—
Exercised	—	—
Forfeited/Cancelled	—	—
Outstanding – March 31, 2016	160,000	$1.50
Exercisable – March 31, 2016	—	$—
Granted	—	—
Exercised	—	—
Forfeited/Cancelled	—	—
Outstanding – June 30, 2016	160,000	$1.50
Exercisable – June 30, 2016 (1)	40,000	$1.50

F-40

As of June 30, 2016, the total intrinsic value of options outstanding and exercisable was $430,400 and $107,600, respectively. As of June 30, 2016, the Company has $80,732 in unrecognized stock based compensation expense attributable to the outstanding options which will be amortized over a period of 2.89 years.

For the three months ended June 30, 2016, the Company recorded $6,964 in stock-based compensation related to stock options which is reflected in the consolidated statements of operations.

For the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015, the Company recorded $28,008, $2,984, $24,028 and $0, respectively, in stock-based compensation related to stock options which is reflected in the consolidated statements of operations.

Issuance of restricted shares – employees and consultants

Restricted stock awards are considered outstanding at the time of execution by the Company and the recipient of a restricted stock agreement, as the stock award holders are entitled to dividend and voting rights. As of June 30, 2016, the number of shares granted for which the restrictions have not lapsed was 463,841 shares.

Restricted shares are valued using the share price on the date of most recent equity raise or the value of the services performed, whichever is more readily determinable. The grant date fair value of the award is recorded as share–based compensation expense over the respective restriction period. Any portion of the grant awarded to consultants as to which the repurchase option has not lapsed is accrued on the Balance Sheet as a component of accounts payable and accrued expenses. As of June 30, 2016, June 30, 2015, March 31, 2016 and 2015, the accrued stock-based compensation was $179,079, $33,063, $106,902 and $5,857, respectively. The Company has the right to repurchase some or all of such shares upon termination of the individual’s service with the Company, whether voluntary or involuntary, for 60 months from the date of termination (“repurchase option”). The shares as to which the repurchase option has not lapsed are subject to forfeiture upon termination of consulting and employment agreements.

In September 2015, the Company amended the original restricted stock agreement for certain award recipients. According to the amendment, 75% of the shares as to which the repurchase option had not lapsed as of September 30, 2015, shall be released from the repurchase option on the third anniversary of the original effective date of the agreement. The remaining 25% of the shares shall be released from the repurchase option on the fourth anniversary of the original effective date.

F-41

The following is a summary of restricted shares:

Grant Date	Shares Issued	Fair Value	Shares Vested
June 2014	307,876	$604,385	96,211
July 2014	32,408	1,469	9,452
August 2014	81,020	207,257	33,083
September 2014	129,633	260,514	32,408
March 2015	72,918	259,288	8,608
June 2015	293,000	439,500	-
November 2015	36,200	54,300	-
December 2015	300,000	1,068,700	-
January 2016	40,000	68,000	-
March 2016	60,000	251,400	-
June 2016	8,000	33,600	-

	1,361,055	$3,248,413	179,762

In relation to the above restricted stock agreements for the three months ended June 30, 2016, the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period May 12, 2014 (Inception) through June 30, 2015, the Company recorded stock–based compensation expense for the shares that have vested, as follows:

				For the Period from
For the Three Months Ended	For the Year Ended	For the Year Ended	For the Year Ended	May 12, 2014 (Inception) through
June 30, 2016	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015

$428,678	$821,617	$78,925	$465,616	$6,219

As of June 30, 2016, the Company had $2,347,898, in unrecognized stock based compensation expense related to the unvested shares.

F-42

Note 11. Commitments

Employment agreements

On June 15, 2015, the Company entered into a three-year employment agreement with the Chief Executive Officer (“CEO”). After the initial three-year term, the agreement will be automatically renewed for successive one-year periods unless terminated by either party on at least 30 days’ written notice prior to the end of the then-current term. The CEO’s annual base salary is $150,000 and is subject to increase or decrease on each anniversary as determined by the Board of Directors. The CEO is eligible, at the discretion of our Board of Directors, to receive an annual cash bonus of up to 100% of the annual base salary, which may be based on the Company achieving certain operational, financial or other milestones (the “Milestones”) that may be established by the Board of Directors. The CEO is entitled to receive stock options or other equity incentive awards under the 2015 Plan as and when determined by the Board, and is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by the Company, for the executives. The CEO and his dependents are also entitled to participate in any of the employee benefit plans subject to the same terms and conditions applicable to other employees. The CEO will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. In the event that the CEO is terminated by the Company without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, the CEO would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 24 months commencing on the effective date of his termination (the “Severance Period”) (in the case of termination by the executive for Good Reason, reduced by any cash remuneration paid to him because of any other employment or self-employment during the Severance Period), and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, the Board of Directors has, in its sole discretion, otherwise determined an amount of the CEO’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before the CEO employment terminated, (z) any unvested stock options, restricted stock or similar incentive equity instruments will vest immediately. For the duration of the Severance Period, the CEO will also be eligible to participate in our benefit plans or programs, provided the CEO was participating in such plan or program immediately prior to the date of employment termination, to the extent permitted under the terms of such plan or program (collectively, the “Termination Benefits”). If the CEO’s employment is terminated during the term by the Company for Cause, by the CEO for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to the CEO as a result of a Permanent Disability (as defined in his employment agreement).

F-43

On June 15, 2015, the Company also entered into employment agreements with each of the Vice President of Business Development, the Vice President of Operations, and the Chief Financial Officer. Each of these employment agreements has substantially the same terms as that of the CEO described above, except as follows:

	Term	Base Salary	Eligible Bonus % of Base Salary	Severance Period
Vice President of Business Development	2 years	$136,000	50%	6 months
Vice President of Operations	2 years	$136,000	50%	6 months
Chief Financial Officer	2 years	$145,000	50%	6 months

In addition, in accordance with each such employment agreement, each of these executives received a restricted stock award under the 2015 Plan for the number of shares of the Company’s common stock shown below. These restricted stock awards are subject to a repurchase option in favor of the Company that lapses over a four-year period, as follows: the repurchase option on 50% of the shares will lapse at the end of two years from date of issuance, and the repurchase option on 25% of the shares will lapse at the end of each of the third and fourth years from date of issuance.

	Number of Shares of Restricted Stock	Grant Date Fair Value
Vice President of Business Development	110,000	$165,000
Vice President of Operations	38,000	$57,000
Chief Financial Officer	145,000	$217,500

Operating leases

In July 2014, Akoustis, Inc. entered into a 24–month lease agreement for office space located in Cornelius, North Carolina, terminating on June 30, 2016. Under the agreement, total annual rent is $24,000 with the option to renew the lease for two additional one year terms.

In April 2015, Akoustis, Inc. entered into a new lease agreement for office space in Huntersville, NC. The lease is for a three-year term with monthly base rent payments of approx. $3,800 and requires a deposit of $10,000. At the time of the execution of the new lease, the original lease for the existing office space had 14 months remaining on the existing two-year agreement. Akoustis, Inc. negotiated with the landlord to pay $16,000 for an eight-month termination fee, which includes rent through May 15, 2015.

The operating leases provide for annual real estate tax and cost of living increases and contain predetermined increases in the rentals payable during the term of the lease. The aggregate rent expense is recognized on a straight-line basis over the lease term. The total lease rental expense was $13,822 for the three months ended June 30, 2016.

The total lease rental expense was $55,186, $42,808, $66,556 and $19,613 for the years ended June 30, 2016, June 30, 2015, March 31, 2016 and the period May 12, 2014 (Inception) through March 31, 2015, respectively.

F-44

Total future minimum payments required under the new operating lease are as follows.

Year Ending June 30,
2017	$47,203
2018	40,314
$87,517

Note 12. Related Party Transactions

Offering and convertible notes

Akoustis, Inc. was founded on May 12, 2014. In June 2014, the founders and angel investors contributed $530,000 in a series-seed equity financing.

In March 2015, the Company executed a stock purchase agreement for $35,000 with an investor to offset legal and audit expenses related to the Merger and private placement offering. In April 2015, one of the convertible noteholders converted $10,000 of his convertible note into shares of Akoustis, Inc. Common Stock in order to enable the Company to qualify for additional matching funds from NSF. As a result, the net note investment remaining was $645,000, which, in accordance with the terms of the convertible notes, converted into Common Stock of the Company on the same terms as the other investors in the Company’s private placement offering referred to below, at a conversion price of $1.50 per share.

Of the $530,000 raised by Akoustis, Inc., in June 2014, the CEO was the largest investor at $175,000. The CEO also purchased $200,000 principal amount of Akoustis, Inc., convertible notes in March 2015 and in addition, he participated in the 2015 Offering, purchasing 134,000 shares of Common Stock for an aggregate purchase price of $201,000 (of which $200,000 was paid by conversion of the convertible note). He also participated in the 2016 Offering, purchasing 93,750 shares of Common Stock for an aggregate purchase price of $150,000.

Furthermore, a firm owned by the CEO (Raytech, LLC) loaned Akoustis, Inc., $30,000 to assist in purchase of test and measurement equipment required to evaluate the performance of the technology demonstrators. The loan was a 12-month simple interest note and was repaid in full in March 2015.

A Director since May 22, 2015 participated in the $530,000 equity financing of Akoustis, Inc., in June 2014 by investing $50,000 and participated in the 2015 Offering, purchasing 17,000 shares of Common Stock for an aggregate purchase price of $25,500.

The Vice President of Operations since May 18, 2015, received payments for consulting services of $27,426 for Akoustis, Inc. under an independent contractor agreement from May 14, 2014 to May 18, 2015 when he became an employee of the Company. In addition, the Vice President of Operations since May 18, 2015, participated in the 2015 Offering, purchasing 17,000 shares of Common Stock for an aggregate purchase price of $25,500 and participated in the 2016 Offering, purchasing 6,250 shares of Common Stock for an aggregate purchase price of $10,000.

F-45

A Director since May 22, 2015, participated in the $530,000 financing of Akoustis, Inc., in June 2014 by investing $100,000. He also purchased $225,000 principal amount of Akoustis, Inc., convertible notes in March 2015. and at Akoustis, Inc.’s request and to qualify Akoustis, Inc. for an NSF matching award in April 2015, he also purchased 21 shares of Akoustis, Inc.’s Common Stock pre-Merger (6,806 shares of our Common Stock post-Merger) for an aggregate purchase price of $10,000 paid by partial conversion of the convertible note. In addition, the Director participated in the 2015 Offering, purchasing 144,000 shares of Common Stock for an aggregate purchase price of $216,000 (of which $215,000 was paid by conversion of the convertible note) and he also participated in the 2016 Offering, purchasing 35,000 shares of Common Stock for $56,000.

The brother of the CEO participated in the $530,000 equity financing of Akoustis, Inc., in June 2014 by investing $80,000. The CEO’s brother also purchased $130,000 principal amount of Akoustis, Inc., convertible notes in March 2015 and participated in the 2015 Offering, purchasing 90,000 shares of Common Stock for an aggregate purchase price of $135,000 (of which $130,000 was paid by conversion of the convertible note). He also participated in the 2015 Offering, purchasing 100,000 shares of Common Stock for an aggregate purchase price of $150,000.

A stockholder, who beneficially owns approximately 15.4% of the Common Stock as of June 27, 2016, participated in the 2015 Offering, purchasing 135,000 shares of Common Stock for an aggregate purchase price of $202,500 and participated in the 2016 Offering purchasing 250,000 shares of Common Stock for $400,000. The stockholder is also a party to the Registration Rights Agreement with respect to all of his shares.

A Director since May 22, 2015 and Co-Chairman since May 11, 2016 participated in the 2016 Offering, purchasing 125,000 shares of Common Stock for an aggregate purchase price of $200,000.

A Director since May 22, 2015 and Co-Chairman since May 11, 2016 participated in the 2016 Offering, purchasing 10,000 shares of Common Stock for an aggregate purchase price of $16,000.

Furthermore, AEG Consulting, a firm owned by a Co-Chairman received $4,013, $10,238, $7,700, $9,463 and $3,462 for consulting fees for the three months ended June 30, 2016, for the years ended June 30, 2016, June 30, 2015 and March 31, 2016, and the period May 12, 2014 (Inception) through March 31, 2015, respectively.

The Chief Financial Officer since June 15, 2015, and VP of Business Development since May 6, 2015 participated in the 2016 Offering. The CFO purchased 9,375 of Common Stock for an aggregate purchase price of $15,000 while the VP of Business Development purchased 6,250 shares of Common Stock for an aggregate purchase price of $10,000.

F-46

Inventory Purchase

In March 2016, the Company purchased inventory from Big Red LLC (“Big Red”), a company formed by the CEO, the brother of the Company’s CEO, the VP of Operations and one additional party. The transaction for $43,544 was executed so the Company could pursue commercialization of the amplifier inventory purchased. The Company will utilize this inventory and related technology to process and sell the amplifiers. The CEO and VP of Operations assigned their interests in Big Red to other parties in March of 2016.

License Agreement

In April 2016, the Company entered into a license agreement with Big Red. The license agreement was executed so that the Company could pursue commercialization of amplifier inventory purchased from Big Red in March 2016. The Company will utilize this inventory and related technology to process and sell the amplifiers. Future revenue from sales utilizing the amplifier technology will result in a license fee paid to Big Red according to the following schedule:

Net Sales	Royalty Percentage
$0 - $500,000	5.00%
$500,000 - $1,000,000	4.00%
$1,000,000 - $2,000,000	3.50%
$2,000,000 – $5,000,000	3.00%
$5,000,001 and over	2.00%

Note 13. Income Taxes

The Company had no income tax expense due to operating losses incurred for the three months ended June 30, 2016 and the years ended June 30, 2016 and March 31, 2016 and the period from May 14, 2014 (Inception) through March 31, 2015.

F-47

The provision for/(benefit from) income tax differs from the amount computed by applying the statutory federal income tax rate to income before the provision for/(benefit from) income taxes. The sources and tax effects of the differences are as follows:

	Three Months Ended June 30, 2016	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015	For the Year Ended March 31, 2016	For the Period May 12, 2014 (Inception) Through March 31, 2015
Income taxes at Federal statutory rate	(34.00)%	(34.00)%	(34.00)%	(34.00)%	(34.00)%
State income taxes, net of Federal income tax benefit	(2.63)%	(2.60)%	(2.64)%	(2.54)%	(3.96)%
Permanent differences	0.06%	0.22%	4.10%	1.06%	0.00%
Change in Valuation Allowance	36.57%	36.09%	32.54%	35.32%	37.96%
State tax rate change	0.00%	0.29%	0.00%	0.16%	0.00%
Income Tax Provision	0.00%	0.00%	0.00%	0.00%	0.00%

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are as follows:

	June 30, 2016	June 30, 2015	March 31, 2016	March 31, 2015
Net Operating Loss Carryforwards	$1,711,488	$368,961	$1,264,686	$159,721
Share-based compensation	396,264	69,524	236,645	–
Change in derivative liability	315,205	–	–	–
Other	(22,365)	9,713	(21,324)	9,713
	2,400,592	448,198	1,480,007	169,434
Valuation Allowance	(2,400,592)	(448,198)	(1,480,007)	(169,434)
Net Deferred Tax Assets	$-	$-	$–	$–

At June 30, 2016, the Company had approximately $4,671,000 of federal and state net operating loss carryovers that may be available to offset future taxable income.

The net operating loss carry overs, if not utilized, will expire in stages beginning 2035.

Based on a history of cumulative losses at the Company and the results of operations for the years ended June 30, 2016 and March 31, 2016, the Company determined that it is more likely than not it will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the deferred tax assets is required. The net change in the valuation allowance during the year ended June 30, 2016 was an increase of approximately $1,952,000.

F-48

Due to the merger on May 22, 2015, Akoustis Technologies Inc.'s previous net operating losses may be significantly limited. The Company has not performed a detailed analysis to determine whether an ownership change under IRC Section 382 or similar rules has occurred. The effect of an ownership change would be the imposition of annual limitation on the use of NOL carryforwards attributable to periods before the change. Any limitation may result in expiration of a portion of the NOL before utilization. The Company recognizes interest and penalties related to uncertain tax positions in selling, general and administrative expenses. The Company has not identified any uncertain tax positions requiring a reserve as of June 30, 2016.

14.      Transition Period Comparative Data

	Three months ended	Three months ended
	June 30, 2016 (Audited)	June 30, 2015 (Unaudited)

Operating Data:
Expenses
Research and development	$709,314	$228,125
General and administrative	968,734	625,917
	1,678,048	854,042
Other income (expenses)
Grant income	20,500	29,999
Interest income	186	175
Change in fair value of warrant derivative liability	(860,275)	1,571
Total other income (expenses)	(839,589)	31,745

Net loss for the period	$(2,517,637)	$(822,297)

Loss per share - basic and diluted	$(0.17)	$(0.11)

Weighted average number of shares outstanding – basic and diluted	15,111,088	7,823,683

Cash flow Data:
Net cash used in operating activities	$(1,100,342)	$(576,492)
Net cash used in investing activities	(47,215)	(23,378)
Net cash provided by financing activities	2,572,896	4,241,627
Net increase in cash for the period	$1,425,339	$3,641,757

F-49

Note 15. Subsequent Events

Issuance of Restricted Stock

Restricted Stock Awards were executed by two non-executive employees in the amounts of (1) 8,000 common shares on August 9, 2016 and (2) 20,000 common shares on July 6, 2016. Both Restricted Stock Awards are subject to a repurchase option in favor of the Company that lapses over a four-year period, as follows: the repurchase option on 50% of the shares will lapse at the end of two years from the date of issuance, and the repurchase option on 25% of the shares will lapse at the end of each of the third and fourth years from the date of issuance. The shares were issued to the following groups of individuals:

On August 11, 2016 the Board of Directors approved the issuance of 40,000 common shares to consultants. The shares have a grant date fair value of $147,600 and vest immediately.

On August 11, 2016, the Board of Directors approved the issuance of the following Restricted Stock Awards for a total of 383,000 common shares. These restricted stock awards are subject to a repurchase option in favor of the Company that lapses over a four-year period, as follows: the repurchase option on 50% of the shares will lapse at the end of two years from the date of issuance, and the repurchase option on 25% of the shares will lapse at the end of each of the third and fourth years from the date of issuance. The shares were issued to the following groups of individuals:

a)	Four Board Members, including two Co-Chairmen, received 22,000 common shares each

b)	Nine non-executive employees received 172,000 common shares

c)	CEO received 36,000 common shares

d)	CFO received grant for 30,000 common shares

e)	Vice President of Business Development and Vice President of Operations received 20,000 common shares each

f)	One contractor received 10,000 common shares, and

g)	One contractor who is a related party received 7,000 common shares

F-50

AKOUSTIS TECHNOLOGIES, INC.

3,397,536 Shares of Common Stock

PROSPECTUS

June 5, 2017